As filed with the Securities and Exchange Commission on June 13, 2006

Registration No. 333-133361

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________

REGISTRATION STATEMENT ON FORM S-1 /A
UNDER
THE SECURITIES ACT OF 1933

____________

VIEWPOINT FINANCIAL GROUP
 (Exact name of registrant as specified in its charter)

United States (State or other jurisdiction of incorporation or organization)	6035 Primary Standard Industrial Classification Code Number)	20-4484783 (I.R.S. Employer Identification No.)

1309 W. 15th Street, Plano, Texas 75075
(972) 578-5000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

____________

Garold R. Base, President and Chief Executive Officer
ViewPoint Financial Group
1309 W. 15th Street
Plano, Texas 75075
(972) 578-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:
Michael S. Sadow, PC
Martin L. Meyrowitz, P.C.
Beth A. Freedman, Esq.
SILVER, FREEDMAN & TAFF, L.L.P.
(a limited liability partnership including professional corporations)
1700 Wisconsin Avenue, NW
Washington, DC 20007
(202) 295-4500	Joseph G. Passaic, Jr., Esq. David Teeples, Esq. PATTON BOGGS LLP 2550 M Street, N.W. Washington, D.C. 20037 (202) 457-6000

____________

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

             If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]
             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]
             If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [  ]
             If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [  ]
	CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Common Stock, par value $.01 per share	11,604,938 shares	$10.00	$116,049,380	$12,417.28
_______________________
(1) Estimated solely for the purpose of calculating the registration fee, of which $11,780.50 was previously paid.

             The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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ViewPoint Financial Group
Proposed Holding Company for ViewPoint Bank
10,091,250 Shares of Common Stock

             ViewPoint Bank, Plano, Texas, is reorganizing into the mutual holding company form of organization. ViewPoint Bank will become a wholly owned subsidiary of ViewPoint Financial Group, a federally chartered corporation to be formed in connection with the reorganization. As part of the reorganization, ViewPoint Financial Group is offering for sale up to 10,091,250 shares of its common stock. The shares being offered represent 45.0% of ViewPoint Financial Group's outstanding common stock following the offering. After the offering, 55.0% of ViewPoint Financial Group's outstanding common stock will be owned by ViewPoint MHC, our federally chartered mutual holding company parent to be formed as part of the reorganization.

             We must sell a minimum of 7,458,750 shares to complete the offering, and we will terminate the offering if we do not sell the minimum number of shares. We may sell up to 11,604,938 shares because of regulatory considerations or changes in market or economic conditions without resoliciting subscribers. The offering is scheduled to terminate at 12:00 noon, Plano, Texas time, on _________ __, 2006. We may extend the termination date without notice to you, until _________ __, 2006, unless the Office of Thrift Supervision approves a later date, which may not be beyond _________ __, 2008.

             The minimum purchase is 25 shares of common stock. Generally, the maximum purchase that an individual may make through a single deposit account is 40,000 shares and no person, alone or together with an associate or group of persons acting in concert, may purchase more than 70,000 shares. For further information concerning the limitations on purchases of common stock, see "The Reorganization and Stock Offering–Limitations on Stock Purchases." Once submitted, orders are irrevocable unless the offering is terminated or extended beyond _________ __, 2006. If the offering is extended beyond _________ __, 2006, subscribers will have the right to modify or rescind their purchase orders. Funds received prior to the completion of the offering will be held in an account at ViewPoint Bank or, at our discretion, at another federally insured depository institution, and will bear interest at our statement savings rate, which is currently 0.50% per annum. If the offering is terminated, subscribers will have their funds returned promptly, with interest.

             Keefe, Bruyette & Woods, Inc. will use its best efforts to assist us in selling our common stock, but is not obligated to purchase any of the common stock that is being offered for sale. Subscribers will not pay any commissions to purchase shares of common stock in the offering. There is currently no public market for the common stock. Keefe, Bruyette & Woods has advised us that it intends to make a market in the common stock, but is under no obligation to do so. We expect that the common stock of ViewPoint Financial Group will be quoted on The NASDAQ National Market under the symbol "VPFG."

This investment involves risk, including the possible loss of principal.

Please read the "Risk Factors" beginning on page 16.

TERMS OF THE OFFERING

	Minimum	Maximum	Maximum, as adjusted

Per Share Price	$10.00	$10.00	$10.00
Number of Shares	7,458,750	10,091,250	11,604,938
Underwriting Commission	$664,000	$906,000	$1,046,000
Other Expenses	$1,750,000	$1,750,000	$1,750,000
Net Proceeds to ViewPoint Financial Group	$72,174,000	$98,257,000	$113,253,000
Net Proceeds Per Share	$9.68	$9.74	$9.76

             See "The Reorganization and Stock Offering – Plan of Distribution and Marketing Arrangements" for a complete description of the underwriting commission paid in connection with this offering.

             These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

             Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved these securities or has determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For information on how to subscribe, call the Stock Information Center at (___) ___-____.
__________________

KEEFE, BRUYETTE & WOODS
 __________________

The date of this prospectus is __________ __, 2006

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SUMMARY

             The following summary explains selected information regarding the reorganization, the offering of common stock by ViewPoint Financial Group and the business of ViewPoint Bank. We have included a summary of material information; however, no summary can contain all the information that may be important to you. For additional information, you should read this prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements.

Overview

            As part of the reorganization to the mutual holding company form of ownership, ViewPoint Financial Group is conducting this offering of between 7,458,750 and 10,091,250 shares of common stock to raise additional capital to support operational growth. The shares purchased in this offering will constitute 45.0% of the outstanding shares of ViewPoint Financial Group, and the remaining 55.0% of its shares will be owned by ViewPoint MHC, as required by regulations of the Office of Thrift Supervision. The offering includes a subscription offering in which certain persons, including depositors of ViewPoint Bank, have prioritized subscription rights. There are limitations on how many shares a person may purchase. The amount of capital being raised is based on an appraisal of ViewPoint Financial Group and a decision by management to offer 45.0% of our shares of common stock to the public. Most of the terms and requirements of this offering are required by regulations of the Office of Thrift Supervision. The same directors and certain officers who manage ViewPoint Bank will manage ViewPoint Financial Group and ViewPoint MHC.

The Companies

ViewPoint Financial Group

             ViewPoint Financial Group will be the mid-tier holding company for ViewPoint Bank when our change in structure is complete. It is not currently an operating company and has not engaged in any business to date. ViewPoint Financial Group will be chartered under federal law and will own 100% of the stock of ViewPoint Bank. After completion of the reorganization, ViewPoint Financial Group will direct ViewPoint Bank's business activities and may, in the future, acquire or organize other operating subsidiaries, including other financial institutions or other financial services companies, although it currently has no specific plans or agreements to do so. ViewPoint Financial Group's main office is located at 1309 W. 15th Street, Plano, Texas 75075 and its telephone number is (972) 578-5000.

ViewPoint Bank

             ViewPoint Bank is a federal mutual savings bank that converted on January 1, 2006 from a state-chartered credit union known as Community Credit Union. As of March 31, 2006, we had 34 full service offices, including 19 in-store locations. Of our 19 in-store locations, 15 are located in Albertsons grocery stores. Albertsons recently sold its stores in Texas. We are currently aware that two Albertsons stores in which we have in-store locations are expected to be closed in early August 2006. The impact of this sale, if any, on our remaining 13 Albertsons in-store locations is not yet known but in any event is not expected to have a material effect on our operations.

             We are changing our structure by becoming a stock savings bank. Unless the context indicates otherwise, references to ViewPoint Bank prior to January 1, 2006 shall include Community Credit Union. Our executive office is located at 1309 W. 15th Street, Plano, Texas 75075 and our telephone number at this address is (972) 578-5000.

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             We operate in the Dallas/Fort Worth Metroplex, which is ranked ninth nationally in population size according to the U.S. Census Bureau. We are in the business of attracting deposits from the public through our branch network and borrowing funds to originate loans and to invest in securities. A large percentage of our loans consist of automobile loans. We also originate mortgage loans secured by one- to four-family residential real estate and commercial real estate and other consumer and commercial business loans. At March 31, 2006, our loan portfolio was comprised of 49.0% automobile loans, 35.0% one- to four-family loans (including home equity loans), 11.3% commercial real estate loans, 0.9% commercial business loans, and 3.8% other consumer loans.

             We are currently emphasizing one- to four-family residential and commercial real estate lending and reducing our focus on indirect automobile lending. This change in emphasis is a result of management's decision to reduce the risk profile of ViewPoint Bank's loan portfolio, expand our lending in our market area and to obtain compliance with Office of Thrift Supervision lending limits. See "Risk Factors - Risks Related to Our business -- Our loan portfolio possesses increased risk due to our substantial number of consumer loans," and "How We Are Regulated - ViewPoint Bank -- Office of Thrift Supervision." As required by regulations, we intend to reduce consumer loans, commercial paper and corporate debt securities, which at March 31, 2006 were 37.2% of total assets, to no more than 35.0% of total assets within three years by emphasizing the origination of residential and commercial real estate loans, and by de-emphasizing indirect automobile loans. We offer a variety of deposit accounts and emphasize customer service. Deposits, particularly money market and demand deposit accounts, are our primary source of funds for our lending and investing activities. We are subject to comprehensive regulation and examination by the Office of Thrift Supervision. At March 31, 2006, we had total assets of $1.49 billion, deposits of $1.32 billion, and equity of $107.5 million.

ViewPoint MHC

             Upon completion of our change in structure and the stock offering, ViewPoint MHC is expected to own 55.0% of the outstanding shares of ViewPoint Financial Group. Persons who had membership rights in ViewPoint Bank as of the date of the change in structure will have these rights automatically exchanged for identical rights in ViewPoint MHC after the change in structure. So long as ViewPoint MHC exists, it is required by the Office of Thrift Supervision regulations to own a majority of the voting stock of ViewPoint Financial Group. As a result, shareholders other than ViewPoint MHC will not be able to exercise voting control over most matters put to a vote of shareholders of ViewPoint Financial Group. ViewPoint MHC, through its board of directors, will be able to exercise voting control over most matters put to a vote of shareholders.

             ViewPoint MHC is not expected to engage in any business activity other than holding more than half of the shares of ViewPoint Financial Group and investing any funds retained by it. ViewPoint MHC's main office is located at 1309 W. 15th Street, Plano, Texas 75075 and its telephone number is (972) 578-5000.

Our Operating Strategy

             Our mission is to operate and grow a profitable community-oriented financial institution serving primarily retail customers and small businesses in our market area. After the reorganization and stock offering, we plan to continue our strategy of:

  retaining our essentially mutual, community oriented charter and reinvesting the proceeds of the offering consistent with our historical commitment to meet the financial needs of the communities we serve;

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  controlling operating expenses while continuing to provide quality personal service to our customers;

  growing and diversifying our loan portfolio by emphasizing the origination of one- to four-family residential mortgage loans, commercial real estate loans and secured business loans, and de-emphasizing indirect automobile lending, which will allow us to meet our qualified thrift lender requrements;

  selectively emphasizing products and services to provide diversification of revenue sources and to capture our customer's full relationship. We intend to continue to expand our business by cross selling our loan and deposit products and services to our customers;

  expanding our banking network by opening loan production offices and de novo branches, and by selectively acquiring branch offices and other financial institutions;

  enhancing our focus on core deposits, including savings and checking accounts;

  borrowing from the Federal Home Loan Bank of Dallas for interest rate risk management purposes; and

  maintaining a high level of asset quality.

For a more detailed description of our products and services, as well as our business strategy, see "Business of ViewPoint Bank" beginning on page 79.

The Reorganization

             Reorganization into a Mutual Holding Company. We do not have stockholders in our current mutual form of ownership. Our depositors currently have the right to vote on certain matters such as the election of directors and a mutual holding company reorganization. The reorganization is a series of transactions by which we will convert our corporate structure from a mutual savings bank to the mutual holding company form of ownership. Following the reorganization, ViewPoint Bank will become a federal stock savings bank subsidiary of ViewPoint Financial Group. ViewPoint Financial Group will be a majority-owned subsidiary of ViewPoint MHC. Our members will become members of ViewPoint MHC, and will continue to have the same voting rights in ViewPoint MHC as they presently have in ViewPoint Bank. As a federal stock savings bank, we will continue to be subject to the regulation and supervision of the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

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             After the reorganization, our ownership structure will be as follows:

             We are offering between 7,458,750 and 10,091,250 shares of ViewPoint Financial Group at $10.00 per share. In the event of changes in financial market conditions before we complete the offering, the offering may increase to 11,604,938 shares with the approval of the Office of Thrift Supervision and without any notice to you. If we increase the offering, you will not have the opportunity to change or cancel your stock order.

             Keefe, Bruyette & Woods will assist us in selling the stock. For further information about Keefe, Bruyette & Woods' role in the offering, see "The Reorganization and Stock Offering – Plan of Distribution and Marketing Arrangements."

Reasons for the Reorganization and the Stock Offering

             The primary reasons for the reorganization and our decision to conduct the offering are to:

  provide us with greater operating flexibility and allow us to better compete with other financial institutions;

  increase our capital to support future growth and profitability while remaining within regulatory capital requirements; and

  retain the characteristics of a mutual organization. The mutual holding company structure will allow our mutual holding company to retain voting control over most decisions to be made by ViewPoint Financial Group shareholders.

             The reorganization and the capital raised in the offering are expected to:

  help us remain an independent community bank by giving us the financial strength to grow our bank and better enable us to serve our customers in our market area;

  enable us to increase lending limits and support our emphasis on real estate lending and the development of new products and services;

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  provide additional funding to continue the growth of our branch network in our market area;

  help us retain and attract qualified management through stock-based compensation plans; and

  structure our business in a form that will enable us to access the capital markets.

             We intend to expand our branch network, primarily within our existing market area over the next few years. We do not, however, have any specific plans or arrangements for this expansion and/or any specific acquisition plans. In March 2006, we opened a commercial real estate loan production office in Houston, Texas, and in May 2006, we opened a residential real estate loan production office in the Oak Cliff section of Dallas, Texas. We also intend to open a loan production office during June 2006 in Grapevine, Texas.

Conditions to Completing the Reorganization

             We are conducting the reorganization under the terms of our plan of reorganization and stock issuance. We cannot complete the reorganization and related offering unless the plan of reorganization and stock issuance is approved by at least a majority of votes eligible to be cast by members of ViewPoint Bank, we sell at least the minimum number of shares offered and we receive the final approval of the Office of Thrift Supervision to complete the reorganization and offering.

Terms of the Offering

             We are offering the shares of common stock in a subscription offering to those with subscription rights listed below in the following order of priority:

  Depositors who held at least $50 with us on December 31, 2004;

  The ViewPoint Financial Group employee stock ownership plan;

  Depositors, other than directors and officers of ViewPoint Financial Group and ViewPoint Bank, who held at least $50 with us on March 31, 2006 who do not qualify under priority (1) above; and

  Depositors with us on ______ __, 2006, to the extent not already included in a prior category.

             If we receive subscriptions for more shares than are to be sold in this subscription offering, shares will be allocated in order of the priorities described above under a formula outlined in the plan of reorganization and stock issuance. If we increase the number of shares to be sold above 10,091,250, the employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled. Any shares remaining will be allocated in the order of priorities described above. Shares of common stock not subscribed for in the subscription offering will be offered to the general public in a direct community offering with a preference to natural persons residing in Collin, Dallas, Denton, Grayson, Rockwall and Tarrant counties, Texas and, if necessary, through a public offering. See "The Reorganization and Stock Offering" for a description of the allocation procedure.

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Purchase Limitations

             The minimum purchase is 25 shares of common stock. Generally, no individual, or individuals through a single account, may purchase more than $400,000 (40,000 shares of common stock). If any of the following persons purchase shares of common stock, their purchases, when combined with your purchases, cannot exceed $700,000 (70,000 shares):

  your spouse, or relatives of you or your spouse living in your house;

  companies or other entities in which you have a 10% or greater equity or substantial beneficial interest or in which you serve as a senior officer or partner;

  a trust or other estate if you have a substantial beneficial interest in the trust or estate or you are a trustee or fiduciary for the trust or other estate; or

  other persons who may be acting together with you (including, but not limited to, persons who file jointly a Schedule 13G or Schedule 13D Beneficial Ownership Report with the SEC).

             Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase limitations in the offering at any time. In addition, in any direct community offering or public offering, we will first fill orders for our common stock up to a maximum of 1,000 shares. Thereafter, we will allocate any remaining shares of common stock on an equal number of shares per order basis, until we fill all orders. Our tax-qualified benefit plans, including our employee stock ownership plan, are authorized to purchase up to 10% of the shares sold in the offering without regard to these purchase limitations. See "The Reorganization and Stock Offering - Limitations on Stock Purchases."

How We Determined the Offering Range and the $10.00 Price Per Share

             The independent appraisal by Feldman Financial Advisors dated as of May 31, 2006, established the offering range. This appraisal was based on our financial condition and operations and the effect of the additional capital raised in this offering. The $10.00 price per share was determined by our board of directors and is the price most commonly used in stock offerings involving reorganizations of mutual savings institutions. Feldman Financial Advisors will receive fees totaling $65,000 for its appraisal services, plus reasonable out-of-pocket expense incurred in connection with the appraisal.

             Two measures that some investors use to analyze whether a stock may be a good investment are the ratio of the offering price to the issuer's "book value" and the ratio of the offering price to the issuer's annual net income. Feldman Financial Advisors considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity and represents the difference between the issuer's assets and liabilities. Feldman Financial Advisors' appraisal also incorporated an analysis of a peer group of publicly traded thrift holding companies that Feldman Financial Advisors considered to be comparable to ViewPoint Financial Group. This analysis included an evaluation of the average and median price-to-earnings and price-to-book value ratios indicated by the market prices of the peer companies. Feldman Financial Advisors applied the peer group's pricing ratios, as adjusted for certain qualitative valuation factors to account for differences between ViewPoint Financial Group and the peer group, to ViewPoint Financial Group's pro forma earnings and book value to derive the estimated pro forma market value of ViewPoint Financial Group.

             Feldman Financial Advisors has estimated that as of May 31, 2006, the pro forma market value of ViewPoint Financial Group ranged from a minimum of $165,750,000 to a maximum of $224,250,000, with a midpoint of $195,000,000. Based on this valuation, the decision to sell 45.0% of this value to the public and the $10.00 per share price, the number of shares of common stock being issued by ViewPoint Financial Group to the public will range from 7,458,750 shares to 10,091,250 shares, with a midpoint of 8,775,000 shares. The estimated offering range of ViewPoint Financial Group may be increased by up to 15%, up to $116,049,375.

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             The following table presents a summary of selected pricing ratios for the peer group companies and for ViewPoint Financial Group on a non-fully converted basis as of and for the year ended December 31, 2005. The peer group, which consists of 11 publicly traded thrift holding companies, which are all in mutual holding company form, includes companies that range in asset size from $556.8 million to $2.0 billion and have market capitalizations ranging from $76.9 million to $996.5 million. Compared to the average pricing ratios of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a premium of 162.7% on a price-to-earnings basis and a discount of 43.2% on a price-to-book basis. The estimated appraised value and the resulting discounts took into consideration the potential financial impact of the offering. Care should be exercised in using this non-fully converted basis of calculating price to earnings multiple and price to book value ratio, as a number of the peer group companies sold less than 45% of their value in their offerings. Further, a number of these companies have repurchased some of their common stock which also increases the mutual holding company's percentage ownership and distorts a comparative calculation.

             The financial impact of the offering includes the gross proceeds of the offering, less offering expenses and the effects of the benefit plans we expect to implement. Earnings used in the calculation of the price-to-earnings ratio are defined as our normalized tax-effected earnings for the twelve months ended March 31, 2006, which are our earnings less the one-time deferred tax benefit received upon becoming a taxable entity, plus the financial impact of the offering. The financial impact of the offering includes the pro forma after-tax income generated from the reinvestment of the net proceeds of the offering, less the expense related to the benefit plans.

	Non-Fully Converted Price to Earnings Multiple	Non-Fully Converted Price to Book Value Ratio
ViewPoint Financial Group
Maximum, as adjusted	125.0x	124.8%
Maximum	111.1x	115.9%
Minimum	100.0x	97.2%

Valuation of peer group companies as of May 31, 2006(1)
Averages	42.3x	204.1%
Medians	38.7x	194.1%
____________ (1) Reflects earnings and equity as of or for the most recent 12-month period.

             The following table presents a summary of selected pricing ratios for the peer group companies and ViewPoint Financial Group with the ratios adjusted to the hypothetical case of being fully converted. Compared to the average fully converted pricing ratios of the peer group, our pro forma fully converted pricing ratios at the maximum of the offering range indicated a premium of 99.6% on a price-to-earnings basis and a discount of 23.5% on a price-to-book basis. Feldman Financial Advisors' calculations of the fully converted pricing multiples for the peer group companies assume the pro forma impact of selling the mutual holding company shares of each of the peer group companies at their respective trading prices as of March 31, 2006. Feldman Financial Advisors' calculation of our fully converted pricing ratios assumes the pro forma impact of selling 100% of the shares to be outstanding at $10.00 per share.

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	Fully Converted Price to Earnings Multiple	Fully Converted Price to Book Value Ratio
ViewPoint Financial Group
Maximum, as adjusted	62.5x	78.1%
Maximum	62.5x	74.5%
Minimum	58.8x	66.3%

Valuation of peer group companies as of May 31, 2006(1)
Averages	31.3x	97.3%
Medians	27.1x	97.7%
____________ (1) Reflects earnings and equity as of or for the most recent 12-month period.

The independent appraisal does not indicate market value. Do not assume or expect that our appraised value means that our common stock will trade at or above $10.00 per share after the offering.

             The following table is a summary of the information that was provided to our board of directors by Feldman Financial Advisors as part of its appraisal. The appraisal contained information for all mutual holding company organizations conducting a minority stock offering that was completed during the period from January 1, 2005 through May 31, 2006. The table presents the average percentage stock price appreciation from the initial trading date to the dates presented in the table. Feldman Financial Advisors advised our board of directors that its appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public thrift holding companies whose stock has traded for at least one year prior to the valuation date. Feldman Financial Advisors also advised our board of directors that the aftermarket trading experience of recent transactions was considered in the appraisal as a general indicator of current market conditions, but was not relied upon as a primary valuation methodology.

             This table is not intended to indicate how our stock may perform. Furthermore, this table presents only short-term price performance and may not be indicative of the longer-term stock price performance of these companies. The increase in any particular company's stock price is subject to various factors, including, but not limited to, the amount of proceeds a company raises, the company's historical and anticipated operating results, the nature and quality of the company's assets, the company's market area, and the quality of management and management's ability to deploy proceeds (such as through loans and investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market and economic conditions, the interest rate environment, the market for financial institutions and merger or takeover transactions, the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not in the control of management. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the "Risk Factors."

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Number of Transactions	Price Appreciation After One Month	Price Appreciation Through May 31, 2006
22	3.9%	15.1%

             The independent appraisal will be updated before we complete the offering. Any changes in the appraisal would be subject to Office of Thrift Supervision approval.

             Data presented in the table reflects a small number of transactions. While stock prices of similar institutions have, on average, increased for the limited period presented, there can be no assurance that our stock price will appreciate the same amount, if at all. There also can be no assurance that our stock price will not trade below the initial offering price of $10.00 per share. The substantial proceeds raised as a percentage of pro forma stockholders' equity may have a negative effect on our stock price performance. See "Risk Factors - Our Stock Price May Decline When Trading Commences." After this offering, our compensation expense will increase. Our return on equity will also be low compared to other companies. These factors could negatively impact the price of our stock. If interest rates rise, our net interest income and the value of our assets could be reduced, negatively affecting our stock price. See "Risk Factors - Rising interest rates may hurt our profits."

How to Purchase Common Stock

             Once we receive your order, you cannot cancel or change it without our consent. If we intend to sell fewer than 7,458,750 shares or more than 11,604,938 shares, all subscribers will be notified and given the opportunity to maintain, change or cancel their orders. If you do not respond to this notice, we will return your funds promptly with interest.

             If you want to subscribe for shares you must complete an original stock order form and drop it off at any ViewPoint Bank banking office or send it, together with full payment or withdrawal authorization, to ViewPoint Financial Group. You must sign the certification that is part of the stock order form. We must actually receive your properly completed stock order form, together with payment for the shares before noon, Plano, Texas time, on ________, 2006.

             To ensure that we properly identify your subscription rights, you should list all of your deposit accounts as of the eligibility dates on the stock order form. If you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed.

             You may pay for shares in any of the following ways:

  by authorizing a withdrawal from deposit accounts at ViewPoint Bank;

  by check or money order made payable to ViewPoint Financial Group; or

  by cash, if delivered in person to a full-service banking office of ViewPoint Bank, although we request that you exchange cash for a check with any of our tellers.

             We will pay interest on your subscription funds at the rate ViewPoint Bank pays on statement savings accounts from the date we receive your funds until the offering is completed or terminated. All funds authorized for withdrawal from deposit accounts with ViewPoint Bank will earn interest at the applicable account rate until the offering is completed. There will be no early withdrawal penalty for withdrawals from certificates of deposit at ViewPoint Bank used to pay for stock subscribed for in this offering.

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             You may not authorize direct withdrawal from a ViewPoint Bank individual retirement account. If you wish to use your ViewPoint Bank IRA to pay for your shares, please be aware that federal law requires that such funds first be transferred to a self-directed retirement account with a trustee other than ViewPoint Bank. The transfer of such funds to a new trustee takes time. If you would like to use your individual retirement funds held at ViewPoint Bank or elsewhere, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the end of the offering period, for assistance. We cannot guarantee that you will be able to use retirement funds held at ViewPoint Bank or elsewhere, for this purchase. Your ability to use these retirement funds may depend on time constraints and, possibly, limitations imposed by the individual retirement account trustee.

Subscription Rights Are Not Transferable

             Subscription rights are not allowed to be transferred, and we will act to ensure that you do not do so. We will not accept any stock orders that we believe involve any transfer of subscription rights.

Termination of the Offering

             The subscription offering will expire at 12:00 noon, Plano, Texas time, on _____________, 2006. We expect that the direct community offering and public offering, if any, would expire at the same time, although they may continue for up to 45 days after the end of the subscription offering, or longer if the Office of Thrift Supervision approves a later date. If the offering extends beyond ______________, 2006 or if we intend to sell fewer than 7,458,750 shares or more than 11,604,938 shares, we will resolicit subscriptions before proceeding with the offerings. If fewer than the minimum number of shares are subscribed for in the offering, and we do not get orders for at least the minimum number of shares by________, 2006, we will either:

  promptly return any payment you made to us, with interest, or cancel any withdrawal authorization you gave us; or

  extend the offering, if allowed, and give you notice of the extension and of your rights to maintain, cancel or change your order. If we extend the offering and you do not respond to the notice, then we will cancel your order and return your payment, with interest, or cancel any withdrawal authorization you gave us.

How We Will Use the Proceeds Raised From the Sale of Common Stock

             We intend to use the net proceeds received from the stock offering as follows:

	Minimum	Maximum	Maximum, as adjusted
	(Dollars in Thousands)
Retained by ViewPoint Financial Group and initially placed in short-term investments for general corporate purposes	$ 6,084	$26,902	$ 38,871
Loan to employee stock ownership plan	5,967	8,073	9,284
Contributed to ViewPoint Bank	60,123	63,282	65,098
Net proceeds from stock offering	$72,174	$98,257	$113,253

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             ViewPoint Financial Group may use the net proceeds to invest in mortgage-related and investment securities, to finance the possible acquisition of other financial institutions or financial service businesses, to pay dividends or for other general corporate purposes, including repurchasing shares of its common stock. ViewPoint Bank may use the proceeds it receives to make loans, to purchase securities, to expand its banking franchise internally or through acquisitions, and for general corporate purposes. We do not have any specific acquisition plans at this time. See "How We Intend to Use the Proceeds of the Offering."

             We anticipate that over the next few years, based on and subject to local market conditions, we will open additional branch offices in our existing market area and loan production offices that complement our existing branch network. We have not determined, however, any specific locations for future branch office expansion. For additional information regarding future branch office expansion, see "Business of ViewPoint Bank -- Properties."

             Except as described above, neither ViewPoint Financial Group nor ViewPoint Bank has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the reorganization, see "Reorganization and Stock Offering -- Our Reasons for the Corporate Change."

Federal and Texas Income Tax Consequences of the Reorganization and Stock Offering

             We have received a federal income tax opinion from our special counsel, Silver, Freedman & Taff, L.L.P. to the effect that the reorganization will not result in any taxable gain to ViewPoint Bank, ViewPoint Financial Group, ViewPoint MHC or to the holders of the deposit accounts in ViewPoint Bank, except that persons (including holders of deposit accounts in ViewPoint Bank) who receive non-transferable subscription rights to purchase shares may recognize income to the extent of the fair market value, if any, of the subscription rights received. Silver, Freedman & Taff, L.L.P. has opined that it is more likely than not that the fair market value of such subscription rights is zero.

             ViewPoint Bank has also received an opinion from Crowe Chizek and Company LLC stating that, assuming the reorganization does not result in any federal income tax liability to ViewPoint Bank, its deposit account holders, or ViewPoint Financial Group, implementation of the plan of reorganization will not result in any Texas income tax liability to those entities or persons. See "The Reorganization and Stock Offering - Tax Effects of our Corporate Change and Stock Offering."

ViewPoint Bank's Officers, Directors and Employees Will Receive Additional Compensation and Benefit Programs After the Offering

             We intend to establish an employee stock ownership plan, and adopt a stock-based incentive plan that will provide for grants of stock options and restricted stock. The board of directors of ViewPoint Bank has adopted an employee stock ownership plan which will allocate shares of our common stock to eligible employees primarily based on their compensation, in accordance with federal law. Our board of directors will, at the completion of the offering, ratify the loan to the employee stock ownership plan and the issuance of the common stock to the employee stock ownership plan. Our tax-qualified employee benefit plans, including our employee stock ownership plan, may purchase a number of shares equal to up to 4.5% of the shares outstanding after the offering; however, our employee stock ownership plan is only expected to purchase a number of shares equal to 3.6% of the shares outstanding after the offering.

             In addition to shares purchased by the employee stock ownership plan, we may grant options and awards under the stock-based incentive plan. The number of options granted or shares awarded under the stock-based incentive plan may not exceed 4.5% and 1.8%, respectively, of our total outstanding shares, including shares issued to ViewPoint MHC.

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             The stock-based incentive plan will comply with all applicable regulations of the Office of Thrift Supervision. The stock-based incentive plan cannot be established sooner than six months after the offering is completed and requires the approval of a majority of the votes eligible to be cast by ViewPoint Financial Group stockholders (excluding votes eligible to be cast by ViewPoint MHC), unless we obtain a waiver from the Office of Thrift Supervision allowing the approval of the stock-based incentive plan by a majority of votes actually cast by ViewPoint Financial Group stockholders (excluding shares voted by ViewPoint MHC). We currently intend to seek such a waiver from the Office of Thrift Supervision. The following additional Office of Thrift Supervision restrictions currently would apply to our stock-based incentive plan:

  non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

  any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

  any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

  the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

  accelerated vesting is not permitted except for death, disability or upon a change in control of ViewPoint Bank or ViewPoint Financial Group.

             In the event the Office of Thrift Supervision changes its regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

             The employee stock ownership plan and the stock-based incentive plan will increase our future compensation costs, thereby reducing our earnings. The Financial Accounting Standards Board ("FASB") and the SEC recently finalized rules that require public companies to expense the grant-date fair value of stock options granted to officers, directors and employees. Recognizing an expense equal to the grant-date fair value of stock options will increase our compensation costs over the vesting period of the options. Additionally, stockholders will experience a reduction in their ownership interest if newly issued shares of common stock are used to fund stock options and stock awards. See "Risk Factors – Additional public company and annual stock employees compensation and benefit expenses following the offering may reduce our profitability and stockholders' equity" and "Management–Stock Benefit Plans."

             The following table summarizes the stock benefits that our officers, directors and employees may receive following the offering at the maximum of the offering range. It assumes that we initially implement a stock-based incentive plan granting options to purchase a number of shares equal to 4.5% of the shares outstanding after the offering and awarding a number of shares of common stock equal to 1.8% of the shares outstanding after the offering. It further assumes that, at the maximum of the offering range, a total of 10,091,250 shares will be sold to the public and that our tangible regulatory capital is 10% or more following the proposed stock issuance.

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Number of Shares	Plan	% of Outstanding Shares	Individuals Eligible to Receive Awards	% of Shares Sold	Value of Benefits Based on Maximum of Offering Range(1)
					(Dollars in thousands)
807,300	Employee stock ownership plan	3.6%	Employees	8.0%	$8,073

403,650	Restricted stock awards	1.8	Directors and employees	4.0	4,037

1,009,125	Stock options	4.5	Directors and employees	10.0	2,593
_____________

(1)	The actual value of the restricted stock awards will be determined based on their fair value as of the date the grants are made. For purposes of this table, fair value is assumed to be the offering price of $10.00 per share. The fair value of stock options has been estimated at $2.57 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 2.0%; expected option life of 10 years; risk free interest rate of 4.39% (based on the ten-year Treasury Note rate); and a volatility rate of 17.05% based on an index of publicly traded mutual holding company institutions. The actual expense of the stock options will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.

             The value of the restricted stock awards will be based on the price of ViewPoint Financial Group's common stock at the time those shares are granted, which, subject to stockholder approval, cannot occur until at least six months after the offering is completed. The following table presents the total value of all restricted shares to be available for award and issuance under the stock-based incentive plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share.

Share Price	298,350 Shares Awarded at Minimum of Range	403,650 Shares Awarded at Maximum of Range	464,198 Shares Awarded at Maximum of Range, As Adjusted
(In Thousands, Except Per Share Amounts)
$8.00	$2,387	$3,229	$3,714
$10.00	2,984	4,037	4,642
$12.00	3,580	4,844	5,570
$14.00	4,177	5,651	6,499

             The grant-date fair value of the options granted under the stock-based incentive plan will be based in part on the price of ViewPoint Financial Group's common stock at the time the options are granted, which, subject to stockholder approval, cannot occur until at least six months after the offering is completed. The value also will depend on the various assumptions utilized in estimating the value using the Black-Scholes option pricing model. The following table presents the total estimated value of the options to be available for grant under the stock-based incentive plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares are $8.00 per share to $14.00 per share.

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Market/ Exercise Price	Grant-Date Fair Value Per Option	745,875 Options at Minimum of Range	1,009,125 Options at Maximum of Range	1,160,493 Options at Maximum of Range, As Adjusted
(In Thousands, Except Per Share Amounts)
$8.00	$2.06	$1,537	$2,079	$2,391
$10.00	2.57	1,917	2,593	2,982
$12.00	3.09	2,305	3,118	3,586
$14.00	3.60	2,685	3,633	4,178

             We also will enter into an employment agreement with our chief executive officer, and change in control severance agreements with seven other officers. For a further discussion of benefits to management, see "Management."

We Currently Intend to Pay a Cash Dividend in the Future

             We currently plan to pay a quarterly cash dividend at an annualized rate of $0.20 per share, beginning after the first full quarter following the completion of the offering. Based on our earnings history and the proceeds from the stock offering, we believe we will have the financial ability to pay this dividend. Based upon the offering expenses and other assumptions described in "Pro Forma Data," we expect to have between $63.2 million and $86.1 million in net proceeds at the minimum and maximum of the offering, respectively, that, subject to annual earnings and expenses, could be used to pay dividends. Future dividends are not guaranteed and will depend on our ability to pay them. We will not pay or take any steps to pay a tax-free dividend that qualifies as a return of capital for at least one year following the stock offering. We anticipate that ViewPoint MHC will waive receipt of any dividends that we may pay. "Our Policy Regarding Dividends."

Market for Common Stock

             We anticipate that our common stock will be listed for trading on The NASDAQ National Market under the symbol "VPFG." Our application to list our stock on The NASDAQ National Market is pending. Keefe, Bruyette & Woods currently intends to become a market maker in the common stock, but it is under no obligation to do so. We cannot assure that other market makers will be obtained or that an active and liquid trading market for the shares of common stock will develop or if developed, will be maintained. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares. Due to the unpredictability of the stock market and other factors, persons purchasing shares may not be able to sell their shares when they want to, or at a price equal to or above $10.00.

Restrictions on the Acquisition of ViewPoint Financial Group and ViewPoint Bank

             Federal regulations, as well as provisions contained in the charter, restrict the ability of any person, firm or entity to acquire ViewPoint Financial Group, ViewPoint Bank, or their capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Office of Thrift Supervision before acquiring in excess of 10% of the voting stock of ViewPoint Financial Group or ViewPoint Bank. Because a majority of the shares of outstanding common stock of ViewPoint Financial Group must be owned by ViewPoint MHC, any acquisition of ViewPoint Financial Group must be approved by ViewPoint MHC, and ViewPoint MHC would not be required to pursue or approve a sale of ViewPoint Financial Group even if such sale were favored by a majority of ViewPoint Financial Group's public stockholders. Additionally, Office of Thrift Supervision regulations prohibit anyone from acquiring ViewPoint Financial Group for a period of three years following the offering, unless such prohibition is waived by the Office of Thrift Supervision. See "Risk Factors."

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Possible Conversion of ViewPoint MHC to Stock Form

             In the future, ViewPoint MHC may convert from the mutual holding company form of organization, wherein a majority of the outstanding stock is held by the mutual holding company, to a corporation with 100% of its shares held by public stockholders. This type of conversion transaction is commonly known as a "second-step conversion." If ViewPoint Financial Group decides to undergo a second step conversion, Office of Thrift Supervision regulations require that we obtain the approval of a majority of the total outstanding votes of ViewPoint MHC's members and the approval of a majority of the votes eligible to be cast by our minority stockholders to complete the transaction.

             In a second-step conversion, members of ViewPoint MHC would have subscription rights to purchase common stock of the successor full stock corporation and the public stockholders of ViewPoint Financial Group would be entitled to exchange their shares of common stock for an equal percentage of shares of the successor full stock corporation. ViewPoint Financial Group's public stockholders, therefore, would own approximately the same percentage of the successor resulting entity as they owned before the second-step conversion. This percentage may be adjusted to reflect any assets owned by ViewPoint MHC. The board of directors has no current plans to undertake a second-step conversion transaction.

Proposed Stock Purchases by Directors and Executive Officers

             Our directors and executive officers, together with their associates, are expected to subscribe for 200,000 shares, which represents 2.28% of the shares that would be sold in the offering and 1.03% of the total shares to be outstanding at the midpoint of the offering range. Directors and executive officers will pay $10.00 per share, as will everyone else who purchases shares in the offering.

Important Risks in Owning ViewPoint Financial Group's Common Stock

             Before you decide to purchase stock, you should read the "Risk Factors" section beginning on page 16.

Stock Information Center

             If you have any questions regarding the offering or the reorganization, please call the Stock Information Center at (___) ___-____. You may also visit our Stock Information Center, which is located at ViewPoint Bank's administrative office located at 1201 W. 15th Street, Plano, Texas 75075. The Stock Information Center is open Monday through Friday, except for bank holidays, from 9:00 a.m. to 5:00 p.m., Plano, Texas time.

             To ensure that each person in the subscription and community offerings receives a prospectus at least 48 hours prior to the expiration date of _________ __, 2006 in accordance with federal law, no prospectus will be mailed any later than five days prior to ____________ __, 2006 or hand-delivered any later than two days prior to ____________ __, 2006. Order forms will be distributed only when preceded or accompanied by a prospectus.

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RISK FACTORS

             You should consider these risk factors, in addition to the other information in this prospectus, before deciding whether to make an investment in this stock.

Risks Related to Our Business

Our loan portfolio possesses increased risk due to our substantial number of consumer loans.

             Our consumer loans accounted for approximately $554.3 million, or 52.9% of our total loan portfolio, as of March 31, 2006, of which $513.9 million consisted of automobile loans. Generally, we consider these types of loans to involve a higher degree of risk compared to first mortgage loans on one- to four-family, owner-occupied residential properties. As a result of our large portfolio of consumer loans, it may become necessary to increase the level of our provision for loan losses, which could hurt our profits. Consumer loans generally entail greater risk than do one- to four-family residential mortgage loans, particularly in the case of loans that are secured by rapidly depreciable assets, such as automobiles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. In addition, the majority of our automobile loans are comprised of indirect automobile loans which are originated by a third party on our behalf through a network of automobile dealers. Because these loans are originated through a third party and not directly by us, they present greater risks than other types of lending activities. See "Business of ViewPoint Bank - Lending Activities – Consumer Lending" and "Asset Quality."

Our loan portfolio possesses increased risk due to our increasing percentage of commercial real estate and commercial business loans.

             In addition, at March 31, 2006, our loan portfolio included $127.4 million of commercial real estate loans and commercial business loans, or approximately 12.2% of our total loan portfolio. We have been increasing, and intend to continue to increase, our origination of these types of loans after this offering. The credit risk related to these types of loans is considered to be greater than the risk related to one- to four-family residential loans because the repayment of commercial real estate loans and commercial business loans typically is dependent on the successful operations and income stream of the borrowers' business and the real estate securing the loan as collateral, which can be significantly affected by economic conditions.

             Several of our borrowers have more than one commercial real estate loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan. Finally, if we foreclose on a commercial real estate loan, our holding period for the collateral, if any, typically is longer than for one- to four-family residential mortgage loan because there are fewer potential purchasers of the collateral. Since we plan to continue to increase our originations of these loans, it may be necessary to increase the level of our allowance for loan losses due to the increased risk characteristics associated with these types of loans. Any increase to our allowance for loan losses would adversely affect our earnings. In addition, these loans generally carry larger balances to single borrowers or related groups of borrowers than one- to four-family loans. Any delinquent payments or the failure to repay these loans would hurt our earnings. See "Business of ViewPoint Bank - Lending Activities -- Commercial Real Estate Lending" and "-- Commercial Business Lending."

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If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

             We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. Management recognizes that significant new growth in loan portfolios, new loan products and the refinancing of existing loans can result in portfolios comprised of unseasoned loans that may not perform in a historical or projected manner. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover actual losses, resulting in additions to our allowance. Material additions to our allowance could materially decrease our net income. Our allowance for loan losses was 0.69% of gross loans receivable, excluding loans held for sale, and 240.5% of nonperforming loans at March 31, 2006. As of March 31, 2006, we believe that the current allowance level is appropriate.

             In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize additional loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities will have a material adverse effect on our financial condition and results of operations.

Rising interest rates may hurt our profits.

             To be profitable we have to earn more interest on our loans and investments than we pay on our deposits and borrowings. If interest rates continue to rise, our net interest income and the value of our assets could be reduced if interest paid on interest-bearing liabilities, such as deposits and borrowings, increases more quickly than interest received on interest-earning assets, such as loans and investments. This is most likely to occur if short-term interest rates increase at a faster rate than long-term interest rates, which would cause income to go down. In addition, rising interest rates may hurt our income because they may reduce the demand for loans and the value of our securities. A flat yield curve may also hurt our income, because it would reduce our ability to reinvest proceeds from loan and investment repayments at higher rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management and Market Risk."

We operate in a highly regulated environment and we may be adversely affected by negative examination results and changes in laws and regulations.

             We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of our deposits. Since converting from a credit union on January 1, 2006, ViewPoint Bank has not yet been examined by the Office of Thrift Supervision; however, an examination is scheduled for September, 2006. Both ViewPoint MHC and ViewPoint Financial Group will be subject to regulation and supervision by the Office of Thrift Supervision. This regulation and supervision governs the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in this regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. See "How We Are Regulated -- ViewPoint Bank - Office of Thrift Supervision."

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We had material weaknesses in our internal control over financial reporting during the period when we were a credit union, which could affect our ability to provide accurate financial statements.

             In connection with the audit of our 2003, 2004 and 2005 financial statements, our independent auditing firm issued a letter to our audit committee identifying four material weaknesses in our internal control over financial reporting. A material weakness is a significant deficiency in an internal control system that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. These weaknesses related to (i) our classification of collateral-in-process loans as foreclosed assets and charging off the difference between the carrying value of the loan and the estimated value of the foreclosed asset, (ii) the need to update our historical charge-off experience to reflect current conditions in connection with our allowance for loan loss estimates, (iii) our timing for recording charge-offs against the allowance for loan losses, and (iv) our system for providing access to our FedLine controls. We are currently addressing or have already addressed these material weaknesses by having made the necessary adjustments to properly account for collateral-in-process loans, by having made adjustments to our allowance for loan loss calculations and the timing of our charge-offs in connection with the 2005 audit, and by instituting monitoring systems to ensure that all FedLine wire controls and access are appropriately limited. Our corrective actions for these material weaknesses did not result in any material change to our March 31, 2006 financial results.

             We are in the process of upgrading our internal control over financial reporting in connection with our transition from a private to a public company. However, there can be no assurance that we will be able to maintain effective internal control over financial reporting in the future. Any future failure to maintain effective internal control over financial reporting could impair the reliability of our financial statements which in turn could harm our business, impair investor confidence and subject us to regulatory penalties.

Strong competition within our market area may limit our growth and profitability.

             Competition in the banking and financial services industry is intense. In our market area, we compete with numerous commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have substantially greater resources and lending limits than we have, have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do. Our profitability depends upon our continued ability to successfully compete in our market area. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest-earning assets. See "Business - Competition."

Our business is geographically concentrated in Texas and a downturn in conditions in the state could reduce our profits.

             Most of our loans are to individuals and businesses located in Texas. Any decline in the economy of the state could have an adverse impact on our earnings. Decreases in local real estate values could adversely affect the value of property used as collateral. Adverse changes in the economy may also have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.

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Risks Related to this Offering

After this offering, our compensation expenses will increase. Our return on equity also will be low compared to other companies. These factors could negatively impact the price of our stock.

             The proceeds we will receive from the sale of our common stock will significantly increase our capital and it will take us time to fully deploy those proceeds in our business operations. Our compensation expense will increase because of the costs associated with the employee stock ownership and stock-based incentive plans. We estimate the increase in compensation expense to be approximately $1.40 million on an after-tax basis, based on the maximum of the valuation range. Expenses also are expected to increase as a result of the costs of being a public company. Therefore, we expect our return on equity to be below our historical level and less than many of our regional and national peers. This low return on equity could hurt our stock price. We cannot guarantee when or if we will achieve returns on equity that are comparable to industry peers. For further information regarding pro forma income and expenses, see "Pro Forma Data."

We may have potentially lower net income as a result of being subject to federal and state taxes.

             As a credit union, we were generally exempt from paying state and federal income tax. As a savings bank, we are now subject to a federal income tax rate of approximately 34.0% and a state franchise tax of approximately 4.5%. Our new federal and state tax burden will negatively impact our net income and may reduce our net income from historical levels. If we had been subject to federal and state taxes for fiscal 2005, our earnings would have been reduced from $2.7 to $1.7 million for fiscal year ended 2005. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

             As a result of the completion of this offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. Compliance with the Sarbanes-Oxley Act of 2002, particularly Section 404 of the Sarbanes-Oxley Act regarding required internal controls and procedures, and the related rules and regulations of the SEC will require us to assess our internal controls and procedures and evaluate our accounting systems. In addition, we may need to hire additional internal audit, compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. These obligations will increase our operating expenses and could divert our management's attention from our operations.

We have broad discretion in using the proceeds of the offering. Our failure to effectively use these proceeds could reduce our profits.

             ViewPoint Financial Group will use a portion of the net proceeds it retains to finance the purchase of common stock in the offering by the employee stock ownership plan and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase securities, deposit funds in ViewPoint Bank or other financial institutions, acquire other financial services companies or for other general corporate purposes. ViewPoint Bank may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase securities, or for general corporate purposes. In addition, we intend to expand our presence inside and outside our primary market area through acquisitions and de novo branching and new loan production offices, which may negatively affect our

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earnings until these branches and loan production offices achieve profitability. We have not, however, identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of these applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds, and we cannot predict how long we will require to effectively deploy the proceeds.

ViewPoint MHC will own more than half of the stock of ViewPoint Financial Group. This means that ViewPoint MHC will have enough votes to control what happens on most matters submitted to a vote of stockholders.

             ViewPoint MHC is required by the regulations of the Office of Thrift Supervision to own more than half of the common stock of ViewPoint Financial Group. We expect ViewPoint MHC will own approximately 55% of our shares immediately after the offering. The board of directors of ViewPoint MHC will have the power to direct the voting of this stock. We cannot assure you that the votes cast by ViewPoint MHC will be in your personal best interests as a minority stockholder of ViewPoint Financial Group. For more information regarding your lack of voting control over ViewPoint Financial Group, see "ViewPoint MHC" and "Restrictions on Acquisitions of ViewPoint Financial Group and ViewPoint Bank."

The amount of stock controlled by ViewPoint MHC, and provisions in our charter and bylaws limiting the rights of stockholders, may deter potential takeovers and may reduce the trading price of our stock.

             In addition to the voting control position of ViewPoint MHC, provisions in our charter and bylaws may make it difficult and expensive to pursue a change in control or takeover attempt that our board of directors opposes. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. These provisions include:

  the election of directors to staggered three-year terms;

  provisions restricting the calling of special meetings of stockholders;

  the absence of cumulative voting by stockholders in elections of directors;

  advance notice requirements for stockholder nominations and new business; and

  the authorization of 25,000,000 shares of serial preferred stock that could be issued without stockholder approval on terms or in circumstances that could deter a future takeover attempt.

See "Restrictions on Acquisition of ViewPoint Financial Group - Charter and Bylaws of ViewPoint Financial Group."

The implementation of a stock-based incentive plan may dilute your ownership interest.

             We intend to adopt a stock-based incentive plan following the offering. This stock-based incentive plan will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares of our common stock. In the event newly issued shares of our common stock are used to fund stock options or awards of shares of common stock under the plan in an amount equal to 4.5% and 1.8%, respectively, of the shares to be outstanding after the offering, stockholders

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would experience dilution in their ownership interest of 4.3% and 1.8%, respectively, or 6.1% in the aggregate.

Our stock price may decline when trading commences.

             We cannot assure you that if you purchase shares in the offering you will later be able to sell them at or above the $10.00 purchase price. In numerous recent cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the price at which the shares were sold in the offering conducted by those companies. The final aggregate purchase price of the shares of common stock in the offering will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. After our shares begin trading, the trading price of our common stock will be determined by the marketplace and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of ViewPoint Financial Group and the outlook for the financial institutions industry in general.

There may be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.

             ViewPoint Financial Group has never issued stock and, therefore, there is no current trading market for the shares of common stock. We expect that our common stock will be quoted on The NASDAQ National Market under the symbol "VPFG." There is no guarantee that an active and liquid trading market in shares of our common stock will develop. Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the initial purchase price of $10.00 per share even if a liquid trading market develops. This limited trading market for our common stock may reduce the market value of the common stock and make it difficult to buy or sell our shares on short notice. See "Market for the Common Stock."

Office of Thrift Supervision policy on remutualization transactions could prohibit an acquisition of ViewPoint Financial Group, which may lower our stock price.

             Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. The possibility of a remutualization transaction has on occasion resulted in a degree of takeover speculation for mutual holding companies which is reflected in the per share price of mutual holding companies' common stock. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision's concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or otherwise restrict these transactions in the future, our per share stock price may be adversely affected.

FORWARD-LOOKING STATEMENTS

             When used in this prospectus and in future filings by ViewPoint Financial Group with the SEC, in ViewPoint Financial Group's press releases or other public or stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases, "anticipate," "believes," "expects," "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "projected," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, including but not limited to changes in economic conditions in ViewPoint Financial Group's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in ViewPoint Financial Group's market area, changes in the position of banking regulators on the adequacy of our allowance for loan losses, and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected.

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             ViewPoint Financial Group wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and advise readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investing activities, and competitive and regulatory factors, could affect ViewPoint Financial Group's financial performance and could cause ViewPoint Financial Group's actual results for future periods to differ materially from those anticipated or projected.

             ViewPoint Financial Group does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

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SELECTED FINANCIAL AND OTHER DATA

             The summary information presented below under "Selected Financial Condition Data" and "Selected Operations Data" for, and as of the end of, each of the years ended December 31 is derived from our audited consolidated financial statements. Information as March 31, 2006 and the three months ended March 31, 2006 and 2005, is unaudited but we believe it contains all information required for a fair statement of such information. The results of operations for the three months ended March 31, 2006 are not necessarily indicative of the results to be achieved for the remainder of 2006.The following information is only a summary and you should read it in conjunction with our consolidated financial statements and notes beginning on page F-1.

	March 31, 2006	December 31,
		2005	2004	2003	2002	2001
	(In Thousands)
Selected Financial Condition Data:
Total assets	$1,494,530	$1,428,062	$1,400,021	$1,312,906	$1,155,635	$1,061,516
Loans held for sale	5,853	2,306	3,238	8,477	---	---
Loans receivable, net	1,042,313	1,073,167	1,086,448	1,024,252	872,533	787,382
Securities available for sale, at fair value:
U.S. government and federal agency securities	24,204	21,892	24,917	---	---	---
Mortgage-backed and collateralized mortgage obligations	111,430	79,968	1,305	2,135	3,595	14,768
Securities held to maturity, at amortized cost:
U.S. Government and Agency securities	18,003	18,007	23,040	47,110	17,144	26,609
Corporate bonds	---	3,009	5,094	5,183	5,268	---
Mortgage-backed and collateralized mortgage obligations	18,453	20,946	35,295	64,748	77,883	43,285
Federal Home Loan Bank stock	3,727	3,958	4,481	4,159	2,570	2,197
Deposits	1,321,431	1,261,614	1,228,999	1,168,305	1,032,628	944,539
Borrowings	47,583	47,680	57,545	39,889	23,424	20,867
Equity	107,540	101,181	99,431	90,676	80,719	73,165

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(In Thousands)
Selected Operations Data:
Total interest income	$ 16,577	$ 15,364	$ 64,421	$ 59,428	$ 61,466	$ 65,199	$ 63,037
Total interest expense	6,815	5,232	23,342	18,285	19,558	23,037	27,787
Net interest income	9,762	10,132	41,079	41,143	41,908	42,162	35,250
Provision for loan losses	370	1,191	6,120	6,199	8,046	12,465	4,242
Net interest income after provision for loan losses	9,392	8,941	34,959	34,944	33,862	29,697	31,008
Service charges and fees	4,836	5,214	20,359	21,693	16,939	11,759	10,280
Net gain (loss) on sales of loans	51	94	351	631	2,122	1,101	1,077
Brokerage fees	141	125	548	583	510	539	663
Gain on sale of membership interests	---	644	855	---	---	---	---
Title fee income	97	202	524	466	1,120	730	422
Other noninterest income	504	427	1,848	1,349	1,473	5,395	5,396
Total noninterest income	5,629	6,706	24,485	24,722	22,164	19,524	17,838
Total noninterest expense	14,596	13,701	56,720	50,650	46,083	41,699	37,506
Income before income tax expense (benefit)	425	1,946	2,724	9,016	9,943	7,522	11,340
Income tax expense (benefit)(1)	(5,958)	---	---	---	---	---	---
Net income(1)	$ 6,383	$ 1,946	$ 2,724	$ 9,016	$ 9,943	$ 7,522	$ 11,340

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	At or For the Three Months Ended March 31,		Year Ended December 31,
	2006(2)	2005(2)	2005	2004	2003	2002	2001
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets)	1.78%	0.55%	0.19%	0.67%	0.78%	0.67%	1.19%
Return on assets tax effected	n/a	0.35%	0.12%	0.42%	0.49%	0.42%	0.75%
Return on equity (ratio of net income to average equity)	23.32%	7.46%	2.72%	9.49%	11.60%	9.78%	16.80%
Return on equity tax effected	n/a	4.70%	1.71%	5.98%	7.31%	6.16%	10.58%
Interest rate spread information:
Average during period	2.53%	2.86%	2.83%	3.06%	3.36%	3.75%	3.60%
End of period	2.40%	2.82%	2.78%	2.95%	3.26%	3.68%	3.19%
Net interest margin	2.94%	3.12%	3.13%	3.29%	3.59%	4.07%	4.07%
Non-interest income to operating revenue	25.35%	30.39%	27.54%	29.38%	26.50%	23.04%	22.06%
Operating expense to average total assets	4.08%	3.88%	4.00%	3.76%	3.61%	3.70%	3.92%
Average interest-earning assets to average interest-bearing liabilities	119.93%	116.29%	117.04%	116.24%	114.11%	114.89%	114.92%
Efficiency ratio	94.83%	81.37%	86.51%	76.90%	71.92%	67.60%	70.65%

Asset Quality Ratios:
Non-performing assets to total assets at end of period	0.25%	0.36%	0.36%	0.61%	0.68%	0.66%	0.53%
Non-performing loans to gross loans	0.29%	0.42%	0.43%	0.68%	0.73%	0.48%	0.43%
Allowance for loan losses to non-performing loans	240.46%	112.37%	167.51%	112.55%	115.52%	208.18%	139.96%
Allowance for loan losses to gross loans	0.69%	0.70%	0.71%	0.77%	0.84%	1.01%	0.60%

Capital Ratios:
Equity to total assets at end of period	7.20%	7.09%	7.09%	7.10%	6.91%	6.98%	6.89%
Average equity to average assets	7.63%	7.43%	7.07%	7.06%	6.72%	6.83%	7.06%

Other Data:
Number of full-service offices (including in-store locations)	34	34	33	33	31	29	27
Number of full-service in-store locations	19	19	18	18	17	12	4
_____________

(1)	Until its conversion to a federally chartered mutual savings bank on January 1, 2006, ViewPoint Bank was a credit union, generally exempt from federal and state income taxes. As a result of the change in tax status on January 1, 2006, ViewPoint Bank recorded a deferred tax asset in the amount of $6.6 million, as well as a related tax benefit in the income statement of $6.1 million. The following table illustrates a reconciliation to pro forma net income for all periods presented, had ViewPoint Bank been subject to federal and state income taxes:

	March 31,		December 31,
	2006	2005	2005	2004	2003	2002	2001
	(In Thousands)

Historical net income	$ 6,383	$1,946	$ 2,724	$ 9,016	$ 9,943	$ 7,522	$11,340
Less: pro forma tax expense	N/A	(720)	(1,008)	(3,336)	(3,679)	(2,783)	(4,195)
Less: pro forma tax expense	(6,108)	N/A	N/A	N/A	N/A	N/A	N/A
Less: pro forma tax expense	$ 275	$1,226	$1,716	$5,680	$6,264	$4,739	$7,145
(2)	Ratios for the three month periods have been annualized.

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VIEWPOINT FINANCIAL GROUP

             ViewPoint Financial Group will be incorporated under federal law to hold all of the stock of ViewPoint Bank. ViewPoint Financial Group has applied for the approval of the Office of Thrift Supervision to become a savings and loan holding company and will be subject to regulation by that agency. After we complete the stock sale, ViewPoint Financial Group will be a unitary savings and loan holding company. See "How We are Regulated - ViewPoint Financial Group." ViewPoint Financial Group will have no significant assets other than all of the outstanding shares of common stock of ViewPoint Bank, the portion of the net proceeds it keeps and its loan to the ViewPoint Financial Group employee stock ownership plan. ViewPoint Financial Group will have no significant liabilities. See "How We Intend to Use the Proceeds." Initially, the management of ViewPoint Financial Group and ViewPoint Bank will be substantially the same and ViewPoint Financial Group will use the offices of ViewPoint Bank. ViewPoint Financial Group intends to utilize the support staff of ViewPoint Bank from time to time and will pay ViewPoint Bank for this expense. If ViewPoint Financial Group expands or changes its business in the future, we may hire our own employees.

             We believe the proposed mutual holding company structure will give us more flexibility to change our business activities by forming new companies which we own, or by buying other companies, including other financial institutions and financial services companies. We do not have any current plans to do these things. ViewPoint Financial Group intends to pay for its business activities with the proceeds it keeps from the stock sale and the money we earn from investing the proceeds, as well as from dividends from ViewPoint Bank. See "Our Policy Regarding Dividends."

             The principal executive offices of ViewPoint Financial Group will be located at 1309 W. 15th Street, Plano, Texas 75075, and its telephone number will be (972) 578-5000.

VIEWPOINT BANK

             ViewPoint Bank is a federally chartered and insured mutual savings institution with 34 full service offices, including 19 in-store locations. At March 31, 2006, ViewPoint Bank had total assets of $1.49 billion, total deposits of $1.32 billion and equity of $107.5 million. For more information regarding the business and operations of ViewPoint Bank, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of ViewPoint Bank."

             ViewPoint Bank is examined and regulated by the Office of Thrift Supervision, its primary federal regulator. ViewPoint Bank is also regulated by the FDIC. ViewPoint Bank is required to have certain reserves set by the Federal Reserve Board and is a member of the Federal Home Loan Bank of Dallas, which is one of the 12 regional banks in the Federal Home Loan Bank System.

             The executive offices of ViewPoint Bank are located at 1309 W. 15th Street, Plano, Texas 75075, and its telephone number is (972) 578-5000.

VIEWPOINT MHC

             As part of the restructuring of ViewPoint Bank pursuant to the plan of reorganization and stock issuance, ViewPoint Bank will organize ViewPoint MHC as a federal mutual holding company. Persons with membership or liquidation rights in ViewPoint Bank as of the date of the reorganization will continue to have these rights in ViewPoint MHC after the reorganization as long as they remain depositors of ViewPoint Bank. Members of ViewPoint MHC, consisting solely of depositors of ViewPoint Bank, will have the authority to elect the board of directors of ViewPoint MHC.

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             ViewPoint MHC's principal assets will be the shares of common stock of ViewPoint Financial Group received in the reorganization and $250,000 contributed by ViewPoint Bank as its initial capitalization. Initially, ViewPoint MHC does not intend to conduct any business except to own a majority of the common stock of ViewPoint Financial Group and invest any money it has. ViewPoint MHC will be a mutual corporation chartered under federal law and regulated by the Office of Thrift Supervision. ViewPoint MHC will be subject to the limitations and restrictions imposed on savings and loan holding companies by the Home Owners' Loan Act. See "How We are Regulated -ViewPoint MHC."

             The executive offices of ViewPoint MHC will be located at 1309 W. 15th Street, Plano, Texas 75075, and its telephone number will be (972) 578-5000.

HOW WE INTEND TO USE THE PROCEEDS

             Although the actual net proceeds from the sale of the shares of common stock cannot be determined until the reorganization is completed, we presently anticipate that the net proceeds from this offering will be between $72.2 million and $98.3 million and up to $113.3 million assuming an increase in the estimated value of the common stock sold in the reorganization by 15%. See "Pro Forma Data" and "The Reorganization and Stock Offering - How We Determined Our Price and the Number of Shares to be Issued in the Stock Offering" as to the assumptions used to arrive at such amounts.

             We intend to use the net proceeds received from the stock offering as follows:

	Minimum	Maximum	Maximum, as adjusted
	(In Thousands)
Retained by ViewPoint Financial Group and initially placed in short-term investments for general corporate purposes	$6,084	$26,902	$38,871
Loan to employee stock ownership plan	5,967	8,073	9,284
Used to buy the stock of ViewPoint Bank	60,123	63,282	65,098
Net proceeds from stock offering	$72,174	$98,257	$113,253

             ViewPoint Financial Group will retain up to 50% of the net offering proceeds and will purchase all of the capital stock of ViewPoint Bank to be issued in the reorganization in exchange for the remaining offering proceeds, which will be an amount sufficient for ViewPoint Bank to have at least 10% core capital upon completion of the offering. ViewPoint Financial Group intends to use a portion of the retained net proceeds to make a loan directly to the employee stock ownership plan to enable the employee stock ownership plan to purchase up to a number of shares equal to 3.6% of the shares outstanding after the offering. Based upon the issuance to the employee stock ownership plan of 596,700 shares of common stock and 807,300 shares of common stock at the minimum and maximum of the estimated offering range, respectively, the loan to the employee stock ownership plan would be $6.0 million and $8.1 million, respectively. See "Management - Benefits -- Employee Stock Ownership Plan." The remaining net proceeds retained by ViewPoint Financial Group initially may be used to invest in U.S. Government and federal agency securities of various maturities, mortgage-backed or other securities, deposits in either ViewPoint Bank or other financial institutions, or a combination thereof. The net proceeds may ultimately be used to:

  support ViewPoint Bank's lending activities;

  repay borrowings in the ordinary course of business;

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  support the future expansion of operations through the establishment of additional banking offices, loan production offices or other customer facilities or through acquisitions of other financial institutions or branch offices, although no such acquisition transactions are specifically being considered at this time; or

  support general corporate purposes.

             We anticipate that over the next few years, based on and subject to local market conditions, we will open additional branch offices in our existing market area and loan production offices that complement our existing branch network. We have not determined, however, any specific locations for future branch office expansion. For additional information regarding future branch office expansion, see "Business of ViewPoint Bank -- Properties."

             Except as described above, neither ViewPoint Financial Group nor ViewPoint Bank has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the reorganization, see "Reorganization and Stock Offering -- Our Reasons for the Corporate Change."

             The net proceeds from the offering may also be used for other business and investment purposes, including the payment of regular or special cash dividends, possible repurchases of the common stock, or returns of capital. ViewPoint MHC and ViewPoint Bank have committed, however, not to take any action to further the payment of any return of capital on the common stock during the one-year period subsequent to completion of the offering. In addition, the Office of Thrift Supervision generally will not permit us to repurchase shares of common stock for one year after completion of this offering, except to cover share awards under the stock-based incentive plan approved by stockholders and tax qualified employee stock benefit plans. Management may consider expanding or diversifying its activities, as such opportunities become available.

             Following the completion of the reorganization, to the extent permitted by the Office of Thrift Supervision, which generally prohibits repurchases for one year, and based upon then existing facts and circumstances, our board of directors may determine to repurchase shares of common stock, subject to any applicable statutory and regulatory requirements. These facts and circumstances may include but not be limited to:

  market and economic factors, including the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in our return on equity;

  the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and

  any other circumstances in which repurchases would be in the best interests of ViewPoint Financial Group and its stockholders.

Any stock repurchases will be subject to the determination of our board of directors that ViewPoint Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases.

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             The portion of the net proceeds used by ViewPoint Financial Group to purchase the capital stock of ViewPoint Bank will be added to ViewPoint Bank's general funds to be used for general corporate purposes, including increased lending activities. The amount of net proceeds received by ViewPoint Bank will further strengthen ViewPoint Bank's capital position, which already exceeds all regulatory requirements. After the reorganization, based upon the maximum of the estimated offering range, ViewPoint Bank's tangible capital ratio will be approximately 10.0%. As a result, ViewPoint Bank will continue to be a well-capitalized institution.

             The net proceeds may vary because total expenses of the offering may be more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the offering is adjusted to reflect a change in the estimated pro forma market value of ViewPoint Financial Group. In addition, payments for shares made through withdrawals from existing deposit accounts at ViewPoint Bank will not result in the receipt of new funds for investment by ViewPoint Bank but will result in a reduction of ViewPoint Bank's interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

MARKET FOR THE COMMON STOCK

             Because this is our first offering of shares in a public offering, there is no established market for our common stock. We have applied to have our common stock listed for trading on The NASDAQ National Market under the symbol "VPFG." Keefe, Bruyette & Woods has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so. Although we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in our common stock, there can be no assurance that we will be successful in obtaining these commitments.

             The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or the control of any market maker. Accordingly, the number of active buyers and sellers of our common stock at any particular time may be limited. Although we intend to meet the requirements for listing on The NASDAQ National Market, you could have difficulty selling your shares of common stock. We cannot assure you that an active and liquid trading market for our common stock will develop or, if developed, will be maintained. Nor can we assure you that, if you purchase shares of common stock in the offering, you will be able to sell them at a price equal to or above $10.00 per share.

OUR POLICY REGARDING DIVIDENDS

             Our board of directors currently intends to pay quarterly cash dividends on the common stock, beginning after the first full quarter following completion of the offering. The initial annual dividend rate to be paid on our common stock will be at an annualized rate of $0.20 per share. The continued payment of dividends will depend upon a number of factors, including capital requirements, ViewPoint Financial Group's and ViewPoint Bank's financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. Based upon anticipated offering expenses and other assumptions described in "Pro Forma Data," including the contribution of at least 50% of the net proceeds to ViewPoint Bank, we expect to have between $6.1 million and $26.9 million from the retained net proceeds at the minimum and maximum of the offering, respectively, that could be used to pay dividends, subject to our annual earnings and expenses. Future dividends are not guaranteed and will depend on our ability to pay them.

             If we pay dividends to our stockholders, we also will be required to pay dividends to ViewPoint MHC unless ViewPoint MHC elects to waive the receipt of dividends. We anticipate that ViewPoint MHC will waive any dividends paid by us. Any decision to waive dividends will be subject to regulatory approval of the Office of Thrift Supervision. Under applicable federal regulations, public stockholders would not be diluted for any dividends waived by ViewPoint MHC in the event ViewPoint MHC converts to stock form. See "How We are Regulated - Holding Company Regulation."

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             Our future payment of dividends will depend, in large part, upon receipt of dividends from ViewPoint Bank. We initially will have no source of income other than dividends from ViewPoint Bank, earnings from the investment of existing capital and proceeds of this offering retained by us, and interest payments on our loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on "capital distributions" by savings institutions. See "How We Are Regulated - Limitations on Dividends and Other Capital Distributions."

             No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. If ViewPoint MHC does not waive the receipt of any dividends we pay, the amount of dividends payable by us to public stockholders may be reduced. Special cash dividends, stock dividends or returns of capital may be paid in addition to, or in lieu of, regular cash dividends, to the extent permitted by Office of Thrift Supervision policy and regulations. We have no intention to initiate any action that leads to a return of capital (as distinguished from a dividend) to stockholders

PRO FORMA DATA

             The actual net proceeds from the sale of common stock in the offering cannot be determined until the offering is completed. However, the net proceeds in the offering are currently estimated to be between $72.2 million and $98.3 million, or up to $113.3 million at the maximum, as adjusted, in the event the offering range is increased by 15%, based on the following assumptions:

  all shares of common stock will be sold in the subscription offering;

  the employee stock ownership plan will purchase an amount equal to 3.6% of the shares of common stock outstanding after the offering. The employee stock ownership plan is assumed to be funded internally with a loan from ViewPoint Financial Group;

  expenses of the offering, other than the fees to be paid to Keefe, Bruyette & Woods are estimated to be $1.75 million;

  Keefe, Bruyette & Woods will receive a fee equal to 1.0% of the aggregate purchase price of the shares of stock sold in the offering, excluding any shares purchased by any employee benefit plans, our directors, officers or employees, or members of their immediate families;

  pro forma earnings have been calculated for the year ended December 31, 2005 and the three months ended March 31, 2006 assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 4.38% and 4.82%, respectively, which approximates the yield on a one-year U.S. Treasury bill adjusted to a constant maturity on December 31, 2005 and March 31, 2006, respectively. This approach, rather than an arithmetic average yield on interest-earning assets and the average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the yield on one-year U.S. Government securities is a more accurate estimate of the rate that would be obtained on an investment on net proceeds from the offering;

  the pro forma after-tax yield on the net proceeds from the offering is assumed to be 2.76% for the year ended December 31,2005 and 3.04% for the three months ended March 31, 2006 based on a combined federal and state estimated effective tax rate of 37.0%;

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  no withdrawals are made from ViewPoint Bank's deposit accounts for the purchase of shares in the offering;

  ViewPoint Financial Group will grant options under the stock-based incentive plan to acquire common stock equal to 4.5% of the shares of common stock outstanding after the offering, and will grant restricted stock awards in an amount equal to 1.8% of such shares. ViewPoint Financial Group will acquire these option and award shares through open market purchases. The estimated fair value of the options, estimated using an application of the Black-Scholes option pricing model, is recognized as an expense over the vesting term of the options. The expense recorded in the pro forma financial information assumes the retrospective method under SFAS 123R;

  historical net income for the year ended December 31, 2005 has been adjusted for tax expense assuming a combined federal and state estimated effective tax rate of 37.0%;

  historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock issued in the offering, as adjusted in the pro forma net income per share to give effect to the purchase of shares by the employee stock ownership plan;

  pro forma stockholders' equity amounts have been calculated as if the common stock had been sold in the offering on December 31, 2005 and March 31, 2006, respectively, and, accordingly, no effect has been given to the assumed earnings effect of the transactions.

             The following pro forma information may not be representative of the financial effects of the offering at the date on which the offering actually occurs and should not be taken as indicative of future results of operations.

             Pro forma stockholders' equity represents the difference between the stated amount of ViewPoint Financial Group assets and liabilities computed in accordance with U.S. generally accepted accounting principles. Stockholders' equity does not give effect to intangible assets in the event of a liquidation. The pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation.

             The following table presents historical data of ViewPoint Bank's and ViewPoint Financial Group's pro forma data at or for the date and period indicated based on the assumptions set forth above and in the tables and should not be used as a basis for projection of the market value of the common stock following the offering.

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At or for the three months ended March 31, 2006 (Based upon a price of $10.00 per share)
7,458,750 shares (Minimum of Offering Range)	8,775,000 shares (Midpoint of Offering Range)	10,091,250 shares (Maximum of Offering Range)	11,604,938 shares (Maximum, as adjusted, of Offering Range)(1)
(In thousands, except share and per share data)
Pro forma market capitalization:
Gross proceeds of public offering	$74,588	$87,750	$100,913	$116,049
Less: offering expenses	(2,414)	(2,535)	(2,656)	(2,796)
Estimated net proceeds	72,174	85,215	98,257	113,253
Less: common stock acquired by employee stock ownership plan(2)	(5,967)	(7,020)	(8,073)	(9,284)
Less: common stock acquired for restricted stock awards(3)	(2,984)	(3,510)	(4,037)	(4,642)
Estimated net proceeds, as adjusted	$63,223	$74,685	$86,147	$99,327
Pro forma consolidated net income for the three months ended March 31, 2006:
Historical(4)	$6,383	$6,383	$6,383	$6,383
Less: tax benefit	(6,108)	(6,108)	(6,108)	(6,108)
Historical (excluding tax benefit)	275	275	275	275
Pro forma income on net proceeds	480	568	655	755
Less: pro forma employee stock ownership plan adjustment(2)	(94)	(111)	(127)	(146)
Less: pro forma restricted stock adjustment(3)	(94)	(111)	(127)	(146)
Less: pro forma stock option adjustment(5)	(85)	(100)	(115)	(133)
Pro forma net income	$482	$521	$561	$605
Per share net income for the three months ended March 31, 2006:
Historical	$0.40	$0.34	$0.30	$0.26
Less: tax benefit	(0.37)	(0.31)	(0.27)	(0.24)
Historical (excluding tax benefit)	0.03	0.03	0.03	0.02
Pro forma income on net proceeds	0.03	0.03	0.03	0.03
Less: pro forma employee stock ownership plan adjustment(2)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma restricted stock adjustment(3)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma stock option adjustment(5)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma net income per share	$0.03	$0.03	$0.03	$0.02
Shares used for calculating pro forma earnings per share	15,993,218	18,815,550	21,637,883	24,883,565
Stock price as a multiple of annualized pro forma earnings per share (excluding tax benefit)(4)	83.3	x	83.3	x	83.3	x	125.0	x
Stock price as a multiple of annualized pro forma earnings per share (including tax benefit)	6.1	x	7.1	x	8.1	x	9.3	x
Pro forma stockholders' equity at March 31, 2006:
Historical	$107,540	$107,540	$107,540	$107,540
Estimated net proceeds	72,174	85,215	98,257	113,253
Less: capitalization of MHC	(250)	(250)	(250)	(250)
Less: common stock acquired by employee stock ownership plan(2)	(5,967)	(7,020)	(8,073)	(9,284)
Less: common stock acquired for restricted stock awards(3)	(2,984)	(3,510)	(4,037)	(4,642)
Pro forma stockholders' equity	$170,513	$181,975	$193,437	$206,617
Stockholders' equity per share at March 31, 2006:
Historical	$6.49	$5.51	$4.80	$4.17
Estimated net proceeds	4.35	4.36	4.38	4.39
Less: capitalization of MHC	(0.02)	(0.01)	(0.01)	(0.01)
Less: common stock acquired by employee stock ownership plan(2)	(0.36)	(0.36)	(0.36)	(0.36)
Less: common stock acquired for restricted stock awards(3)	(0.18)	(0.18)	(0.18)	(0.18)
Pro forma stockholders' equity per share	$10.28	$9.33	$8.63	$8.01

Shares used for pro forma stockholders' equity per share	16,575,000	19,500,000	22,425,000	25,788,750

Stock price as a percentage of pro forma stockholders' equity per share	97.2%	107.2%	115.9%	124.8%

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At or for the year ended December 31, 2005 (Based upon a price of $10.00 per share)
7,458,750 shares (Minimum of Offering Range)	8,775,000 shares (Midpoint of Offering Range)	10,091,250 shares (Maximum of Offering Range)	11,604,938 shares (Maximum, as adjusted, of Offering Range)(1)
(In thousands, except share and per share data)
Pro forma market capitalization:
Gross proceeds of public offering	$74,588	$87,750	$100,913	$116,049
Less: offering expenses	(2,414)	(2,535)	(2,656)	(2,796)
Estimated net proceeds	72,174	85,215	98,257	113,253
Less: common stock acquired by employee stock ownership plan(2)	(5,967)	(7,020)	(8,073)	(9,284)
Less: common stock acquired for restricted stock awards(3)	(2,984)	(3,510)	(4,037)	(4,642)
Estimated net proceeds, as adjusted	$63,223	$74,685	$86,147	$99,327
Pro forma consolidated net income for the year ended December 31, 2005:
Historical	$2,724	$2,724	$2,724	$2,724
Less: tax effect of historical income	(1,008)	(1,008)	(1,008)	(1,008)
Historical (as adjusted for tax effect)	1,716	1,716	1,716	1,716
Pro forma income on net proceeds	1,745	2,061	2,378	2,741
Less: pro forma employee stock ownership plan adjustment(2)	(376)	(442)	(509)	(585)
Less: pro forma restricted stock adjustment(3)	(376)	(442)	(509)	(585)
Less: pro forma stock option adjustment(5)	(341)	(401)	(461)	(530)
Pro forma net income	$2,368	$2,492	$2,615	$2,757
Per share net income for the year ended ended December 31, 2005:
Historical	$0.17	$0.14	$0.12	$0.11
Less: tax effect of historical income	(0.06)	(0.05)	(0.04)	(0.04)
Historical (as adjusted for tax effect)	0.11	0.09	0.08	0.07
Pro forma income on net proceeds	0.11	0.11	0.11	0.11
Less: pro forma employee stock ownership plan adjustment(2)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma restricted stock adjustment(3)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma stock option adjustment(5)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma net income per share	$0.16	$0.14	$0.13	$0.12
Shares used for calculating pro forma earnings per share	16,037.970	18,868,200	21,698,430	24,953,195
Stock price as a multiple of annualized pro forma earnings per share	66.7	x	76.9	x	83.3	x	90.9	x
Pro forma stockholders' equity at December 31, 2005:
Historical	$101,181	$101,181	$101,181	$101,181
Estimated net proceeds	72,174	85,215	98,257	113,253
Less: capitalization of MHC	(250)	(250)	(250)	(250)
Less: common stock acquired by employee stock ownership plan(2)	(5,967)	(7,020)	(8,073)	(9,284)
Less: common stock acquired for restricted stock awards(3)	(2,984)	(3,510)	(4,037)	(4,642)
Pro forma stockholders' equity	$164,154	$175,616	$187,078	$200,258
Stockholders' equity per share at December 31, 2005:
Historical	$6.10	$5.19	$4.51	$3.92
Estimated net proceeds	4.35	4.37	4.38	4.39
Less: capitalization of MHC	(0.02)	(0.01)	(0.01)	(0.01)
Less: common stock acquired by employee stock ownership plan(2)	(0.36)	(0.36)	(0.36)	(0.36)
Less: common stock acquired for restricted stock awards(3)	(0.18)	(0.18)	(0.18)	(0.18)
Pro forma stockholders' equity per share	$9.89	$9.01	$8.34	$7.76

Shares used for pro forma stockholders' equity per share	16,575,000	19,500,000	22,425,000	25,788,750

Stock price as a percentage of pro forma stockholders' equity per share	101.0%	111.0%	119.9%	128.7%

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________________

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.

(2)	It is assumed that the employee stock ownership plan will purchase a number of shares equal to 3.6% of the shares outstanding after the offering. The employee stock ownership plan is assumed to be funded internally with a loan from ViewPoint Financial Group. ViewPoint Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and the interest requirement of the debt. ViewPoint Bank's total annual payments on the employee stock ownership plan debt is based upon a 10 year loan. The pro forma adjustments assume the employee stock ownership plan shares are allocated in equal installments based on the number of loan repayment installments assumed to be paid by ViewPoint Bank, the fair value of the common stock remains at the subscription price and the employee stock ownership plan expense reflects an estimated combined federal and state effective tax rate of 37.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders' equity. No reinvestment rate is assumed on the proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that (i) 59,670, 70,200, 80,730 and 92,840 shares were committed to be released during the year ended December 31, 2005 and 14,918, 17,550, 20,183 and 23,210 shares were committed to be released during the three months ended March 31, 2006 at the minimum, midpoint, maximum and the adjusted maximum of the offering range, respectively, and (ii) only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(3)	If the stock-based incentive plan is approved by ViewPoint Financial Group's stockholders, ViewPoint Financial Group may purchase an aggregate number of shares of common stock equal to 1.8% of the shares outstanding after the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the offering, although the plan, including the amount awarded under the plan, may remain subject to supervisory restrictions), to be awarded as restricted stock to officers and directors under the stock-based incentive plan. Stockholder approval of the stock-based incentive plan and purchases of stock for grant under the plan may not occur earlier than six months after the completion of the offering. The shares may be issued directly by ViewPoint Financial Group or acquired through open market purchases. The funds to be used to purchase the shares to be awarded by the stock-based incentive plan will be provided by ViewPoint Financial Group. The table assumes that (i) the shares to be awarded under the stock-based incentive plan are acquired through open market purchases at $10.00 per share, (ii) 20.0% of the amount contributed for restricted stock awards is expensed during the year ended December 31, 2005 and 5.0% of the amount contributed for restricted stock awards is expensed during the three months ended March 31, 2006 (based on a five-year vesting period), respectively, and (iii) the stock-based incentive plan expense reflects an estimated combined federal and state effective tax rate of 37.0%. Assuming stockholder approval of the stock-based incentive plan and that shares of common stock (equal to 1.8% of the shares outstanding after the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 1.77%.

(4)	Includes a tax benefit of $6.1 million established on January 1, 2006, upon ViewPoint Bank's conversion to a taxable organization, as a result of temporary differences for certain items between the financial statement basis of assets and liabilities compared to their tax basis.

(5)	Gives effect to the options we expect to grant under the stock-based incentive plan, which is expected to be adopted by ViewPoint Financial Group following the offering and presented for stockholder approval not earlier than six months after the completion of the offering. We have assumed that options will be granted to acquire a number of shares equal to 4.5% of the shares outstanding after offering. In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $2.57 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight line basis over a five-year vesting period of options with a ten-year term, and an estimated combined federal and state effective tax rate of 37.0%. Under the above assumptions, the granting of options under the stock-based incentive plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise options under the stock-based incentive plan are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders' equity per share will decrease. This will also have a dilutive effect of up to 4.31% on the ownership interest of persons who purchase common stock in the offering.

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CAPITALIZATION

             The following table presents the historical deposits, borrowings and consolidated capitalization of ViewPoint Bank at December 31, 2005, and the approximate pro forma consolidated capitalization of ViewPoint Financial Group after giving effect to the reorganization, excluding assumed earnings on the net proceeds. The pro forma capitalization gives effect to the assumptions listed under "Pro Forma Data" based on the sale of the number of shares of common stock indicated below.

	ViewPoint Financial Group – Pro Forma (Based upon a price of $10.00 per share)
	ViewPoint Bank - Historical Capitalization	7,458,750 shares (Minimum of Offering Range)	8,775,000 shares (Midpoint of Offering Range)	10,091,250 shares (Maximum of Offering Range)	11,604,938 shares (Maximum, as adjusted, of Offering Range)
	(In thousands except share and per share data)
Deposits(1)	$1,321,431	$1,321,431	$1,321,431	$1,321,431	$1,321,431
Borrowings	47,583	47,583	47,583	47,583	47,583
Total deposits and borrowed funds	$1,369,014	$1,369,014	$1,369,014	$1,369,014	$1,369,014
Stockholders' equity
Preferred stock, $0.01 par value, 25,000,000 shares authorized; none issued	$ ---	$ ---	$ ---	$ ---	$ ---
Common stock, $0.01 par value, 75,000,000 shares authorized; shares to be issued as reflected(2)	---	166	195	224	258
Additional paid-in capital(2)	---	72,008	85,020	98,033	112,995
Retained earnings(3)	108,796	108,796	108,796	108,796	108,796
Accumulated comprehensive income/(loss)	(1,256)	(1,256)	(1,256)	(1,256)	(1,256)
Less:
Common stock acquired by employee stock ownership plan(4)	---	(5,967)	(7,020)	(8,073)	(9,284)
Common stock acquired for restricted stock awards(5)	---	(2,984)	(3,510)	(4,037)	(4,642)
Total stockholders' equity	$107,540	$170,513	$181,975	$193,437	$206,617
________________

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(2)	Reflects the issuance of the shares of common stock to be sold in the offering. No effect has been given to the issuance of additional common stock pursuant to the proposed stock-based incentive plan.
(3)	Pro forma retained earnings reduced by $250,000 to fund capitalization of ViewPoint MHC.
(4)	Assumes that a number of shares equal to 3.6% of the shares outstanding after the offering will be acquired by the employee stock ownership plan with funds borrowed from ViewPoint Financial Group and will represent unearned compensation, reflected as a reduction of capital.
(5)	Assumes that a number of shares equal to 1.8% of the shares outstanding after the offering are purchased in the open market by the stock-based incentive plan, with funding from ViewPoint Financial Group, subsequent to the offering at the purchase price of $10.00 per share. The stock-based incentive plan is subject to stockholder approval.

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WE EXCEED ALL REGULATORY CAPITAL REQUIREMENTS

At March 31, 2006, ViewPoint Bank exceeded all of its regulatory capital requirements and met or exceeded all Office of Thrift Supervision capital requirements for a "well capitalized" institution. The following table sets forth the regulatory capital of ViewPoint Bank at March 31, 2006 and the pro forma regulatory capital of ViewPoint Bank^ after giving effect to the offering, based on the assumptions set forth on pages 29-34 as to net offering proceeds and the cash cost of the employee stock ownership plan loan. The pro forma regulatory capital amounts reflect the receipt by ViewPoint Bank of an amount sufficient for ViewPoint Bank to have 10% core capital upon completion of the offering, or at least 50% of the net proceeds, after expenses. The pro forma risk-based capital amounts assume the investment of the net proceeds received by ViewPoint Bank in assets which have a risk-weight of 20% under applicable regulations, as if the net proceeds had been received and so applied at March 31, 2006.

			Pro Forma at March 31, 2006
	Historical at March 31, 2006		7,458,750 Shares Sold at $10.00 per share		8,775,000 Shares Sold at $10.00 per share		10,091,250 Shares Sold at $10.00 per share		11,604,938 Shares Sold at $10.00 per share
	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)
	(Dollars in Thousands)
GAAP capital	$107,540	7.20%	$158,462	10.25%	$158,462	10.25%	$158,462	10.25%	$158,462	10.25%

Tier 1 Core Capital Ratio	103,154	6.92%	154,076	10.00%	154,076	10.00%	154,076	10.00%	154,076	10.00%
Core Capital Requirement	59,603	4.00	61,640	4.00	61,640	4.00	61,640	4.00	61,640	4.00
Excess	$43,551	2.92%	$92,436	6.00%	$92,436	6.00%	$92,436	6.00%	$92,436	6.00%

Tier 1 Risk-Based Capital	103,154	9.80%	154,076	14.50%	154,076	14.50%	154,076	14.50%	154,076	14.50%
Tier 1 Risk-Based Requirement	42,090	4.00	42,497	4.00	42,497	4.00	42,497	4.00	42,497	4.00
Excess	$61,064	5.80%	$111,579	10.50%	$111,579	10.50%	$111,579	10.50%	$111,579	10.50%

Total Risk-Based Capital	110,098	10.46%	161,020	15.16%	161,020	15.16%	161,020	15.16%	161,020	15.16%
Total Risk-Based Requirement	84,179	8.00	84,994	8.00	84,994	8.00	84,994	8.00	84,994	8.00
Excess	$25,919	2.46%	$76,026	7.16%	$76,026	7.16%	$76,026	7.16%	$76,026	7.16%

________________
(1)	Based on adjusted total assets or adjusted risk-weighted assets, as appropriate.

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THE REORGANIZATION AND STOCK OFFERING

             The board of directors of ViewPoint Bank and the Office of Thrift Supervision have approved the plan of reorganization and stock issuance. Office of Thrift Supervision approval is subject to approval of the plan of reorganization and stock issuance by our members and the satisfaction of certain other conditions imposed by the Office of Thrift Supervision. Office of Thrift Supervision approval does not constitute recommendation or endorsement of the plan.

             The following is a summary of material aspects of the plan of reorganization and stock issuance. The summary is qualified in its entirety by reference to the provisions of the plan of reorganization and stock issuance. Copies of the plan of reorganization and stock issuance are available for inspection at any office of ViewPoint Bank and at the Office of Thrift Supervision. The plan of reorganization and stock issuance is also filed as an exhibit to the Registration Statement of which this prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

General

             The board of directors of ViewPoint Bank adopted the plan of reorganization and stock issuance. Under this plan, ViewPoint Bank will reorganize into the federal mutual holding company structure as a wholly owned subsidiary of ViewPoint Financial Group, which in turn will be a majority-owned subsidiary of ViewPoint MHC. Following receipt of all required regulatory approvals, the approval of the members of ViewPoint Bank entitled to vote on the plan of reorganization and stock issuance, and the satisfaction of all other conditions precedent to the reorganization, ViewPoint Bank will complete the reorganization. ViewPoint Bank, in its stock form, will continue to conduct its business and operations from the same offices with the same personnel as ViewPoint Bank conducted prior to the reorganization. The reorganization will not affect the balances, interest rates or other terms of ViewPoint Bank's loans or deposit accounts, and the deposit accounts will continue to be insured by the FDIC. ViewPoint MHC initially will be capitalized with $250,000. When the reorganization is completed, this capital will be used for general corporate purposes.

             Pursuant to the plan of reorganization and stock issuance, we will accomplish our corporate change as follows or in any other manner that is consistent with applicable federal law and regulations and the intent of the plan:

(1)	ViewPoint Bank will organize an interim stock savings bank as a wholly owned subsidiary ("Interim One");
(2)	Interim One will organize an interim stock savings bank as a wholly owned subsidiary ("Interim Two");
(3)	Interim One will organize ViewPoint Financial Group as a wholly owned subsidiary;
(4)	ViewPoint Bank will convert to a federal stock savings bank by exchanging its charter for a federal stock savings bank charter to become ViewPoint Bank and Interim One will become a federal mutual holding company by exchanging its charter for a federal mutual holding company charter to become ViewPoint MHC;

(5)	simultaneously with step (4), Interim Two will merge with and into ViewPoint Bank with ViewPoint Bank as the resulting institution;

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(6)	all of the initially issued stock of ViewPoint Bank will be transferred to ViewPoint MHC in exchange for mutual membership interests in ViewPoint MHC;
(7)	ViewPoint MHC will contribute the capital stock of ViewPoint Bank to ViewPoint Financial Group, and ViewPoint Bank will become a wholly owned subsidiary of ViewPoint Financial Group; and
(8)	contemporaneously with the reorganization, ViewPoint Financial Group will offer for sale in the offering shares of common stock based on the pro forma market value of ViewPoint Financial Group and ViewPoint Bank.

             ViewPoint Financial Group expects to receive the approval of the Office of Thrift Supervision to become a savings and loan holding company and to own all of the common stock of ViewPoint Bank. ViewPoint Financial Group intends to retain 50% of the net proceeds of the offering. The reorganization will be effected only upon completion of the sale of all of the shares of common stock to be issued pursuant to the plan of reorganization and stock issuance.

Our Reasons for the Corporate Change

             As a mutual institution, ViewPoint Bank has no authority to issue shares of capital stock and consequently has no access to market sources of equity capital. Only by generating and retaining earnings from year to year is ViewPoint Bank able to increase its equity capital position.

             As a stock corporation upon completion of the reorganization, ViewPoint Bank will be organized in the form used by commercial banks, most major corporations and a majority of savings institutions. The ability to raise new equity capital through the issuance and sale of ViewPoint Bank's or ViewPoint Financial Group's capital stock will allow ViewPoint Bank the flexibility to increase its equity capital position more rapidly than by accumulating earnings, and at times deemed advantageous by the board of directors of ViewPoint Bank. It also will support future growth and expanded operations, including increased lending and investment activities, as business and regulatory needs require. The ability to attract new capital also will help ViewPoint Bank address the needs of the communities it serves and enhance its ability to make acquisitions or expand into new businesses. The acquisition alternatives available to ViewPoint Bank are quite limited as a mutual institution because of a requirement in Office of Thrift Supervision regulations that the surviving institution in a merger involving a mutual institution generally must be in mutual form. After the reorganization, ViewPoint Bank will have an increased ability to merge with other mutual and stock institutions and ViewPoint Financial Group may acquire control of other mutual or stock savings associations and retain the acquired institution as a separate subsidiary of ViewPoint Financial Group. Finally, ViewPoint Bank is expected to benefit from its directors and employees having a stock ownership in its business, since that is viewed as an effective performance incentive and a means of attracting, retaining and compensating directors and employees. For a description of the proposed stock-based incentive plan, see "Management."

             Although ViewPoint Bank's ability to raise capital and general business flexibility will be improved by this reorganization, these advantages will be limited by the requirement in applicable laws and regulations that a mutual holding company maintain a majority ownership interest in its savings bank holding company subsidiary. These advantages also will be limited by ViewPoint Financial Group's offering of 45.0% of its to-be-outstanding common stock, which will affect ViewPoint Financial Group's ability to issue additional shares of common stock in the future without additional issuances of stock to ViewPoint MHC.

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             The advantages of the reorganization also could be achieved if ViewPoint Bank were to reorganize into a wholly owned subsidiary of a stock holding company, known as a standard conversion, rather than as a second-tier subsidiary of a mutual holding company. A standard conversion would free ViewPoint Bank from the restrictions on its ability to raise capital which result from the requirement that its mutual holding company maintain a majority ownership interest in ViewPoint Financial Group.

             Office of Thrift Supervision regulations require that savings institutions converting to stock form in a standard conversion sell all of their to-be-outstanding capital stock rather than a minority interest. The amount of equity capital that would be raised in a standard conversion would be substantially more than the amount raised in a minority stock offering by a subsidiary of a mutual holding company. A standard conversion would make it more difficult for ViewPoint Bank to maximize the return on its equity. A standard conversion also would eliminate all aspects of the mutual form of organization. Completion of the reorganization does not eliminate the possibility of ViewPoint MHC converting from mutual to stock form in the future; however, a full conversion is not contemplated at this time.

             After considering the advantages and disadvantages of the reorganization, as well as applicable fiduciary duties and alternative transactions, including a reorganization into a wholly owned subsidiary of a stock holding company rather than as a second-tier subsidiary of a mutual holding company, the board of directors of ViewPoint Bank unanimously approved the reorganization as being in the best interests of ViewPoint Bank and equitable to its account holders.

Effects of the Corporate Change

             General. The reorganization will have no effect on ViewPoint Bank's present business of accepting deposits and investing its funds in loans and other investments permitted by law. The reorganization will not result in any change in the existing services provided to depositors and borrowers, or in existing offices, management and staff. ViewPoint Bank will continue to be subject to regulation, supervision and examination by the Office of Thrift Supervision and the FDIC.

             Deposits and Loans. Each holder of a deposit account in ViewPoint Bank at the time of the reorganization will continue as an account holder in ViewPoint Bank after the reorganization, and the reorganization will not affect the deposit balance, interest rate or other terms of these accounts. Each account will be insured by the FDIC to the same extent as before the reorganization. Depositors in ViewPoint Bank will continue to hold their existing certificates, statements and other evidence of their accounts. The reorganization will not affect the loan terms of any borrower from ViewPoint Bank. The amount, interest rate, maturity, security for and obligations under each loan will remain as they existed prior to the reorganization. See "-- Voting Rights" and "-- Depositors Rights if We Liquidate" below for a discussion of the effects of the reorganization on the voting and liquidation rights of the depositors of ViewPoint Bank.

             Continuity. During the reorganization and stock issuance process, the normal business of ViewPoint Bank of accepting deposits and making loans will continue without interruption. Following completion of the reorganization and stock issuance, ViewPoint Bank will continue to be subject to regulation by the Office of Thrift Supervision, and FDIC insurance of accounts will continue without interruption. After the reorganization and stock issuance, ViewPoint Bank will continue to provide services for depositors and borrowers under current policies and by its present management and staff.

             The board of directors presently serving ViewPoint Bank will serve as the board of directors of ViewPoint Bank after the reorganization and stock issuance. The initial members of the board of directors of ViewPoint Financial Group and ViewPoint MHC will consist of the individuals currently serving on the board of directors of ViewPoint Bank. After the reorganization, the voting stockholders of ViewPoint Financial Group will elect approximately one-third of ViewPoint Financial Group's directors annually, and approximately one-third of the directors of ViewPoint MHC will be elected annually by the members of ViewPoint MHC, who will consist of the former members of ViewPoint Bank who maintain deposits with ViewPoint Bank, and all persons who become depositors of ViewPoint Bank after the reorganization. All current officers of ViewPoint Bank will retain their positions with ViewPoint Bank after the reorganization and stock issuance.

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             Voting Rights. After completion of the reorganization and stock issuance, members will have no voting rights in ViewPoint Bank or ViewPoint Financial Group and, therefore, will not be able to elect directors of ViewPoint Bank or ViewPoint Financial Group or to control their affairs. Currently these rights are held by depositors of ViewPoint Bank. After the reorganization and stock issuance, voting rights for ViewPoint Financial Group will be vested exclusively in the stockholders of ViewPoint Financial Group, which will own all of the stock of ViewPoint Bank. Each holder of common stock will be entitled to vote on any matter to be considered by the stockholders of ViewPoint Financial Group, subject to the provisions of ViewPoint Financial Group's charter.

             As a federally chartered mutual holding company, ViewPoint MHC will have no authorized capital stock and no stockholders. ViewPoint MHC will be controlled by members of ViewPoint Bank. These members may have signed proxies giving their voting rights to ViewPoint Bank's board of directors. The revocable proxies that members of ViewPoint Bank have granted to the board of directors of ViewPoint Bank give the board of directors of ViewPoint Bank general authority to cast a member's vote on any and all matters presented to the members. These proxies are deemed to cover the member's votes as members of ViewPoint MHC, and this authority is given to the board of directors of ViewPoint MHC. The plan of reorganization also provides for the transfer of proxy rights to the board of directors of ViewPoint MHC. As a result, the board of directors of ViewPoint MHC may be able to govern the operations of ViewPoint Bank and ViewPoint Financial Group, notwithstanding objections raised by members of ViewPoint MHC or stockholders of ViewPoint Financial Group, respectively, if the board of directors has been appointed proxy for a majority of the outstanding votes of members of ViewPoint MHC and these proxies have not been revoked. In addition, all persons who become depositors of ViewPoint Bank following the reorganization will have membership rights with respect to ViewPoint MHC.

             Depositors' Rights if We Liquidate. In the event of a voluntary liquidation of ViewPoint Bank prior to the reorganization, holders of deposit accounts in ViewPoint Bank would be entitled to distribution of any assets of ViewPoint Bank remaining after the claims of depositors and all other creditors are satisfied. Following the reorganization, the holder of ViewPoint Bank's common stock, which will be ViewPoint Financial Group, would be entitled to any assets remaining upon a liquidation, dissolution or winding up of ViewPoint Bank and, except through their liquidation interests in ViewPoint MHC, discussed below, holders of deposit accounts in ViewPoint Bank would not have any interest in these assets.

             In the event of a voluntary or involuntary liquidation, dissolution or winding up of ViewPoint MHC following completion of the reorganization, holders of deposit accounts in ViewPoint Bank would be entitled, pro rata to the value of their accounts, to distribution of any assets of ViewPoint MHC remaining after the claims of all creditors of ViewPoint MHC are satisfied. Stockholders of ViewPoint Financial Group will have no liquidation or other rights with respect to ViewPoint MHC solely as stockholders.

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             In the event of a liquidation, dissolution or winding up of ViewPoint Financial Group, each holder of shares of the common stock would be entitled to receive, after payment of all debts and liabilities of ViewPoint Financial Group, a pro rata portion of all assets of ViewPoint Financial Group available for distribution to holders of the common stock.

             There currently are no plans to liquidate ViewPoint Bank, ViewPoint Financial Group or ViewPoint MHC in the future.

             Tax Effects of Our Corporate Change and Stock Offering. ViewPoint Bank has received an opinion from its special counsel, Silver, Freedman & Taff L.L.P., Washington, D.C., as to the material federal income tax consequences of the reorganization and stock issuance to ViewPoint Bank, ViewPoint Financial Group and ViewPoint MHC, and as to the generally applicable material federal income tax consequences of the reorganization and stock issuance to ViewPoint Bank's account holders and to persons who purchase common stock in the offering.

             The opinion provides that, among other things:

  ViewPoint Bank's adoption of a charter in stock form, known as the bank conversion, will qualify as a tax-free reorganization under Internal Revenue Code of 1986, as amended, Section 368(a)(1)(F);

  no gain or loss will be recognized by ViewPoint Bank or the stock bank in the bank conversion;

  no gain or loss will be recognized by the depositors of ViewPoint Bank on the receipt of equity interests with respect to ViewPoint MHC in exchange for their equity interests surrendered therefor;

  the receipt of stock by depositors for equity interests in ViewPoint MHC will constitute a tax-free exchange of property solely for voting "stock" pursuant to Internal Revenue Code Section 351;

  the transfer by ViewPoint MHC of the stock bank's stock to ViewPoint Financial Group will constitute a tax-free exchange of property solely for voting stock pursuant to Internal Revenue Code Section 351;

  ViewPoint MHC will recognize no gain or loss upon the transfer of the stock bank stock to ViewPoint Financial Group in exchange for common stock pursuant to Internal Revenue Code Section 351;

  ViewPoint Financial Group will recognize no gain or loss upon its receipt of stock bank stock from ViewPoint MHC in exchange for common stock;

  ViewPoint Financial Group will recognize no gain or loss upon the receipt of money in exchange for shares of common stock;

  no gain or loss will be recognized by ViewPoint Bank's account holders upon the issuance to them of accounts in the stock bank in stock form immediately after the reorganization and stock issuance, in the same dollar amounts and on the same terms and conditions as their accounts at ViewPoint Bank immediately prior to the reorganization and stock issuance; and

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  it is more likely than not that no gain or loss will be recognized to account holders upon the receipt or exercise of subscription rights in the reorganization and stock issuance, as discussed below.

             If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of these rights would be taxable probably only to those eligible subscribers who exercise the subscription rights, either as a capital gain or ordinary income, in an amount equal to such value, and ViewPoint Financial Group and ViewPoint Bank could recognize gain on any distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

             The opinion of Silver, Freedman & Taff, L.L.P. is based in part upon, and subject to the continuing validity in all material respects through the date of the reorganization and stock issuance of, various representations of ViewPoint Bank and upon certain assumptions and qualifications, including that the reorganization and stock issuance are completed in the manner and according to the terms provided in the plan of reorganization and stock issuance. This opinion is also based upon the Internal Revenue Code, regulations now in effect, current administrative rulings and practice and judicial authority, all of which are subject to change and any change may be made with retroactive effect. Unlike private letter rulings received from the IRS, an opinion is not binding upon the IRS and there can be no assurance that the IRS will not take a position contrary to the positions reflected in this opinion, or that this opinion will be upheld by the courts if challenged by the IRS.

             ViewPoint Bank also has obtained an opinion from Crowe Chizek and Company LLC that the income tax effects of the reorganization and stock issuance under Texas tax laws will be substantially the same as described above with respect to federal income tax laws.

             ViewPoint Financial Group and ViewPoint Bank have received a letter from Feldman Financial Advisors, stating its belief that the subscription rights do not have any value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and give the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. Feldman Financial Advisors specializes in providing financial valuations, opinions and analyses of securities of companies engaged in the financial services industry. Feldman Financial Advisors has provided subscription rights opinions in connection with numerous mutual-to-stock conversion offerings.

How We Determined Our Price and the Number of Shares to be Issued in the Stock Offering

             The plan of reorganization and stock issuance requires that the purchase price of the common stock must be based on the appraised pro forma market value of ViewPoint Financial Group and ViewPoint Bank, as determined on the basis of an independent valuation. ViewPoint Bank has retained Feldman Financial Advisors to make this valuation. For its services in making this appraisal, Feldman Financial Advisors' fees and out-of-pocket expenses are estimated to be $65,000. ViewPoint Bank has agreed to indemnify Feldman Financial Advisors and any employees of Feldman Financial Advisors who act for or on behalf of Feldman Financial Advisors in connection with the appraisal against any and all loss, cost, damage, claim, liability or expense of any kind, including claims under federal and state securities laws, arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by ViewPoint Bank to Feldman Financial Advisors, unless Feldman Financial Advisors is determined to be negligent or otherwise at fault.

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             An appraisal has been made by Feldman Financial Advisors in reliance upon the information contained in this prospectus, including the financial statements. Feldman Financial Advisors also considered the following factors, among others:

  the present and projected operating results and financial condition of ViewPoint Financial Group and ViewPoint Bank, which were prepared by ViewPoint Bank then adjusted by Feldman Financial Advisors to reflect the net proceeds of this offering and the economic and demographic conditions in ViewPoint Bank's existing market areas as prepared by ViewPoint Bank;

  certain historical, financial and other information relating to ViewPoint Bank, which were prepared by ViewPoint Bank;

  the impact of the reorganization on ViewPoint Bank's net worth and earnings potential as calculated by Feldman Financial Advisors; and

  the proposed dividend policy of ViewPoint Financial Group and ViewPoint Bank.

             The appraisal also incorporated an analysis of a peer group of publicly traded thrift mutual holding companies that Feldman Financial Advisors considered to be comparable to ViewPoint Financial Group. The peer group analysis conducted by Feldman Financial Advisors included a total of 11 publicly traded thrift holding companies. The analysis of comparable publicly traded mutual holding companies included an evaluation of the average and median price-to-earnings and price-to-book value ratios indicated by the market prices of the peer companies. Feldman Financial Advisors applied the peer group's pricing ratios as adjusted for certain qualitative valuation factors to account for differences between ViewPoint Financial Group and the peer group, to ViewPoint Financial Group's pro forma earnings and book value to derive the estimated pro forma market value of ViewPoint Financial Group on a fully converted basis.

             In its review of the appraisal provided by Feldman Financial Advisors, the board of directors reviewed the methodologies and the appropriateness of the assumptions used by Feldman Financial Advisors in addition to the factors listed above, and the board of directors believes that these assumptions were reasonable.

             On the the basis of the foregoing, Feldman Financial Advisors has advised ViewPoint Financial Group that, in its opinion dated May 31, 2006, the estimated pro forma market value of the common stock on a fully converted basis, ranged from a minimum of $165.8 million to a maximum of $224.3 million with a midpoint of $195.0 million. The board of directors of ViewPoint Financial Group determined that the common stock should be sold at $10.00 per share. Based on the estimated pro forma market value and the purchase price, the number of shares of common stock that ViewPoint Financial Group will issue will range from between 16,575,000 shares and 22,425,000 shares, with a midpoint of 19,500,000 shares. The board determined to offer 45.0% of these shares, or between 7,458,750 shares and 10,091,250 shares with a midpoint of 8,775,000 shares, the "estimated offering range," to depositors and the public pursuant to this prospectus. After the offering, purchasers in the offering will own 45.0% and ViewPoint MHC will own 55.0% of ViewPoint Financial Group's outstanding shares of common stock. The estimated offering range may be amended with the approval of the Office of Thrift Supervision or if necessitated by subsequent developments in the financial condition of ViewPoint Financial Group or market conditions generally. In the event the estimated market value is updated to amend the value of the ViewPoint Financial Group on a fully converted basis below $165.8 million or above $257.9 million, which is the maximum of the estimated valuation range, as adjusted by 15%, a new appraisal will be filed with the Office of Thrift Supervision.

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             Based upon current market and financial conditions and recent practices and policies of the Office of Thrift Supervision, in the event ViewPoint Financial Group receives orders for common stock in excess of $100.9 million, the maximum of the estimated offering range, and up to $116.0 million, the maximum of the estimated offering range, as adjusted by 15%, ViewPoint Financial Group may be required by the Office of Thrift Supervision to accept all such orders. No assurances, however, can be made that ViewPoint Financial Group will receive orders for common stock in excess of the maximum of the estimated offering range or that, if these orders are received, that all these orders will be accepted because ViewPoint Financial Group's final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from Feldman Financial Advisors, which reflects the increase in the valuation and the approval of the increase by the Office of Thrift Supervision. In addition, an increase in the number of shares above 10,091,250 shares, will first be used, if necessary, to fill the order of the employee stock ownership plan. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the offering.

             The following table presents a summary of selected pricing ratios for the peer group companies and for ViewPoint Financial Group on a non-fully converted basis as of and for the year ended December 31, 2005. The peer group, which consists of 11 publicly traded thrift holding companies, which are all in mutual holding company form, includes companies that range in asset size from $556.8 million to $2.0 billion and have market capitalizations ranging from $76.9 million to $996.5 million. Compared to the average pricing ratios of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a premium of 162.7% on a price-to-earnings basis and a discount of 43.2% on a price-to-book basis. The estimated appraised value and the resulting discounts took into consideration the potential financial impact of the offering. Since not all mutual holding companies retained 55% of the total shares issued, and some have repurchased shares, a distortion of the price to earnings multiples and price to book value ratios may be present.

             In determining the estimated pro forma market value, Feldman Financial Advisors concluded that ViewPoint Financial Group's pro forma valuation should be discounted relative to the peer group companies due to its recent earnings performance and the new issue discount applicable to newly converted, unseasoned thrift stock issues versus existing thrift stocks with actual trading histories. The resulting pro forma valuation range for ViewPoint Financial Group reflected a discount to the peer group on a price-to-book basis. However, because of ViewPoint Bank's lower historical earnings performance relative to the peer group comparables, the pro forma price-to-earnings ratio for ViewPoint Financial Group is skewed upward by the computed valuation ratio effect.

             The financial impact of the offering includes the gross proceeds of the offering, less offering expenses and the effects of the benefit plans we expect to implement. Earnings used in the calculation of the pricetoearnings ratio are defined as our normalized tax-effected earnings for the twelve months ended March 31, 2006, plus the financial impact of the offering. The financial impact of the offering includes the pro forma aftertax income generated from the reinvestment of the net proceeds of the offering, less the expense related to the benefit plans.

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	Non-Fully Converted Price to Earnings Multiple	Non-Fully Converted Price to Book Value Ratio
ViewPoint Financial Group
Maximum, as adjusted	125.0x	124.8%
Maximum	111.1x	115.9%
Minimum	100.0x	97.2%

Valuation of peer group companies as of May 31, 2006(1)
Averages	42.3x	204.1%
Medians	38.7x	194.1%
____________ (1) Reflects earnings and equity as of or for the most recent 12-month period.

             The following table presents a summary of selected pricing ratios for the peer group companies and ViewPoint Financial Group with the ratios adjusted to the hypothetical case of being fully converted. Compared to the average fully converted pricing ratios of the peer group, our pro forma fully converted pricing ratios at the maximum of the offering range indicated a premium of 99.6% on a price-to-earnings basis and a discount of 23.5% on a price-to-book basis. Feldman Financial Advisors' calculations of the fully converted pricing multiples for the peer group companies assume the pro forma impact of selling the mutual holding company shares of each of the peer group companies at their respective trading prices as of May 31, 2006. Feldman Financial Advisors' calculation of our fully converted pricing ratios assumes the pro forma impact of selling 100% of the shares to be outstanding at $10.00 per share.

	Fully Converted Price to Earnings Multiple	Fully Converted Price to Book Value Ratio
ViewPoint Financial Group
Maximum, as adjusted	62.5x	78.1%
Maximum	62.5x	74.5%
Minimum	58.8x	66.3%

Valuation of peer group companies as of May 31, 2006(1)
Averages	31.3x	97.3%
Medians	27.1x	97.7%
____________ (1) Reflects earnings and equity as of or for the most recent 12-month period.

             The following table was provided to our board of directors by Feldman Financial Advisors as part of its appraisal. It presents information for all mutual holding company organizations conducting a minority stock offering that were completed during the period from January 1, 2005 through May 31, 2006. The table presents the average percentage stock price appreciation from the initial trading date to the dates presented in the table. Feldman Financial Advisors advised our board of directors that its appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public thrift holding companies whose stock has traded for at least one year prior to the valuation date. Feldman Financial Advisors also advised our board of directors that the aftermarket trading experience of recent transactions was considered in the appraisal as a general indicator of current market conditions, but was not relied upon as a primary valuation methodology.

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             This table is not intended to indicate how our stock may perform. Furthermore, this table presents only short-term price performance and may not be indicative of the longer-term stock price performance of these companies. The increase in any particular company's stock price is subject to various factors, including, but not limited to, the amount of proceeds a company raises, the company's historical and anticipated operating results, the nature and quality of the company's assets, the company's market area, and the quality of management and management's ability to deploy proceeds (such as through loans and investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market and economic conditions, the interest rate environment, the market for financial institutions and merger or takeover transactions, the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not in the control of management. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the "Risk Factors."

					Price Appreciation After
Company	State	IPO Date	Total Assets ($Mil.)	Stock Retained by MHC (%)	One Day (%)	One Week (%)	One Month (%)	Price Appreciation Through 5/31/06 (%)

Mutual Federal Bancorp, Inc.	IL	04/06/06	64.5	70.0	11.3	11.0	11.4	10.0
Lake Shore Bancorp, Inc.	NY	04/04/06	333.7	53.0	7.0	5.5	2.9	0.5
United Community Bancorp	IN	03/31/06	323.6	55.0	8.0	8.4	5.5	3.2
Magyar Bancorp, Inc.	NJ	01/24/06	359.7	54.0	6.5	5.0	6.0	12.5
Greenville Federal Financial Corp.	OH	01/05/06	128.4	55.0	2.5	2.5	0.0	(2.2)
Equitable Financial Corp.	NE	11/08/05	163.7	55.0	0.0	0.0	(5.0)	(8.0)
Investors Bancorp, Inc.	NJ	10/12/05	4,992.8	54.3	0.2	0.7	5.2	37.0
Wauwatosa Holdings, Inc.	WI	10/05/05	1,386.1	68.4	12.5	11.5	9.5	57.0
Ottawa Savings Bancorp, Inc.	IL	07/15/05	173.3	55.0	10.0	5.0	7.0	17.5
United Financial Bancorp, Inc.	MA	07/13/05	796.0	53.4	17.5	15.7	17.0	17.1
Colonial Bankshares, Inc.	NJ	06/30/05	296.2	54.0	6.0	6.9	7.5	21.8
Heritage Financial Group	GA	06/30/05	347.8	70.0	7.5	7.2	9.3	31.5
North Penn Bancorp, Inc.	PA	06/02/05	90.5	53.9	10.0	2.5	1.5	11.5
Rockville Financial, Inc.	CT	05/23/05	923.5	55.0	4.8	10.5	19.6	42.6
FedFirst Financial Corp.	PA	04/07/05	270.3	55.0	(6.6)	(7.1)	(14.5)	1.5
Brooklyn Federal Bancorp, Inc.	NY	04/06/05	303.7	70.0	(0.5)	(0.1)	(5.0)	20.0
Prudential Bancorp, Inc.	PA	03/30/05	405.0	55.0	(1.5)	(6.5)	(12.5)	33.2
Kentucky First Federal Bancorp	KY	03/03/05	139.8	55.0	7.9	11.0	12.4	5.2
Kearny Financial Corp.	NJ	02/24/05	1,935.5	70.0	13.9	14.3	10.8	37.0
Home Federal Bancorp, Inc.	LA	01/21/05	95.7	60.0	(1.0)	0.0	(0.8)	2.0
BV Financial, Inc.	MD	01/14/05	98.1	55.0	(6.5)	(4.0)	(1.5)	(5.0)
Georgetown Bancorp, Inc.	MA	01/06/05	124.9	55.0	2.0	0.0	0.5	(9.0)
Average			625.1	58.2	5.1	4.5	3.9	15.1
Median			300.0	55.0	6.3	5.0	5.4	12.0

             Data presented in the table reflects a small number of transactions. While stock prices of similar institutions have, on average, increased for the limited period presented, there can be no assurance that our stock price will appreciate the same amount, if at all. There also can be no assurance that our stock price will not trade below the initial offering price of $10.00 per share.

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             Feldman Financial Advisors' valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing these shares. Feldman Financial Advisors did not independently verify the consolidated financial statements and other information provided by ViewPoint Financial Group, nor did Feldman Financial Advisors value independently the assets or liabilities of ViewPoint Financial Group. The valuation considers ViewPoint Financial Group as a going concern and should not be considered as an indication of the liquidation value of ViewPoint Financial Group. Moreover, because this valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing common stock in the offerings will thereafter be able to sell such shares at prices at or above the purchase price or in the range of the valuation described above.

             Prior to completion of the offering, the maximum of the estimated offering range may be increased up to 15% and the number of shares of common stock offered may be increased to 11,604,938 shares to reflect changes in market and financial conditions or to fill the order of the employee stock ownership plan, without the resolicitation of subscribers. See "- Limitations on Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the estimated offering range to fill unfilled orders in the subscription offering.

             No sale of shares of common stock in the offering may be completed unless, prior to the completion, Feldman Financial Advisors confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the aggregate value of the common stock to be issued is materially incompatible with the estimate of the aggregate consolidated pro forma market value of ViewPoint Financial Group. If this confirmation is not received, ViewPoint Financial Group may cancel the offering, extend the offering period and establish a new estimated offering range and/or estimated price range, extend, reopen or hold a new offering or take any other action the Office of Thrift Supervision may permit.

             Depending upon market or financial conditions following the start of the subscription offering, the total number of shares of common stock may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the purchase price is not below the minimum or more than 15% above the maximum of the estimated offering range. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the estimated offering range or more than 15% above the maximum of such range, purchasers will be resolicited and be permitted to continue their orders, in which case they will need to reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at ViewPoint Bank's statement savings rate of interest, or be permitted to modify or rescind their subscriptions. Any change in the estimated offering range must be approved by the Office of Thrift Supervision.

             An increase in the number of shares of common stock as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and ViewPoint Financial Group's pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber's ownership interest and ViewPoint Financial Group's pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Risk Factors – The implementation of stock-based incentive plans may dilute your ownership interest" and "Pro Forma Data."

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             Copies of the appraisal report of Feldman Financial Advisors, including any amendments, and the detailed report of the appraiser setting forth the method and assumptions for the appraisal are available for inspection at the main office of ViewPoint Bank and the other locations specified under "Additional Information."

Subscription Offering and Subscription Rights

             Under the plan of reorganization and stock issuance, rights to subscribe for the purchase of common stock have been granted to the following persons in the following order of descending priority:

  depositors of ViewPoint Bank with account balances of at least $50 as of the close of business on December 31, 2004 ("Eligible Account Holders");

  tax-qualified employee plans ("Tax-Qualified Employee Plans");

  depositors of ViewPoint Bank, other than directors and officers of ViewPoint Bank, with account balances of at least $50 as of the close of business on March 31, 2006 ("Supplemental Eligible Account Holders"); and

  depositors of ViewPoint Bank as of the close of business on ________ __, 2006 ("Other Members").

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of reorganization and stock issuance and as described below under "- Limitations on Stock Purchases."

             Preference Category No. 1: Eligible Account Holders. Each Eligible Account Holder shall receive, without payment, first priority, nontransferable subscription rights to subscribe for shares of common stock in an amount equal to the greater of:

(1)	$400,000 or 40,000 shares of common stock;
(2)	one-tenth of one percent of the total offering of shares of common stock; or
(3)	15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in ViewPoint Bank in each case as of the close of business on December 31, 2004 (the "Eligibility Record Date"), subject to the overall purchase limitations.

See "- Limitations on Stock Purchases."

             If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for, or 100 shares. Thereafter, any shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled pro rata in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. For example, if an Eligible Account Holder with an unfilled subscription has qualifying deposits totaling $100, and the total amount of qualifying deposits for Eligible Account Holders with unfilled subscriptions was $1,000, then the number of shares that may be allocated to fill this Eligible Account Holder's subscription would be 10% of the shares remaining available, up to the amount subscribed for. Subscription Rights of Eligible Account Holders will be subordinated to the priority rights of Tax-Qualified Employee Plans to purchase shares in excess of the maximum of the estimated offering range.

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             To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of ViewPoint Financial Group and ViewPoint Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding December 31, 2004.

             Preference Category No. 2: Tax-Qualified Employee Plans. Each Tax-Qualified Employee Plan, including the employee stock ownership plan, shall be entitled to receive, without payment, second priority, nontransferable subscription rights to purchase up to 10% of the common stock, provided that individually or in the aggregate such plans (other than that portion of such plans which is self-directed) shall not purchase more than 10% of the shares of common stock, including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the estimated offering range. The employee stock ownership plan intends to purchase 3.6% of the shares of common stock to be outstanding following completion of the offering or 8.0% of the shares issued in the offering (excluding shares issued to ViewPoint MHC), or 596,700 shares and 807,300 shares based on the minimum and maximum of the estimated offering range, respectively. Subscriptions by any of the Tax-Qualified Employee Plans will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the subscription and direct community offerings, including subscriptions of any of ViewPoint Bank's directors, officers, employees or associates thereof. Subscription rights received pursuant to this category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to category No.1; provided, however, that notwithstanding any other provision of the plan of reorganization and stock issuance to the contrary, the Tax-Qualified Employee Plans shall have a first priority subscription right to the extent that the total number of shares of common stock sold in the offering exceeds the maximum of the estimated offering. In the event that the total number of shares offered in the offering is increased to an amount greater than the number of shares representing the maximum of the estimated offering range, each Tax-Qualified Employee Plan will have a priority right to purchase any such shares exceeding the maximum of the estimated offering range up to an aggregate of 10% of the common stock sold in the offering. See "Management - Benefits -- Employee Stock Ownership Plan."

             Preference Category No. 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the Tax-Qualified Employee Plans, each Supplemental Eligible Account Holder shall be entitled to receive, without payment, third priority, nontransferable subscription rights to subscribe for shares of common stock in an amount equal to the greater of:

(1)	$400,000 or 40,000 shares of common stock;
(2)	one-tenth of one percent of the total offering of shares of common stock; or

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(3)	15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in ViewPoint Financial Group in each case on the close of business on March 31, 2006 (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitations.

See "- Limitations on Stock Purchases."

             If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No.1) equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated pro rata among the Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

             Preference Category No. 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, each Other Member shall receive, without payment, fourth priority, nontransferable subscription rights to subscribe for shares of ViewPoint Financial Group common stock, up to the greater of $400,000 or 40,000 shares of common stock or one-tenth of one percent of the total offering of shares of common stock in the offerings, subject to the overall purchase limitations. See "-- Limitations on Stock Purchases."

             In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered in the Stock Offering, available shares will be allocated among the subscribing Other Members pro rata in the same proportion that the Other Member's number of votes on the voting record date for approval of the plan of reorganization and stock issuance bears to the total number of votes on the voting record date of all subscribing Other Members on that date.

             Expiration Date for the Subscription Offering. The subscription offering will expire at 12:00 noon, Plano, Texas time, on _________ __, 2006 (the "subscription expiration date"), unless extended for up to 45 days or for such additional periods by ViewPoint Financial Group as may be approved by the Office of Thrift Supervision. Subscription rights that have not been exercised prior to the subscription expiration date (unless extended) will become void. If the stock offering is extended, we will be required to notify each subscriber and resolicit subscriptions. During any extension period, subscribers will have the right to modify or rescind their subscriptions and, unless an affirmative response is received, a subscriber's funds will be returned with interest at ViewPoint Bank's passbook savings account rate.

             We will not execute orders until at least the minimum number of shares of common stock, 7,458,750 shares, have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the subscription expiration date, unless this period is extended with the consent of the Office of Thrift Supervision, all funds delivered to us pursuant to the subscription offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the subscription expiration date is granted, we will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

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Direct Community Offering

             To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members, we anticipate we will offer shares pursuant to the plan of reorganization to members of the general public who receive a prospectus, with a preference given to natural persons residing in Collin, Dallas, Denton, Grayson, Rockwall and Tarrant counties in Texas. These natural persons are referred to as preferred subscribers. Persons, together with an associate or group of persons acting in concert with such persons, may not subscribe for or purchase more than $400,000 of common stock in the direct community offering, if any. We may limit total subscriptions in the direct community offering so as to assure that the number of shares available for the public offering may be up to a specified percentage of the number of shares of common stock. Finally, we may reserve shares offered in the direct community offering for sales to institutional investors. The opportunity to subscribe for shares of common stock in any direct community offering will be subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part from any person either at the time of receipt of an order or as soon as practicable following the subscription expiration date. The direct community offering, if any, shall commence concurrently with, during or promptly after the subscription offering and shall not be for more than 45 days after the end of the subscription offering.

             In the event of an oversubscription for shares in the direct community offering, shares may be allocated, to the extent shares remain available, first to each preferred subscriber whose order is accepted by us. Thereafter, shares may be allocated to cover the orders of any other person subscribing for shares in the direct community offering so that each such person subscribing for shares may receive 1,000 shares, if available, and thereafter on a pro rata basis to such person based on the amount of their respective subscriptions.

Public Offering

             As a final step in the offering, the plan of reorganization and stock issuance provides that, if feasible, all shares of common stock not purchased in the subscription offering and direct community offering may be offered for sale to selected members of the general public in a public offering through our marketing agent, Keefe, Bruyette and Woods. We call this the public offering. It is expected that a public offering, if any, would commence as soon as practicable after termination of the subscription offering and the direct community offering. We, in our sole discretion, have the right to reject orders in whole or in part received in the public offering. Neither Keefe, Bruyette & Woods nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the public offering; however, Keefe, Bruyette & Woods has agreed to use its best efforts in the sale of shares in the public offering.

             The price at which common stock is sold in the public offering will be the same price at which shares are offered and sold in the subscription offering and direct community offering. Subject to the overall purchase limitations, no person by himself or herself may purchase more than $400,000 or 40,000 shares of common stock in the public offering. See "- Limitations on Stock Purchases."

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             Keefe, Bruyette & Woods may enter into agreements with broker-dealers to assist in the sale of the shares in the public offering, although no such agreements exist as of the date of this prospectus. No orders may be placed or filled by or for a selected dealer during the subscription offering. After the close of the subscription offering, Keefe, Bruyette & Woods will instruct selected dealers as to the number of shares to be allocated to each selected dealer. Only after the close of the subscription offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers. During the subscription offering and direct community offering, selected dealers only may solicit indications of interest from their customers to place orders with us as of a certain order date for the purchase of shares of ViewPoint Financial Group common stock. When, and if, Keefe, Bruyette & Woods and we believe that enough indications of interest and orders have not been received in the subscription offering and direct community offering to consummate the reorganization, Keefe, Bruyette & Woods will request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected dealers will send confirmations of the orders to such customers on the next business day after the order date. Selected dealers will debit the accounts of their customers on the settlement date, which date will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, selected dealers will deposit funds to the account established at ViewPoint Bank for each selected dealer. Each customer's funds forwarded to one of these accounts, along with all other accounts held in the same title, will be insured by the FDIC up to $100,000 in accordance with applicable regulations. After payment has been received by us from selected dealers, funds will earn interest at ViewPoint Bank's statement savings rate until the completion or termination of the offering. Funds will be promptly returned, with interest, in the event the offering is not completed as described above.

             The public offering will be completed within 45 days after the termination of the subscription offering, unless extended by us with the approval of the Office of Thrift Supervision. See "- How We Determined Our Price and the Number of Shares to be Issued in the Stock Offering" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

Persons Who are Not Permitted to Participate in the Stock Offering

             We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of reorganization and stock issuance reside. We are not required, however, to offer stock in the subscription offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

  the number of persons otherwise eligible to subscribe for shares under the plan of reorganization and stock issuance who reside in such jurisdiction is small; or

  the granting of subscription rights or the offer or sale of shares of common stock to such persons would require us or any of our officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify ViewPoint Financial Group securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; or

  such registration, qualification or filing in our judgment would be impracticable or unduly burdensome for reasons of cost or otherwise.

Where the number of persons eligible to subscribe for shares in one state is small, we will base our decision as to whether or not to offer the common stock in that state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares, or the need for us, or our officers, directors or employees to register as brokers, dealers or salesmen.

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Limitations on Stock Purchases

             The stock plan includes the following limitations on the number of shares of ViewPoint Financial Group common stock that may be purchased in the offering:

(1)	No fewer than 25 shares of common stock may be purchased, to the extent shares are available;
(2)	Each Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of:
  $400,000 or 40,000 shares of common stock;

  one-tenth of one percent of the total offering of shares of common stock; or

  15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in ViewPoint Bank in each case as of the close of business on the Eligibility Record Date, subject to the overall limitation in clause (7) below;

(3)	The Tax-Qualified Employee Plans, including an employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering, and including any additional shares issued in the event of an increase in the estimated offering range;

(4)	Each Supplemental Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of:
  $400,000 or 40,000 shares of common stock;

  one-tenth of one percent of the total offering of shares of common stock; or

  15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in ViewPoint Bank in each case as of the close of business on the Supplemental Eligibility Record Date, subject to the overall limitation in clause (7) below;

(5)	Each Other Member may subscribe for and purchase in the subscription offering up to the greater of $400,000 or 40,000 shares of common stock or one-tenth of one percent of the total offering of shares of common stock, subject to overall limits in clause (7) below;

(6)	Persons purchasing shares of common stock in the direct community offering or public offering may purchase up to $400,000 or 40,000 shares of common stock in each of the direct community offering or public offering, subject to the overall limitation in clause (7) below;

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(7)	Except for the Tax-Qualified Employee Plans, and the Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, the maximum number of shares of ViewPoint Financial Group common stock subscribed for or purchased in all categories of the offerings by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed $700,000 or 70,000 shares of common stock; and

(8)	No more than 25% of the total number of shares offered for sale in the offering may be purchased by directors and officers of ViewPoint Financial Group and ViewPoint Bank and their associates in the aggregate, excluding purchases by the Tax-Qualified Employee Plans.

             Depending on the amount of shares subscribed for in this offering, and based upon market and financial conditions, we may increase or decrease these purchase limits, subject to regulatory approval, if required.

             Subject to any required regulatory approval and the requirements of applicable laws and regulations, our board of directors may, in its sole discretion, increase the individual amount permitted to be subscribed for to a maximum of 9.99% of the number of shares sold in the offering, provided that orders for shares exceeding 5% of the shares being offered in the offering shall not exceed, in the aggregate, 10% of the shares being offered in the offering. Requests to purchase additional shares of common stock will be allocated by our board of directors on a pro rata basis giving priority in accordance with the preference categories set forth in this prospectus.

             The term "associate" when used to indicate a relationship with any person means:

  any corporation or organization (other than ViewPoint Financial Group, ViewPoint Bank and ViewPoint MHC or a majority-owned subsidiary of any of them) of which the person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

  any trust or other estate in which the person has a substantial beneficial interest or as to which the person serves as trustee or in a similar fiduciary capacity;

  any relative or spouse of the person, or any relative of the spouse, who has the same home as the person or who is a director or officer of ViewPoint Financial Group, ViewPoint Bank or ViewPoint MHC or a subsidiary or affiliate of any of them; and

  any person acting in concert with any of the persons or entities specified above;

provided, however, that any employee plans (whether tax-qualified or not) shall not be deemed to be an associate of any director or officer of ViewPoint Financial Group, ViewPoint Bank or ViewPoint MHC, to the extent provided in the plan of reorganization and stock issuance. When used to refer to a person other than an officer or director of ViewPoint Financial Group, ViewPoint Bank or ViewPoint MHC, our board of directors, or officers delegated by our board of directors, in their sole discretion may determine the persons that are associates of other persons.

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             The term "acting in concert" is defined to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company that acts in concert with another person or company also shall be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that the Tax-Qualified Employee Plans will not be deemed to be acting in concert with their trustees or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by each plan will be aggregated. The determination of whether a group is acting in concert shall be made solely by our board of directors, or officers delegated by our board of directors, and may be based on any evidence upon which such board or delegatee chooses to rely.

Plan of Distribution and Marketing Arrangements

             We have retained Keefe, Bruyette & Woods to consult with and to advise and assist us, on a best efforts basis, in the distribution of our common stock in this offering. The services that Keefe, Bruyette & Woods will provide include, but are not limited to:

  training our employees who will perform certain ministerial functions in the subscription offering and direct community offering regarding the mechanics and regulatory requirements of the stock offering process;

  managing the stock information center by assisting interested stock subscribers and by keeping records of all stock orders; and

  preparing marketing materials.

             For its services, Keefe, Bruyette & Woods will receive a management fee of $50,000 and a success fee of 1.0% of the aggregate purchase price, less any shares of common stock sold to our directors, officers, and employees and the Tax-Qualified Employee Plans. The success fee paid to Keefe, Bruyette & Woods will be reduced by the amount of the management fee. In the event that selected dealers are used to assist in the sale of our common stock in the direct community offering, these dealers will be paid a fee of up to 5.5% of the total purchase price of the shares sold by such dealers. We have agreed to indemnify Keefe, Bruyette & Woods against certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended, and will contribute to payments Keefe, Bruyette & Woods may be required to make in connection with any such claims or liabilities. In addition, Keefe, Bruyette & Woods will be reimbursed for the fees of its legal counsel in an amount not to exceed $45,000 and other reasonable out-of-pocket expenses not to exceed $50,000.

             Sales of shares of our common stock will be made by registered representatives affiliated with Keefe, Bruyette & Woods, or by the broker-dealers managed by Keefe, Bruyette & Woods. Keefe, Bruyette & Woods has undertaken that our common stock will be sold in a manner that will ensure that the distribution standards of The NASDAQ National Market will be met. A stock information center will be established at ViewPoint Bank's administrative office located at 1201 W. 15th Street, Plano, Texas 75075. We will rely on Rule 3a4-1 of the Securities Exchange Act of 1934 and sales of our common stock will be conducted within the requirements of this rule, so as to permit officers, directors and employees to participate in the sale of our common stock in those states where the law permits. No officer, director or employee of ours will be compensated directly or indirectly by the payment of commissions or other remuneration in connection with his or her participation in the sale of common stock.

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Procedure for Purchasing Shares in the Subscription Offering

             To ensure that each purchaser receives a prospectus at least 48 hours before the subscription expiration date (unless extended) in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms only will be distributed with a prospectus.

             To purchase shares in the subscription offering, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at ViewPoint Bank, which may be given by completing the appropriate blanks in the order form, must be received by us by 12:00 noon, Plano, Texas time, on the subscription expiration date, unless extended. In addition, we will require a prospective purchaser to execute a certification in the form required by applicable Office of Thrift Supervision regulations in connection with any sale of common stock. Order forms that are not received by this time or are executed defectively or are received without full payment, or appropriate withdrawal instructions, are not required to be accepted. In addition, we will not accept orders submitted on photocopied or facsimiled order forms nor order forms on which the certification is not executed. We have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that we will do so. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the offering has not been completed within 45 days after the end of the subscription offering, or this period has been extended.

             In order to ensure that Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date, December 31, 2004, the Supplemental Eligibility Record Date, March 31, 2006 or the Other Member Record Date, _______ __, 2006, must list all accounts on the stock order form giving all names in each account and the account numbers. Failure to list all of your accounts may result in fewer shares being allocated to you than if all of your accounts had been disclosed.

             Payment for subscriptions may be made:

  by check or money order to ViewPoint Financial Group;

  by authorization of withdrawal from deposit accounts maintained with ViewPoint Bank (including a certificate of deposit); or

  in cash, if delivered in person at any full-service banking office of ViewPoint Bank, although we request that you exchange cash for a check with any of our tellers.

No wire transfers will be accepted. Interest will be paid on payments made by cash, check or money order at our then-current statement savings rate from the date payment is received until completion of the offering. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rate, but may not be used by the subscriber until all of ViewPoint Financial Group common stock being offered has been sold or the plan of reorganization and stock issuance is terminated, whichever is earlier.

             If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account at ViewPoint Bank, we will do so as of the consummation date of the offering. ViewPoint Bank will waive any applicable penalties for early withdrawal from certificate accounts.

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             In the event of an unfilled amount of any subscription order, we will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization, after completion of the offering. If for any reason the offering is not consummated, purchasers will have refunded to them all payments made, with interest, and all withdrawal authorizations will be canceled in the case of subscription payments authorized from accounts at ViewPoint Bank.

             If any employee plans (whether tax-qualified or not) subscribe for shares during the subscription offering, these plans will not be required to pay for the shares subscribed for at the time they subscribe, but, rather, they may pay for shares of common stock subscribed for at the purchase price upon completion of the subscription offering and direct community offering, if all shares are sold, or upon completion of the public offering if shares remain to be sold in such offering. In the event that, after the completion of the subscription offering, the amount of shares to be issued is increased above the maximum of the estimated valuation range included in this prospectus, the Tax-Qualified Employee Plans and non-tax-qualified employee plans will be entitled to increase their subscriptions by a percentage equal to the percentage increase in the amount of shares to be issued above the maximum of the estimated valuation range, provided that such subscription will continue to be subject to applicable purchase limits and stock allocation procedures.

             Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of ViewPoint Financial Group common stock in the subscription offering and direct community offering. ERISA provisions and IRS regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of common stock in the offerings make such purchases for the exclusive benefit of the IRAs. IRAs maintained at ViewPoint Bank are not self-directed IRAs and any interested parties wishing to use these IRA funds for stock purchases may do so, but they must first have their accounts transferred to a self-directed IRA account with an unaffiliated trustee. The transfer of funds to a new trustee takes time, so please make arrangements as soon as possible.

             The records of ViewPoint Bank will be deemed to control with respect to all matters related to the existence of subscription rights and/or one's ability to purchase shares of common stock in the subscription offering.

Restrictions on Transfer of Subscription Rights and Shares

             Pursuant to the rules and regulations of the Office of Thrift Supervision, no person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of reorganization and stock issuance or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for such person's account. Each person exercising such subscription rights will be required to certify that the person is purchasing shares solely for the person's own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the offering.

             We will refer to the Office of Thrift Supervision any situations that we believe may involve a transfer of subscription rights. We will pursue any and all legal and equitable remedies in the event that we become aware of the transfer of subscription rights and will not honor orders that we believe involve the transfer of such rights.

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Delivery of Certificates

             Certificates representing common stock issued in the offering will be mailed by ViewPoint Financial Group's transfer agent to the persons entitled thereto at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the offering. Any certificates returned as undeliverable will be held by ViewPoint Financial Group until claimed by persons legally entitled to them or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, they may not be able to sell the shares of common stock for which they have subscribed, even though trading of the common stock may have commenced.

Required Approvals

             Various approvals of the Office of Thrift Supervision are required in order to consummate the reorganization. The Office of Thrift Supervision has approved the plan of reorganization and stock issuance, subject to approval by our members and other standard conditions. ViewPoint Financial Group's holding company application has also been approved.

Judicial Review

             Any person hurt by a final action of the Office of Thrift Supervision, which approves, with or without conditions, or disapproves a plan of reorganization, may obtain review of this action by filing in the court of appeals of the United States for the circuit in which the principal office or residence of the person is located, or in the United States Court of Appeals for the District of Columbia, a written petition asking that the final action of the Office of Thrift Supervision be modified, terminated or set aside. This petition must be filed within 30 days after the publication of notice of final action in the Federal Register, or 30 days after the mailing by the applicant of the notice to members as provided for in 12 C.F.R. §563b.235, whichever is later. The further procedure for review is as follows: A copy of the petition is promptly transmitted to the Office of Thrift Supervision by the clerk of the court and then the Office of Thrift Supervision files in the court the record in the proceeding, as provided in Section 2112 of Title 28 of the United States Code. Upon the filing of the petition, the court has jurisdiction, which upon the filing of the record is exclusive, to affirm, modify, terminate, or set aside in whole or in part, the final action of the Office of Thrift Supervision. Review of these proceedings is as provided in Chapter 7 of Title 5 of the United States Code. The judgment and decree of the court is final, except that they are subject to review by the Supreme Court upon certiorari as provided in Section 1254 of Title 28 of the United States Code.

Restrictions on Purchase or Transfer of Shares After the Corporate Change

             All shares of common stock purchased in connection with the reorganization by a director or an executive officer of ViewPoint Financial Group or ViewPoint Bank will be subject to a restriction that the shares not be sold for a period of one year following the reorganization except in the event of the death of the director or officer or pursuant to a merger or similar transaction approved by the Office of Thrift Supervision. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to the restricted stock will be subject to the same restrictions.

             Purchases of ViewPoint Financial Group common stock by our directors, executive officers and their associates during the three-year period following completion of the reorganization may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of ViewPoint Financial Group's outstanding common stock or to certain purchases of stock pursuant to an employee stock benefit plan.

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             Pursuant to Office of Thrift Supervision regulations, ViewPoint Financial Group may not, for a period of one year following completion of this offering, repurchase shares of the common stock except on a pro rata basis, pursuant to an offer approved by the Office of Thrift Supervision and made to all stockholders, or through open market purchases of up to five percent of the outstanding stock where extraordinary circumstances exist.

PROPOSED PURCHASES BY MANAGEMENT

             The following table sets forth, for each of our directors and executive officers and for all of the directors and executive officers as a group, their proposed purchases of common stock in the offering, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through IRAs and by associates.

			At the Minimum of the Estimated Offering Range	At the Maximum of the Estimated Offering Range
Name	Amount	Number of Shares	As a Percent of Shares Offered	As a Percent of Shares Offered
Directors:
Garold R. Base	$300,000	30,000	0.40%	0.30%
Gary D. Basham	250,000	25,000	0.34	0.25
Jack D. Ersman	250,000	25,000	0.34	0.25
James B. McCarley	275,000	27,500	0.37	0.27
Karen H. O'Shea	200,000	20,000	0.27	0.20
V. Keith Sockwell	160,000	16,000	0.21	0.16
Rosario (Rosie) G. Vela	100,000	10,000	0.13	0.10
Kenneth R. Yarbrough	200,000	20,000	0.27	0.20

Named Executive Officers who are not also directors:
Mark E. Hord	50,000	5,000	0.07	0.05
Patti E. McKee	50,000	5,000	0.07	0.05
Patrick J. Ramsier	20,000	2,000	0.03	0.02
Donna K. Neal	15,000	1,500	0.02	0.01

Other executive officers (2 individuals)	130,000	13,000	0.17	0.13
All directors and executive officers as a group (14 persons)	$2,000,000	200,000	2.69%	1.99%

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

General

             On January 1, 2006, ViewPoint Bank converted its charter from a state-chartered credit union to a federally chartered savings bank. On that date the name was changed from Community Credit Union to ViewPoint Bank, and we became a taxable organization.

             Our principal business has historically consisted of attracting deposits from the general public and the business community and making loans secured by various types of collateral, including real estate, automobiles and general business assets. ViewPoint Bank is significantly affected by prevailing economic conditions as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions. Deposit flows are influenced by a number of factors, including interest rates paid on competing investments, account maturities, fee structures, and level of personal income and savings. Lending activities are influenced by the demand for funds, the number and quality of lenders, and regional economic cycles. Sources of funds for lending activities of ViewPoint Bank include deposits, borrowings, payments on loans, maturities of securities and income provided from operations. ViewPoint Bank's earnings are primarily dependent upon our net interest income, the difference between interest income and interest expense.

             Interest income is a function of the balances of loans and investments outstanding during a given period and the yield earned on these loans and investments. Interest expense is a function of the amount of deposits and borrowings outstanding during the same period and interest rates paid on these deposits and borrowings. ViewPoint Bank's earnings are also affected by our provision for loan losses, service charges and fees, gains from sales of loans, commission income, other income, operating expenses and income taxes.

             In connection with the audit of our 2003, 2004 and 2005 financial statements, our independent auditing firm issued a letter to our audit committee identifying four material weaknesses in our internal control over financial reporting. These weaknesses related to (i) our classification of collateral-in-process loans as foreclosed assets and charging off the difference between the carrying value of the loan and the estimated value of the foreclosed asset, (ii) the need to update our historical charge-off experience to reflect current conditions in connection with our allowance for loan loss estimates, (iii) our timing for recording charge-offs against the allowance for loan losses, and (iv) our system for providing access to our FedLine controls. We have addressed the weaknesses identified in (i), (ii) and (iii) above, by having made adjustments to our allowance for loan loss calculations and the timing of our charge-offs in connection with the 2005 audit, and are in the process of instituting monitoring systems to ensure that all FedLine wire controls and access are appropriately limited. We believe that the steps we have taken adequately address the material weaknesses identified by our independent registered public accountants. The effectiveness of the steps we have taken and are in the process of taking to correct the material weaknesses in our internal controls over financial reporting is subject to continued management review and supported by confirmation and testing as well as audit committee oversight.

Critical Accounting Policies

             Certain of our accounting policies are important to the portrayal of our financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances which could affect these judgments include, but are not limited to, changes in interest rates, changes in the performance of the economy and changes in the financial condition of borrowers. Management believes that its critical accounting policies include determining the allowance for loan losses, accounting for mortgage servicing rights and accounting for deferred income taxes. Our accounting policies are discussed in detail in Note 1 of the Notes to Consolidated Financial Statements.

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             Allowance for Loan Loss. We believe that the allowance for loan losses and related provision expense are particularly susceptible to change in the near term, as a result of changes in our credit quality, which are evidenced by charge-offs and nonperforming loan trends. Our loan mix is also changing as we increase our emphasis on real estate and commercial business lending. Generally, one- to four-family residential real estate lending has a lower credit risk profile compared to consumer lending such as automobile loans. Commercial real estate and business lending, however, has a higher credit risk profile due to these loans being larger in amount and non-homogenous. In addition, due to changes in the bankruptcy laws during the fourth quarter of 2005, ViewPoint Bank has experienced an increase in bankruptcy filings. The increase in filings impacted the allowance for loan loss and provision expense for 2005, and may continue to do so in 2006, as these cases work their way through the court process. Changes in economic conditions, the mix and size of the loan portfolio and individual borrower conditions can dramatically impact our level of allowance for loan losses in relatively short periods of time. Management believes that the allowance for loan losses is maintained at a level that represents our best estimate of probable losses in the loan portfolio. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. These agencies may require us to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

             Management evaluates current information and events regarding a borrower's ability to repay its obligations and considers a loan to be impaired when the ultimate collectibility of amounts due, according the contractual terms of the loan agreement, is in doubt. If the loan is collateral-dependent, the fair value of the collateral is used to determine the amount of impairment. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses.

             Subsequent recoveries are credited to the allowance for loan losses. Cash receipts for accruing loans are applied to principal and interest under the contractual terms of the loan agreement. Cash receipts on impaired loans for which the accrual of interest has been discontinued are applied first to principal and then to interest income.

             Mortgage Servicing Rights. We record mortgage servicing rights on loans sold with servicing retained. ViewPoint Bank stratifies its mortgage servicing rights that are capitalized based on one or more of the predominant risk characteristics of the underlying loans. Impairment is recognized through a valuation allowance for each impaired stratum. ViewPoint Bank assesses the carrying value of its mortgage servicing rights periodically in order to determine if its rights are impaired. Any impairment would be required to be recorded during the period identified. ViewPoint Bank's mortgage servicing rights totaled $2.0 million as of March 31, 2006. If our mortgage servicing rights were determined to be impaired, our financial results could be impacted.

             Deferred Income Taxes. After converting to a federally chartered savings association, effective January 1, 2006, ViewPoint Bank became a taxable organization. The Internal Revenue Code and applicable regulations are subject to interpretation with respect to the determination of the tax basis of assets and liabilities for credit unions that convert charters and become a taxable organization. Since our transition to a federally chartered thrift, ViewPoint Bank has recorded income tax expense based upon management's interpretation of the applicable tax regulations. On January 1, 2006, a net deferred tax asset of $6.6 million was established as a result of timing differences for certain items, including depreciation of premises and equipment, bad debt deductions, and mortgage servicing rights. Positions taken by ViewPoint Bank in preparing our federal and state tax returns are subject to the review of taxing authorities, and the review of the positions we have taken by taxing authorities could result in a material adjustment to our financial statements.

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Business Strategy

             Historically, we were a Texas-chartered, community credit union. We concentrated our lending efforts on the origination of direct and indirect automobile lending and other general consumer lending. In recent years, we have expanded our one- to four-family and commercial real estate mortgage lending and commercial business lending while de-emphasizing our indirect automobile lending. We recently converted to a federal mutual savings bank, and adopted a plan of reorganization and stock issuance, primarily to increase our capital to support our expanded lending strategy.

             Our primary objective is to remain an independent, community oriented financial institution serving customers in our primary market area. Our board of directors has sought to accomplish this objective through the adoption of a strategy designed to maintain profitability, a strong capital position and high asset quality. This strategy primarily involves:

  controlling operating expenses while continuing to provide quality personal service to our customers;

  growing and diversifying our loan portfolio by emphasizing the origination of one- to four-family residential mortgage loans, commercial real estate loans and secured business loans, and de-emphasizing indirect automobile lending, which will also allow us to meet our qualified thrift lending requirements;

  selectively emphasizing products and services to provide diversification of revenue sources and to capture our customer's full relationship. We intend to continue to expand our business by cross selling our loan and deposit products and services to our customers;

  expanding our banking network by opening loan production offices and de novo branches, and by selectively acquiring branch offices and other financial institutions;

  enhancing our focus on core deposits, including savings and checking accounts;

  borrowing from the Federal Home Loan Bank of Dallas for interest rate risk management purposes; and

  maintaining a high level of asset quality.

Comparison of Financial Condition at March 31, 2006 and December 31, 2005

             General. Total assets increased by $66.5 million, or 4.7%, to $1.49 billion at March 31, 2006 from $1.43 billion at December 31, 2005. The increase was primarily a result of an increase in cash and cash equivalents of $65.4 million and securities of $28.3 million, which was partially offset by a decrease in the loan portfolio of $30.9 million, as further discussed below. The increase in total assets was funded by an increase in customer deposits of $59.8 million.

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             Loans. Our loan portfolio decreased $30.9 million, or 2.9%, from $1.07 billion at December 31, 2005 to $1.04 billion at March 31, 2006. This continued decline in the portfolio is attributable to our lending strategy to diversify the loan portfolio. We continue to emphasize the origination of residential mortgage loans and decrease originations of consumer loans, particularly indirect automobile loans. In addition, we are focused on commercial lending, primarily commercial real estate lending. Originations in real estate and commercial lending are anticipated to be less than that of our past production of automobile loans. The excess funds will be invested into securities until these funds can be redeployed into loans. The consumer loan portfolio, including automobile loans, declined $53.5 million, or 8.7%, while the real estate and commercial business loan increased a combined $22.8 million, or 4.9%.

             Allowance for Loan Losses. The allowance for loan losses is maintained to cover losses that are probable and can be estimated on the date of the evaluation in accordance with U.S. generally accepted accounting principles. It is our estimate of probable incurred credit losses in our loan portfolio.

             Our allowance for loan losses at March 31, 2006 was $7.3 million, or 0.69% of loans, compared to $7.7 million, or 0.71% of loans, at December 31, 2005. The decline in the allowance for loan losses was due primarily to charge-offs of non-performing loans and a smaller provision for loan losses resulting from a reduction in our consumer loan portfolio, specifically indirect automobile loans, during the quarter. Nonperforming loans declined from $4.6 million at December 31, 2005 to $3.0 million at March 31, 2006. Our overall nonperforming loans to total loans ratio decreased from 0.43% at December 31, 2005 to 0.29% at March 31, 2006. Non-performing indirect automobile loans declined 53.8% from $1.1 million at December 31, 2005 to $501,000 at March 31, 2006.

             Securities. The securities portfolio increased $28.3 million, or 19.6% to $172.1 million at March 31, 2006 from $143.8 million at December 31, 2005. As the consumer loan portfolio declines, the available funds are being reinvested into securities, at least until new loan originations are available. During the March 31, 2006 quarter, we purchased $40.7 million of securities with a weighted average yield of 5.26%, increasing the yield on earning assets from 4.74% to 4.99%. For liquidity management purposes, these purchases were designated as available for sale.

             Deposits. Total deposits increased by $59.8 million, or 4.7%, to $1.32 billion at March 31, 2006 from $1.26 billion at December 31, 2005. Time deposits increased $21.8 million, demand deposits increased $17.5 million and savings and money market accounts increased $20.6 million during the quarter. The increase in deposits was attributable to new product development, accounting for $13.0 million of the growth, while the remaining $46.8 million of growth resulted from depositors increasing balances in anticipation of our stock offering and a timing issue as the quarter ended on a Friday, which inflated deposit growth in demand deposit accounts due to large payroll deposits.

             Borrowings. Federal Home Loan Bank advances decreased $97,000, or 0.20%, to $47.6 million at March 31, 2006 from $47.7 million at December 31, 2005.

             Equity. Total equity increased $6.4 million, or 6.3%, to $107.5 million at March 31, 2006 from $101.2 million at December 312, 2005. The increase in equity was primarily due to recognition of a tax benefit of $6.1 million and income before income tax expense of $425,000, partially offset by an increase in accumulated other comprehensive loss.

Comparison of Financial Condition at December 31, 2005 and December 31, 2004

             General. Total assets increased by $28.0 million, or 2.0%, to $1.43 billion at December 31, 2005 from $1.40 billion at December 31, 2004. The increase was primarily a result of an increase in securities of $54.2 million, partially offset by a decrease in the loan portfolio of $13.3 million, as further discussed below. The increase in total assets was funded by an increase in customer deposits of $32.6 million during 2005.

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             Loans. Our loan portfolio decreased $13.3 million, or 1.2%, from $1.09 billion to $1.07 billion from December 31, 2004 to December 31, 2005. This decrease was primarily attributable to our lending strategy to diversify the loan portfolio. We are currently emphasizing the origination of residential mortgage loans and decreasing originations of consumer loans, particularly indirect automobile loans. In addition, we are focused on commercial lending, primarily commercial real estate lending. We have been successful over the past few years in diversifying our loan portfolio. We historically maintained a high concentration of automobile loans in our portfolio. Over the past few years, the margins on automobile loans have decreased significantly due to low market rates of interest and heavy competition, resulting in thin margins on these loans. In addition, indirect automobile relationships have become increasingly more expensive to generate and maintain due to dealer incentives, fees and other charges. In 2004, we began to diversify the loan portfolio away from our previous reliance on automobile lending and towards business and real estate lending. Our previous credit union charter limited our lending ability in these products. With our recent conversion to a savings bank and the increased capital resulting from this offering, we anticipate expanding our mortgage and business lending. See "Business of ViewPoint Bank -- Lending Activities" for a presentation of our loan portfolio composition.

             Allowance for Loan Losses. The allowance for loan losses is maintained to cover losses that are probable and can be estimated on the date of the evaluation in accordance with U.S. generally accepted accounting principles. It is our estimate of probable incurred credit losses in our loan portfolio.

             Our methodology for analyzing the allowance for loan losses consists of specific and general components. We stratify the loan portfolio into homogeneous groups of loans that possess similar loss-potential characteristics and apply an appropriate loss ratio to the homogeneous pools of loans to estimate the incurred losses in the loan portfolio. The amount of loan losses incurred in our consumer portfolio is estimated by using historical loss ratios for major loan collateral types adjusted for current factors. We use historical peer group averages for commercial loans, due to the less-seasoned nature of this portion of our loan portfolio. The historical loss experience is generally defined as an average percentage of net loan losses to loans outstanding. A separate valuation of known losses for individual classified large-balance, non-homogeneous loans is also conducted in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114. The allowance for loan losses on individually analyzed loans includes commercial business loans and one- to four-family and commercial real estate loans, where management has concerns about the borrower's ability to repay. Loss estimates include the difference between the current fair value of the collateral and the loan amount due.

             Our allowance for loan losses at December 31, 2005 was $7.7 million or 0.71% of loans, compared to $8.4 million or 0.77% of loans at December 31, 2004. The decline in the allowance for loan losses was due primarily to the improvement in asset quality. Nonperforming loans totaled approximately $4.6 million and $7.5 million at December 31, 2005 and 2004. The decline in nonperforming loans was primarily due to the reduction in indirect automobile lending and improved underwriting standards. Additional factors included improved market conditions as discussed below.

             Our loan quality has improved over the past two years. We saw an increase in net charge offs and delinquencies during 2001 and continuing through 2003 as a result of the economic downturn associated with the terrorist events and technology company failures. Since that time, changes in underwriting guidelines and portfolio diversification, as well as improved economic conditions, has improved our overall delinquent loans to total loans ratio from a high of 0.79% at December 31, 2003 to 0.39% as of December 31, 2005. As we increase the number of our larger average balance real estate and commercial business loans, it is anticipated that increases in delinquencies and net charge offs could occur.

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             Securities. For liquidity management purposes, we have begun to designate a higher percentage of the securities we purchase as available for sale. As a result, securities available for sale increased $75.6 million, or 288.5%, to $101.9 million at December 31, 2005 from $26.2 million at December 31, 2004.

             Deposits. Total deposits increased by $32.6 million, or 2.7%, to $1.26 billion at December 31, 2005 from $1.23 billion at December 31, 2004. Time deposits increased $4.4 million, demand deposits increased $16.4 million and savings and money market accounts increased $11.9 million during 2005. The increase in deposits was a result of organic growth within the existing branch infrastructure and expanded business banking efforts.

             Borrowings. Federal Home Loan Bank advances decreased $9.9 million, or 17.1%, to $47.7 million at December 31, 2005 from $57.5 million at December 31, 2004. We have established borrowing agreements with the Federal Home Loan Bank of Dallas that are secured by real estate loans. These Federal Home Loan Bank advances, which are non-callable, serve as an asset/liability management tool to match long-term real estate loans. We also use a Federal Home Loan Bank line of credit when cash flows tend to fluctuate. We were able to reduce our outstanding Federal Home Loan Bank advances due to our increase in deposits during 2005.

             Equity. Total equity increased $1.8 million, or 1.8%, to $101.2 million at December 31, 2005 from $99.4 million at December 31, 2004. The increase in equity was primarily due to net income of $2.7 million, partially offset by a reduction in accumulated other comprehensive loss resulting from a decline in the fair value of our available for sale securities of $974,000, due to the increase in market rates of interest during 2005.

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Average Balances, Net Interest Income, Yields Earned and Rates Paid

             The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Also presented is the weighted average yield on interest-earning assets, rates paid on interest-bearing liabilities and the resultant spread at March 31, 2006. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield. Management does not believe that the use of monthly average balances rather than daily average balances has caused any material difference in the information presented.

	At March 31, 2006	Three Months Ended March 31,						Year Ended December 31,
		2006			2005			2005			2004			2003
	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
	(Dollars in Thousands)
Interest-earning assets
Loans receivable(1)	5.40%	$1,054,939	$ 14,148	5.36%	$1,093,160	$ 14,005	5.12%	$1,090,906	$ 57,520	5.27%	$1,053,740	$ 56,027	5.32%	$ 940,802	$ 57,409	6.10%
Mortgage-backed securities	3.11	24,179	263	4.35	---	---	---	2,512	78	3.11	---	---	0.00	---	---	0.00
Collateralized mortgage obligations	3.90	88,404	936	4.24	45,045	315	2.80	70,284	2,652	3.77	48,424	1,006	2.08	52,805	980	1.86
Investment securities	3.28	44,275	346	3.13	53,630	366	2.73	48,996	1,454	2.97	40,849	1,057	2.59	73,193	1,874	2.56
FHLB stock	0.10	3,700	42	4.54	4,491	32	2.85	4,435	160	3.61	4,337	80	1.84	3,291	73	2.22
Interest-earning deposit accounts	2.04	112,410	841	2.99	98,195	556	2.26	91,598	2,393	2.61	97,580	1,200	1.23	92,906	1,098	1.18
Other earnings assets	0.56	527	1	0.76	3,247	90	11.09	2,324	164	7.06	3,990	58	1.45	3,381	32	0.95
Total interest-earning assets	4.77	1,328,434	16,577	4.99	1,297,768	15,364	4.74	1,311,055	64,421	4.91	1,248,920	59,428	4.76	1,166,378	61,466	5.27
Noninterest-earning assets		107,133			107,658			107,068			98,148			109,525
Total assets		1,435,567			1,405,426			1,418,123			1,347,068			1,275,903
Interest-bearing liabilities
Interest-bearing demand	0.21	96,937	54	0.22	112,780	55	0.20	109,424	239	0.22	113,820	219	0.19	114,029	434	0.38
Savings and money market	2.22	753,605	4,328	2.30	772,636	3,251	1.68	775,906	14,792	1.91	745,513	11,396	1.53	726,968	13,528	1.86
Time	3.51	210,201	1,903	3.62	174,666	1,292	2.96	182,724	5,931	3.25	169,815	4,456	2.62	145,903	3,934	2.70
Borrowings	4.46	46,949	530	4.52	55,888	634	4.54	52,149	2,380	4.56	45,289	2,214	4.89	35,215	1,662	4.72
Total interest-bearing liabilities	2.37	1,107,692	6,815	2.46	1,115,970	5,232	1.88	1,120,203	23,342	2.08	1,074,437	18,285	1.70	1,022,115	19,558	1.91
Noninterest-bearing liabilities		218,374			185,085			197,614			177,577			168,090
Total liabilities		1,326,066			1,301,055			1,317,817			1,252,014			1,190,205
Total Capital		109,501			104,371			100,306			95,054			85,698
Total liabilities and capital		1,435,567			1,405,426			1,418,123			1,347,068			1,275,903
Net interest income			$ 9,762			$ 10,132			$ 41,079			$ 41,143			$ 41,908
Net interest rate spread	2.40%			2.53%			2.86%			2.83%			3.06%			3.36%
Net earnings assets		$1,328,434			$1,297,768			$1,311,055			$1,248,920			$1,166,378
Net interest margin				2.94%			3.12%			3.13%			3.29%			3.59%
Average interest-earning assets to average interest-bearing liabilities		119.93%			116.29%			117.04%			116.24%			114.11%
__________________
(1)  Calculated net of deferred fees, loan discounts, loans in process and loss reserves.

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Rate/Volume Analysis

             The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to changes in interest rates. The change in interest attributable to rate has been determined by applying the change in rate between periods to average balances outstanding in the later period. The change in interest due to volume has been determined by applying the rate from the earlier period to the change in average balances outstanding between periods. Changes attributable to both rate and volume which cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Quarter Ended March 31,			Year Ended December 31,
	2006 vs. 2005			2005 vs. 2004			2004 vs. 2003
	Increase (Decrease) Due to			Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total Increase (Decrease)	Volume	Rate	Total Increase (Decrease)	Volume	Rate	Total Increase (Decrease)
	(In Thousands)
Interest-earning assets
Loans receivable	$ (499)	$ 642	$ 143	$ 1,963	$ (470)	$ 1,493	$ 6,464	$ (7,846)	$ (1,382)
Mortgage-backed securities	263	---	263	78	---	78	---	---	---
Collateralized mortgage obligations	405	216	621	586	1,060	1,646	(85)	111	26
Investment securities	(69)	49	(20)	229	168	397	(837)	20	(817)
FHLB stock	(6)	16	10	2	78	80	21	(14)	7
Interest earning deposit accounts	89	196	285	(78)	1,271	1,193	56	46	102
Other earning assets	(42)	(47)	(89)	(33)	139	106	7	19	26
Total interest-earning assets	$ 141	$ 1,072	1,213	$ 2,747	$ 2,247	4,993	$ 5,626	$ (7,664)	(2,038)

Interest-bearing liabilities
Savings and money market	$ (82)	$ 1,159	$ 1,077	$ 481	$ 2,915	3,396	$ 337	$ (2,470)	(2,133)
Interest-bearing demand	(8)	7	(1)	(9)	30	21	(1)	(214)	(215)
Time	291	320	611	358	1,117	1,475	629	(107)	522
Borrowings	(101)	(3)	(104)	320	(155)	165	491	62	553
Total interest-bearing liabilities	$ 100	$ 1,483	$ 1,583	$ 1,150	$ 3,907	5,057	$ 1,456	$(2,729)	(1,273)

Net interest income			$ (370)			$ (64)			$ (765)

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Comparison of Results of Operation for the Three Months Ended March 31, 2006 and 2005

             General. Net income for the three months ended March 31, 2006 was $6.4 million as compared to $1.9 million for the three months ended March 31, 2005. The increase for the three months ended March 31, 2006 was a result of an income tax benefit of $6.1 million due to our change in tax status on January 1, 2006. Income before income tax expense for the quarter ended March 31, 2006 was $425,000, a decrease of $1.5 million, or 78.1%, from $1.9 million for the quarter ended March 31, 2005. The decrease in income before income tax expense was a result of lower noninterest income of $1.1 million or 16.1%, higher noninterest expense of $895,000 or 6.5%, and lower net interest income of $370,000 or 3.7%. These amounts were partially offset by a lower provision for loan losses of $370,000 compared to $1.2 million in the prior period.

             Interest Income. Interest income increased by $1.2 million, or 7.9%, to $16.6 million for the quarter ended March 31, 2006 from $15.4 million for the quarter ended March 31, 2005. The increase in interest income was primarily related to an increase in the average balance of collateralized mortgage obligations (CMOs) and mortgage-backed securities of $43.4 million and $24.1 million, respectively, and an increase in rates on earning assets from 4.74% to 4.99%. The weighted average yield on CMOs and other investment securities increased from 2.80% and 2.73% for the three months ended March 31, 2005 to 4.24% and 3.13% for the three months ended March 31, 2006, respectively. Due to the recent growth activity in our securities portfolio, the rates are more reflective of the current increasing interest rate environment.

             The weighted average yield on loans increased from 5.12% for the quarter ended March 31, 2005 to 5.36% for the quarter ended March 31, 2006. The increase was caused when loans with lower rates matured with the proceeds being reinvested at current higher rates. We anticipate this trend to continue as we continue to emphasize one- to four-family real estate, commercial real estate and business lending.

             Interest Expense. Interest expense increased $1.6 million, or 30.3%, to $6.8 million for the quarter ended March 31, 2006 from $5.2 million for the quarter ended March 31, 2005. The increase in interest expense was primarily due to the rising interest rate environment and the repricing of deposit accounts to those higher interest rates. Our weighted average cost of interest-bearing liabilities was 2.46% for the quarter ended March 31, 2006 compared to 1.88% for the same time period in 2005.

             Interest expense on Federal Home Loan Bank advances decreased $104,000, or 16.4%, to $530,000 for the quarter ended March 31, 2006 from $634,000 for the quarter ended March 31, 2005. The decrease resulted from a decline in the average balance of outstanding Federal Home Loan Bank advances of $8.9 million, to $46.9 million for the quarter ended March 31, 2006 from $55.9 million for the quarter ended March 31, 2005. In addition, the cost of Federal Home Loan Bank advances declined from 4.54% in the 2005 period to 4.52% in the 2006 period.

             Net Interest Income. Net interest income decreased $370,000, or 3.7%, to $9.8 million for the quarter ended March 31, 2006 from $10.1 million for the quarter ended March 31, 2005. The decrease in net interest income primarily resulted from an increase in the cost of funds, caused by the continued rising interest rate environment. Our net interest margin was 2.94% for the quarter ended March 31, 2006, compared to 3.12% for the quarter ended March 31, 2005.

             Provision for Loan Losses. We establish provisions for loan losses, which are charged to earnings, at a level required to reflect probable incurred credit losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect borrowers' ability to repay, estimated value of any underlying collateral, peer group data, prevailing economic conditions, and current factors. Large groups of smaller balance homogeneous loans, such as residential real estate, small commercial real estate, home equity and consumer loans, are evaluated in the aggregate using historical loss factors adjusted for current economic conditions and other relevant data. Larger non-homogeneous loans, such as commercial loans for which management has concerns about the borrowers' ability to repay, are evaluated individually, and specific loss allocations are provided for these loans when necessary.

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             Based on management's evaluation of these factors, provisions of $370,000 and $1.2 million were made during the quarters ended March 31, 2006 and March 31, 2005, respectively. The decline in the provision for loan losses was primarily attributable to a continued decrease in the amount of indirect automobile loans in our portfolio, as a result of the strategic diversification of our loan portfolio. Also improved underwriting standards have led to a decrease in non-performing indirect automobile loans. At March 31, 2006, the annualized ratio of net charge-offs to average loans decreased 39 basis points to 0.30% from 0.69% at March 31, 2005. The ratio of non-performing loans to gross loans decreased from 0.42% at March 31, 2005 to 0.29% at March 31, 2006.

             Noninterest Income. Noninterest income declined $1.1 million to $5.6 million for the quarter ended March 31, 2006 from $6.7 million for the quarter ended March 31, 2005, a decrease of 16.1%. The overall decrease in noninterest income was primarily due to income of $644,000 associated with the one time payment received from the gain on sale of membership interests during the first quarter of 2005, with no such similar transaction during the 2006 period, a decline in title fee income of $105,000 primarily due to a decline in mortgage refinancing activity as a result of increasing market interest rates, and a decline in insufficient fund fees assessed on checking accounts of $273,000 due to reduced check writing as more customers use their debit cards for purchases, consistent with the nationwide trend.

             Noninterest Expense. Noninterest expense increased $895,000, or 6.5%, to $14.6 million for the quarter ended March 31, 2006 compared to $13.7 million for the quarter ended March 31, 2005. The increase in noninterest expense was primarily due to an increase of $838,000 in salaries and employee benefits. The increase was primarily related to additional staffing in our accounting, compliance and lending areas as we transitioned from a credit union to a savings bank, as well as merit increases.

             Management is completing an efficiency study to improve overall operating results and effectiveness through expense reductions and increased revenue opportunities. As part of this plan, 62 positions were eliminated within ViewPoint Bank in April and May 2006, that is anticipated to result in annualized savings of $1.9 million. Severance payments totaling approximately $124,000 will be paid throughout a period ending August 2006.

             Income Tax Expense. Effective January 1, 2006, we became subject to income taxes. On January 1, 2006, a deferred tax asset was recorded in the amount of $6.6 million, as well as a related tax benefit of $6.1 million. The deferred tax asset results from timing differences associated with depreciation of premises and equipment, bad debt reduction and mortgage servicing rights. In the first quarter of 2006, we also incurred income tax expense of $150,000 on our pre-tax income. If we had been subject to income taxes for the first quarter of 2005, our income tax expense would have been $720,000.

Comparison of Results of Operation for the Years Ended December 31, 2005 and 2004

             General. Net income for the year ended December 31, 2005 was $2.7 million, a decrease of $6.3 million, or 69.8%, from $9.0 million for the year ended December 31, 2004. The decrease in net income resulted primarily from a $6.1 million, or 12.0%, increase in non-interest expense.

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             Interest Income. Interest income increased by $5.0 million, or 8.4%, to $64.4 million for 2005 from $59.4 million for the year ended December 31, 2004. The primary reason for the increase in interest income was related to an increase in the average loan portfolio of $37.2 million and an increase in rates in the securities portfolio.

             The weighted average yield on loans decreased from 5.32% for the year ended December 31, 2004 to 5.27% for the year ended December 31, 2005. The decrease was due to loans with higher rates maturing and the proceeds being reinvested at lower rates in 2005. The weighted average yield on collateralized mortgage obligations and other investment securities increased from 2.08% and 2.59% for 2004 to 3.77% and 2.97% for 2005, respectively. The increase was due to the securities portfolio being short in duration and increasing with the rising interest rate environment in 2005. Total average interest-earning assets increased $62.1 million from December 31, 2004 to December 31, 2005, and the weighted average yield on interest earning assets increased 15 basis points from 4.76% to 4.91% during the same period. We anticipate this trend to continue as we increase our emphasis on residential and commercial real estate and commercial business lending.

             Interest Expense. Interest expense increased $5.1 million, or 27.7%, to $23.3 million for fiscal 2005 from $18.3 million for 2004. The increase in interest expense was primarily due to the rising interest rate environment during 2005 and the repricing of deposit accounts to those higher interest rates. Our weighted average cost of interest-bearing liabilities was 2.08% for 2005 compared to 1.70% for 2004.

             Interest expense on Federal Home Loan Bank advances increased $166,000, or 7.5%, to $2.4 million for the year ended December 31, 2005 from $2.2 million for the year ended December 31, 2004. The increase resulted from an increase in average Federal Home Loan Bank advances of $6.9 million to $52.1 million for the year ended December 31, 2005 from $45.3 million for the year ended December 31, 2004. This increase was partially offset by a 33 basis point decrease in the cost of Federal Home Loan Bank advances, from 4.89% for 2004 to 4.56% for 2005.

             Net Interest Income. Net interest income decreased $64,000, or 0.16%, to $41.1 million during the year ended December 31, 2005 from $41.1 million for the year ended December 31, 2004. The decrease in net interest income was primarily the result of the overall growth in our balance sheet and an increase in the cost of funds resulting from the continued rising interest rate environment. Our net interest margin was 3.13% for the year ended December 31, 2005 compared to 3.29% for the year ended December 31, 2004.

             Provision For Loan Losses. We establish provisions for loan losses, which are charged to earnings, at a level required to reflect probable incurred credit losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect borrowers' ability to repay, estimated value of any underlying collateral, peer group data, prevailing economic conditions, and current factors. Large groups of smaller balance homogenous loans, such as residential real estate, small commercial real estate, home equity and consumer loans, are evaluated in the aggregate using historical loss factors adjusted for current economic conditions and other relevant data. Larger non-homogeneous loans, such as commercial loans for which management has concerns about the borrowers' ability to repay, are evaluated individually, and specific loss allocations are provided for these loans when necessary.

             Based on management's evaluation of these factors, provisions of $6.1 million and $6.2 million were made during the year ended December 31, 2005 and the year ended December 31, 2004, respectively. The decline in provision for loan losses was primarily attributable to a continued decline in the amount of indirect automobile loans associated with the diversification of our loan portfolio and improved underwriting standards, and the resulting decrease in non-performing indirect automobile loans. At December 31, 2005, the ratio of net charge-offs to average loans increased one basis point to 0.62% from 0.61% at December 31, 2004. The ratio of non-performing loans to gross loans decreased from 0.68% from December 31, 2004 to 0.43% at December 31, 2005.

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             Noninterest Income. Noninterest income declined $237,000 to $24.5 million for the year ended December 31, 2005 from $24.7 million for the year ended December 31, 2004, a decreases of 1.0%. The overall decrease in noninterest income was primarily due to a decrease of $1.3 million in checking fee income associated with a decline in insufficient fund fees assessed on checking accounts due to reduced check writing as more customers use their debit cards for purchases, consistent with the nationwide trend. This decrease was partially offset by a gain on sale of membership interests. This consisted of $755,000 from Pulse EFT Association, resulting from its sale to Discover, and $100,000 from the sale of our membership interest in a limited liability company.

             Noninterest Expense. Noninterest expense increased $6.1 million, or 12.0%, to $56.7 million for the year ended December 31, 2005 compared to $50.7 million for the year ended December 31, 2004. The increase in noninterest expense was primarily due to an increase of $2.8 million in compensation and benefits, as well as expenses connected with our charter conversion from a credit union to a mutual savings bank and our core data processing system conversion of $1.1 million and $600,000, respectively. The increase in compensation and benefits was primarily related to our overall growth and expansion, including an increase in personnel in our accounting, compliance and lending areas, as well as merit increases.

             Income Tax Expense. For the periods ended December 31, 2005 and 2004, there was no material income tax expense, due to our not-for profit status as a credit union during these periods. Effective January 1, 2006, we became subject to income taxes. On January 1, 2006, a deferred tax asset was recorded in the amount of $6.6 million, as well as a corresponding tax benefit of an equal amount. The deferred tax asset is a result of timing differences associated with depreciation of premises and equipment, bad debt deduction and mortgage servicing rights. Beginning in 2006, our earnings will be subject to a combined federal and state rate of approximately 37.0%. If we had been subject to income taxes for 2005 and 2004, our income tax expense would have been $1.0 million and $3.3 million, respectively. As a result, our net income for 2005 and 2004 would have been $1.7 million and $5.7 million, respectively.

Comparison of Results of Operation for the Years Ended December 31, 2004 and 2003

             General. Net income for the year ended December 31, 2004 was $9.0 million, a decrease of $927,000 or 9.3%, from $9.9 million for the year ended December 31, 2003. The decrease in net income was primarily due to increases in noninterest expenses, partially offset by a decline in the provision for loan losses.

             Interest Income. Interest income decreased by $2.0 million, or 3.3%, to $59.4 million for the year ended December 31, 2004 from $61.5 million for the year ended December 31, 2003. The primary reason for the decrease in interest income was lower rates earned on loans and other earning assets as a result of the significant decrease in rates experienced during 2004. The decrease in interest income related to rates was partially offset by a $112.9 million increase in the average balance of our loans. The yield on loans decreased from 6.10% for fiscal 2003 to 5.32% for fiscal 2004. The yield on securities increased from 2.56% for the year ended December 31, 2003 to 2.59% for 2004. Total average interest-earning assets increased $82.5 million, or 7.1%, from 2004 to 2003, and the yield on interest-earning assets declined 51 basis points from 5.27% to 4.76%.

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             Interest Expense. Interest expense decreased $1.3 million, or 6.5%, to $18.3 million for the year ended December 31, 2004 from $19.6 million for the year ended December 31, 2003. The decrease in interest expense was primarily due to a decrease in our cost of funds during 2004, resulting from the significant decreases in interest rates during the year ended December 31, 2004 and the resulting repricing of deposit accounts to lower interest rates. Our average cost of interest-bearing liabilities was 1.70% for 2004 compared to 1.91% for 2003. Interest expense on deposits decreased $1.8 million to $16.1 million for 2004 from $17.9 million for the year ended December 31, 2003. The decrease in interest expense is attributable to declines in interest rates paid on deposit accounts was partially offset by additional interest expense incurred due to the increase in average interest-bearing deposits of $42.2 million for the year ended December 31, 2004 compared to the year ended December 31, 2003.

             Interest expense on Federal Home Loan Bank advances increased $552,000, to $2.2 million for the year ended December 31, 2004 from $1.7 million for the year ended December 31, 2003. The increase resulted primarily from an increase in average Federal Home Loan Bank advances of $10.1 million to $45.3 million for the year ended December 31, 2004 from $35.2 million for 2003 as well as an increase in the cost of Federal Home Loan Bank advances, from 4.72% for 2003 to 4.89% for 2004. Our Federal Home Loan Bank advances increased in order to help fund the increase in loans.

             Net Interest Income. Net interest income decreased $765,000, or 1.8%, to $41.1 million during 2004 from $41.9 million for the year ended December 31, 2003. The decrease in net interest income was primarily the result of the decrease in interest rates occurring in the year ended December 31, 2004. Our net interest margin decreased 30 basis points to 3.29% for 2004 compared to 3.59% for the year ended December 31, 2003.

             Provision For Loan Losses. Based upon management's analysis of the allowance for loan losses, provisions for loan losses of $6.2 million and $8.0 million were made during the year ended December 31, 2004 and 2003, respectively. The decrease in provision for losses was primarily attributable to improved asset quality and a decrease in the level of net charge-offs for 2004 compared to 2003. Net charge-offs totaled approximately $6.4 million and $8.2 million for the years ended December 31, 2004 and 2003, respectively. The ratio of net charge-offs to average loans decreased during 2004 to 0.61% from 0.86% during 2003. The ratio of non-performing loans to total loans decreased from 0.73% at December 31, 2003 to 0.68% at December 31, 2004.

             Noninterest Income. Noninterest income increased $2.6 million, or 11.5%, to $24.7 million for the year ended December 31, 2004 from $22.2 million for the year ended December 31, 2003, primarily as a result of an increase in service charges and fees of $4.8 million. The growth in service charges and fees was primarily due to an increase in insufficient funds fees and debit card interchanges associated with the growth in deposit products. This increase was partially offset by a decline of $1.5 million in the gains on sale of real estate loans. Gains on sale of real estate loans for 2004 were $631,000 compared to $2.1 million for the previous year. The reduction in the gains on sale was primarily due to rates beginning to move up in the second half of 2004, which reduced the number of loans originated and sold.

             Noninterest Expense. Noninterest expense increased $4.6 million, or 9.9%, to $50.7 million for the year ended December 31, 2004 from $46.1 million for the year ended December 31, 2003. This increase was primarily the result of a $3.0 million increase in salaries and employee benefits and a $494,000 increase in occupancy and equipment expenses. The increase in compensation and benefits and other noninterest expenses was primarily related to our overall growth and expansion, including the building of a new branch location and expenses associated with additional personnel needed to operate the expanded branch. Advertising expense increased by $627,000, or 28.3%, in 2004 as compared to 2003 due to an increase in radio advertising and various promotions. Data processing expenses also increased by $461,000, or 13.6%, in 2004 as compared to 2003 due to an increase in the cost of our web hosting and costs related to our data processing conversion.

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             Income Tax Expense. We were generally not subject to income taxes during 2004 or 2003. Had we been subject to federal and state income taxes during 2004 and 2003, our income tax expense would have been $3.3 million and $3.7 million, respectively. As a result, our net income for 2004 and 2003 would have been $5.7 million and $6.3 million, respectively.

Asset/Liability Management

             Our Risk When Interest Rates Change. The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time. Market rates change over time. Like other financial institutions, our results of operations are impacted by changes in interest rates and the interest rate sensitivity of our assets and liabilities. The risk associated with changes in interest rates and our ability to adapt to these changes is known as interest rate risk and is our most significant market risk.

             How We Measure Our Risk of Interest Rate Changes. As part of our attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk. In doing so, we analyze and manage assets and liabilities based on their interest rates and payment streams, timing of maturities, repricing opportunities, and sensitivity to actual or potential changes in market interest rates.

             ViewPoint Bank is subject to interest rate risk to the extent that its interest-bearing liabilities, primarily deposits and Federal Home Loan Bank advances, reprice more rapidly or at different rates than its interest-earning assets. In order to minimize the potential for adverse effects of material prolonged increases or decreases in interest rates on our results of operations, we have adopted an asset and liability management policy. The board of directors sets the asset and liability policy for ViewPoint Bank, which is implemented by the asset/liability committee.

             The purpose of the asset/liability committee is to communicate, coordinate, and control asset/liability management consistent with our business plan and board-approved policies. The committee establishes and monitors the volume and mix of assets and funding sources, taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk and profitability goals.

             The committee generally meets on a bimonthly basis to, among other things, protect capital through earnings stability over the interest rate cycle; maintain our well capitalized status; and provide a reasonable return on investment. The committee recommends appropriate strategy changes based on this review. The committee is responsible for reviewing and reporting the effects of the policy implementations and strategies to the board of directors at least quarterly. Senior managers oversee the process on a daily basis.

             A key element of ViewPoint Bank's asset/liability management plan is to protect net earnings by managing the maturity or repricing mismatch between its interest-earning assets and rate-sensitive liabilities. We seek to reduce exposure to earnings by extending funding maturities through the use of Federal Home Loan Bank advances, through the use of adjustable rate loans and through the sale of certain fixed rate loans in the secondary market.

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             As part of its efforts to monitor and manage interest rate risk, ViewPoint Bank uses the net portfolio value ("NPV") methodology adopted by the Office of Thrift Supervision as part of its capital regulations. In essence, this approach calculates the difference between the present value of expected cash flows from assets and liabilities. Management and the board of directors review NPV measurements on a quarterly basis to determine whether ViewPoint Bank's interest rate exposure is within the limits established by the board of directors.

             ViewPoint Bank's asset/liability management strategy dictates acceptable limits on the amounts of change in given changes in interest rates. For interest rate increases of 100, 200, and 300 basis points, our policy dictates that our NPV ratio should not fall below 6.25%, 5.50%, and 4.75%, respectively. As illustrated in the table below, we are in compliance with this aspect of our asset/liability management policy.

             The tables presented below, as of March 31, 2006 and December 31, 2005, are internal analyses of our interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 300 basis points.

             As illustrated in the tables below, ViewPoint Bank would benefit from a decrease in market rates of interest. Our NPV would be negatively impacted by an increase in interest rates. An increase in rates would negatively impact our NPV as a result of deposit accounts and Federal Home Loan Bank borrowings repricing more rapidly than loans and securities due to the fixed rate nature of a large portion of our loan and security portfolios. As rates rise, the market value of fixed rate assets declines due to both the rate increases and slowing prepayments.

March 31, 2006
Change in Interest Rates in Basis Points	Net Portfolio Value			NPV Ratio %
	Amount	$ Change	% Change
(Dollars in Thousands)
300	99,474	(9,571)	(8.78)	6.95
200	103,046	(5,999)	(5.50)	7.09
100	106,281	(2,764)	(2.53)	7.21
0	109,045	---	---	7.29
(100)	115,354	6,309	5.79	7.62
(200)	121,613	12,568	11.52	7.96
(300)	128,495	19,450	17.84	8.34

December 31, 2005
Change in Interest Rates in Basis Points	Net Portfolio Value			NPV Ratio %
	Amount	$ Change	% Change
(Dollars in Thousands)
300	93,848	(14,671)	(13.52)	6.87
200	98,530	(9,989)	(9.21)	7.10
100	103,376	(5,143)	(4.74)	7.33
0	108,519	---	---	7.58
(100)	117,336	8,817	8.12	8.08
(200)	124,667	16,148	14.88	8.49
(300)	134,633	26,114	24.06	9.07

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             Specifically, the tables above indicate that we made progress in our asset/liability management, as we became less sensitive to changes in interest rates during the March 31, 2006 quarter. ViewPoint Bank's NPV was $109.0 million or 7.29% of the market value of portfolio assets as of March 31, 2006, a slight increase from the $108.5 million or 7.58% of the market value of portfolio assets as of December 31, 2005. Based upon the assumptions utilized, an immediate 200 basis point increase in market interest rates would result in a $6.0 million decrease in our NPV at March 31, 2006, reduced from $10.0 million at December 31, 2005, and would result in a 20 basis point decrease in our NPV ratio to 7.09% at March 31, 2006, as compared to a 48 basis point decrease to 7.10% at December 31, 2005. An immediate 200 basis point decrease in market interest rates would result in a $12.6 million increase in our NPV at March 31, 2006, reduced from $16.1 million at December 31, 2005, and would result in a 67 basis point increase in our NPV ratio to 7.96% at March 31, 2006, as compared to a 91 basis point increase in our NPV ratio to 8.49% at December 31, 2005.

             In addition to monitoring selected measures of NPV, management also monitors effects on net interest income resulting from increases or decrease in rates. This process is used in conjunction with NPV measures to identify excessive interest rate risk. In managing our assets/liability mix, depending on the relationship between long and short term interest rates, market conditions and consumer preference, we may place somewhat greater emphasis on maximizing its net interest margin than on strictly matching the interest rate sensitivity of its assets and liabilities. Management also believes that the increased net income which may result from an acceptable mismatch in the actual maturity or repricing of its asset and liability portfolios can, during periods of declining or stable interest rates, provide sufficient returns to justify the increased exposure to sudden and unexpected increases in interest rates which may result from such a mismatch. Management believes that ViewPoint Bank's level of interest rate risk is acceptable under this approach.

             In evaluating ViewPoint Bank's exposure to interest rate movements, certain shortcomings inherent in the method of analysis presented in the foregoing table must be considered. For example, although certain assets and liabilities may have similar maturities or repricing periods, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in interest rates. Additionally, certain assets, such as adjustable rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed above. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. ViewPoint Bank considers all of these factors in monitoring its exposure to interest rate risk.

             The board of directors and management of ViewPoint Bank believe that certain factors afford ViewPoint Bank the ability to operate successfully despite its exposure to interest rate risk. ViewPoint Bank manages its interest rate risk by originating and retaining adjustable rate loans in its portfolio, by borrowing from the Federal Home Loan Bank to match the duration of our funding to the duration of originated fixed rated one- to four-family real estate loans held in portfolio and by selling on an ongoing basis certain currently originated fixed rate one- to four-family real estate loans.

Liquidity

             Management maintains a liquidity position that it believes will adequately provide funding for loan demand and deposit run-off that may occur in the normal course of business. ViewPoint Bank relies on a number of different sources in order to meet its potential liquidity demands. The primary sources are increases in deposit accounts and cash flows from loan payments and the securities portfolio.

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             In addition to these primary sources of funds, management has several secondary sources available to meet potential funding requirements. As of March 31, 2006, ViewPoint Bank had an additional borrowing capacity of $220 million with the Federal Home Loan Bank of Dallas. Additionally, ViewPoint Bank has classified 79.0% of its securities portfolio as available for sale, providing an additional source of liquidity. Management believes that our security portfolio is of high quality and the securities would therefore be marketable. In addition, we have historically sold mortgage loans in the secondary market to reduce interest rate risk and to create still another source of liquidity.

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as overnight deposits and federal funds. On a longer term basis, we maintain a strategy of investing in various lending products and investment securities, including mortgage-backed securities. Participation loans sold include commercial real estate loans. These participations are sold to manage borrower concentration risk as well as interest rate risk. This activity has increased as a result of increased production. ViewPoint Bank uses its sources of funds primarily to meet its ongoing commitments, pay maturing deposits and fund withdrawals, and to fund loan commitments. At March 31, 2006, the total approved loan commitments and unused lines of credit outstanding amounted to $14.3 million and $71.1 million, respectively, as compared to $13.0 million and $69.4 million, respectively, as of December 31, 2005. Certificates of deposit scheduled to mature in one year or less at March 31, 2006, totaled $132.0 million. It is management's policy to manage deposit rates that are competitive with other local financial institutions. Based on this management strategy, we believe that a majority of maturing deposits will remain with ViewPoint Bank.

             During the first quarter of 2006, cash and cash equivalents increased $65.4 million, or 52.1%, from $125.5 million as of December 31, 2005 to $190.9 million as of March 31, 2006. Cash from financing activities of $59.7 million and cash from investing activities of $10.8 million more than offset cash used for operating activities of $5.1 million for the quarter ended March 31, 2006. Primary sources of cash for the first quarter of 2006 included a decrease in the loan portfolio of $30.9 million and an increase in deposits of $59.8 million. Primary uses of cash included purchases of securities available for sale of $40.7 million, a decrease in loans originated for sale of $7.4 million, the purchase of loans of $7.6 million and repayments of Federal Home Loan Bank advances of $2.1 million.

             During 2005, cash and cash equivalents decreased $4.1 million, or 3.2%, from $129.6 million as of December 31, 2004 to $125.5 million as of December 31, 2005. Cash from operating activities of $22.9 million and cash from financing activities of $22.8 million were more than offset by cash used for investing activities of $49.7 million for the year ended December 31, 2005. Primary sources of cash for 2005 included net income from operations of $2.7 million, proceeds from sales of loans of $22.2 million, net participations sold of $45.0 million, proceeds from payments and maturities of available for sale securities totaling $18.8 million, and increases in deposits of $32.6 million. Primary uses of cash included net originations of portfolio loans and originations of loans held for sale totaling $53.3 million, purchases of loans from other financial institutions totaling $8.8 million, purchases of securities available for sale of $95.9 million, and repayment of Federal Home Loan Bank advances of $9.9 million.

             During 2004, cash and cash equivalents increased $51.8 million, or 66.6%, from $77.8 million as of December 31, 2003 to $129.6 million as of December 31, 2004. Cash from operating activities of $26.8 million and cash from financing activities of $78.4 million were less than cash used for investing activities of $53.3 million for the year ended December 31, 2004. Primary sources of cash for 2004 included net income from operations of $9.0 million, proceeds from sales of loans of $44.7 million, payments, maturities and calls on held-to-maturity securities totaling $53.0 million, and increases in deposits of $60.7 million. Primary uses of cash included net originations of portfolio loans and loans held for sale totaling $106.1 million, purchases of loans from other financial institutions totaling $7.1 million, purchases of securities available for sale of $25.2 million and repayment of Federal Home Loan Bank advances of $7.7 million.

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             Management is not aware of any trends, events, or uncertainties that will have, or that are reasonably likely to have a material impact on liquidity, capital resources or operations. Further, management is not aware of any current recommendations by regulatory agencies which, if they were to be implemented, would have this effect.

Contractual Obligations and Commitments

             The following table presents our longer term, non-deposit related, contractual obligations and commitments to extend credit to our borrowers, in aggregate and by payment due dates.

	March 31, 2006

	Less than One Year	One Through Three Years	Four Through Five Years	After Five Years	Total
	(In Thousands)
Contractual obligations:
Federal Home Loan Bank advances	$6,515	$24,458	$9,797	$6,813	$47,583
Operating leases (premises)	890	2,138	845	341	4,214
Total borrowings and operating leases	7,405	26,596	10,642	7,154	51,797

Off-balance sheet loan commitments:
Undisbursed portion of loans closed	---	---	---	---	14,283
Unused lines of credit	---	---	---	---	71,087
Total loan commitments	---	---	---	---	85,370
Total contractual obligations and loan commitments					$137,167

Capital Resources

             Effective January 1, 2006, ViewPoint Bank became subject to minimum capital requirements imposed by the Office of Thrift Supervision. Based on its capital levels at March 31, 2006, ViewPoint Bank exceeded these requirements as of that date and continue to exceed them as of the date of this prospectus. Consistent with our goals to operate a sound and profitable organization, our policy is for ViewPoint Bank to maintain a "well-capitalized" status under the capital categories of the Office of Thrift Supervision. Based on capital levels at March 31, 2006, ViewPoint Bank was considered to be well-capitalized. See "How We Are Regulated – Regulatory Capital Requirements."

             At March 31, 2006, equity totaled $107.5 million. Management monitors the capital levels of ViewPoint Bank to provide for current and future business opportunities and to meet regulatory guidelines for "well capitalized" institutions. The total capital ratio for March 31, 2006, December 31, 2005 and December 31, 2004 was 10.46%, 10.29% and 9.86%, respectively. The tier one capital ratio for March 31, 2006, December 31, 2005 and December 31, 2004 was 9.80%, 9.57% and 9.09%, respectively.

             Prior to its conversion to a federal savings bank, ViewPoint Bank was subject to and in compliance with capital requirements imposed by the NCUA and the Texas Credit Union Department. As of December 31, 2005 and 2004, the NCUA and the Texas Credit Union Department categorized us as "well capitalized" under the regulatory framework for prompt corrective action.

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             To be well capitalized as a credit union, the ratio of retained earnings to assets had to be 7% or greater. A credit union's only way to raise capital is through earnings. Therefore, when our assets grew it diluted the capital ratio. Previously, as a credit union we had to intentionally restrain growth to maintain the well capitalized status. This impacted our decision to close popular money market accounts to new depositors, and slow branch expansion. In addition, credit unions are limited on the amount of real estate loans and business loans they can retain in their portfolio. As a credit union, we were limited to 12.25% of assets in business loans and 25% of assets in real estate loans. Additional risk-based capital would have been required to exceed the 25% limit in real estate loans. These are the primary reasons we changed our charter to match the strategic direction of the institution. The savings bank charter allows us to grow and offer products and services our customers demand. In addition, we are able to raise capital through this offering to support continued growth.

             The capital raised in this offering, with net proceeds estimated to be between $72.2 million and $98.3 million, will significantly increase our regulatory capital levels and ratios. Based upon our existing capital, and the capital to be raised in this offering, we believe that we will have sufficient capital to carry out our proposed business plan for at least the next year and to meet any applicable regulatory capital requirements during that period.

             As a thrift, we must hold qualified thrift investments equal to at least 65.0% of portfolio assets. This allows us to continue to grow our real estate portfolio. We met this requirement with 67.6% of qualified thrift investments as of March 31, 2006.

Impact of Inflation

             The effects of price changes and inflation can vary substantially for most financial institutions. While management believes that inflation affects the growth of total assets, it believes that it is difficult to assess the overall impact. Management believes this to be the case due to the fact that generally neither the timing nor the magnitude of the inflationary changes in the consumer price index ("CPI") coincides with changes in interest rates. The price of one or more of the components of the CPI may fluctuate considerably and thereby influence the overall CPI without having a corresponding affect on interest rates or upon the cost of those good and services normally purchased by ViewPoint Bank. In years of high inflation and high interest rates, intermediate and long-term interest rates tend to increase, thereby adversely impacting the market values of investment securities, mortgage loans and other long-term fixed rate loans. In addition, higher short-term interest rates caused by inflation tend to increase the cost of funds. In other years, the opposite may occur.

Recent Accounting Pronouncements

             Statement of Financial Accounting Standard ("FAS") No. 123, Revised, requires companies to record compensation cost for stock options provided to employees in return for employment service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employment service period, which is normally the vesting period of the options. This will apply to awards granted or modified in fiscal years beginning in 2006. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. Any income tax benefit for the exercise of stock options in excess of income tax expense for financial reporting purposes will be classified as a cash inflow for financing activities and a cash outflow for operating activities in the statement of cash flows. Presently, we do not have stock-based compensation programs. We do intend, however, to adopt a stock-based incentive plan following completion of this offering.

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             FAS No. 156 "Accounting for Servicing of Financial Assets – an Amendment of FAS No. 140" The Statement requires a servicing asset or liability to be recorded whenever a servicing contract is entered into. All separately recognized servicing assets and liabilities are to be initially measured at fair value, instead of an allocation of cost as sometimes occurs now. Subsequent to initial measurement, an entity may choose either of two methods for subsequent measurement for any class of servicing assets or liabilities. One method would amortize the class in proportion to income or loss over the estimated life of the class, with periodic assessment at each reporting date for impairment or increased obligation. The other method would adjust the class to fair value at each reporting date with changes flowing through earnings. This statement is to be adopted as of the beginning of the first fiscal year that begins after September 15, 2006. Existing servicing assets or liabilities may, on transition, be remeasured at fair value. ViewPoint Financial Group has not yet determined the impact of adopting this Statement.

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BUSINESS OF VIEWPOINT BANK

General

             We were originally chartered in 1952 as a credit union. Through the years, we evolved into a full-service, multi-branch community credit union serving primarily Collin and Dallas Counties and surrounding communities in North Texas, as well as businesses and other entities located in these areas. We completed the conversion from a Texas credit union charter to a federal mutual savings bank charter as of January 1, 2006. The objective of the charter conversion was to convert to a banking charter that was more appropriate to carry out our business strategy, which will in turn allow us to better serve customers and the local community.

             Our principal business consists of attracting retail deposits from the general public and investing those funds along with borrowed funds in permanent loans secured by automobiles, first and second mortgages on owner-occupied, one- to four-family residences and commercial real estate and commercial business assets. Our current emphasis is on the origination of one- to four-family residential and commercial real estate loans. We also offer brokerage services for the purchase and sale of non-deposit investment and insurance products through a third party brokerage arrangement.

             Our operating revenues are derived principally from earnings on net interest-earning assets, service charges and fees. Our primary sources of funds are deposits and payments on loans and securities. We offer a variety of deposit accounts having a wide range of interest rates and terms, which generally include savings accounts, money market deposit and term certificate accounts and demand accounts.

Market Areas

             We intend to continue to be a community-oriented financial institution offering a variety of financial services to meet the needs of the communities we serve. We are headquartered in Plano, Texas, and have 34 retail offices, including 19 in-store locations, in our market area. Based on the most recent branch deposit data provided by the FDIC, our share of deposits was approximately 14.7% in Collin County and less than 1.0% in all other market area counties.

             Our market area includes a diverse population of management, professional and sales personnel, office employees, manufacturing and transportation workers, service industry workers, government employees and self-employed individuals. The population has a skilled work force with a wide range of education levels and ethnic backgrounds. Major employment sectors include financial services, manufacturing, education, health and social services, retail trades, transportation and professional services. The largest employers headquartered in our market area include J.C. Penney, Brinker International, Texas Instruments, American Airlines, Dean Foods and Blockbuster.

             Median household income and per capita income for our market area are above the state and national averages, reflecting strong job growth in the market area during 2005. For the month of November 2005, our market area reported an unemployment rate of 5.0%, as compared to the national average of 5.1%.

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Lending Activities

             The following table presents information concerning the composition of ViewPoint Bank's loan portfolio in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated.

	At March 31,		December 31,
	2006		2005		2004		2003		2002		2001
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Real Estate Loans:
One- to four-family	$ 279,502	26.66%	$ 274,230	25.51%	$ 225,170	20.72%	$ 201,063	19.53%	$160,480	18.43%	$ 137,608	17.37%
Commercial	118,421	11.30	99,334	9.24	45,667	4.20	27,037	2.63	14,490	1.66	8,887	1.12
Home equity	87,220	8.32	85,365	7.94	79,548	7.32	65,002	6.31	53,689	6.17	53,980	6.82
Total real estate loans	485,143	46.28	458,929	42.69	350,385	32.24	293,102	28.47	228,659	26.26	200,475	25.31

Other Loans:
Consumer loans:
Automobile indirect	329,232	31.41	364,046	33.86	450,971	41.54	435,598	42.31	336,568	38.66	269,661	34.04
Automobile direct	184,715	17.62	196,254	18.25	224,021	20.61	242,718	23.57	245,835	28.23	253,828	32.04
Other secured	16,898	1.61	18,263	1.70	21,242	1.95	17,620	1.71	19,141	2.20	23,345	2.95
Lines of credit/unsecured	23,418	2.23	28,804	2.68	34,722	3.20	36,749	3.57	39,181	4.50	44,538	5.62
Total consumer loans	554,263	52.87	730,956	67.26	732,685	71.16	640,725	73.59	591,372	74.65

Commercial business loans	8,941	0.85	8,813	0.82	5,446	0.50	3,762	0.37	1,269	0.15	309	0.04
Total loans	1,048,347	100.00%	1,075,109	100.00%	1,086,787	100.00%	1,029,549	100.00%	870,653	100.00%	792,156	100.00%

Less:
Deferred fees and discounts	7,105		8,061		11,323		11,835		10,738		8,600
Loans held for sale	(5,853)		(2,306)		(3,238)		(8,477)		---		---
Allowance for losses	(7,286)		(7,697)		(8,424)		(8,655)		(8,858)		(4,774)
Total loans receivable, net	$1,042,313		$1,073,167		$1,086,448		$1,024,252		$872,533		$795,982

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             The following table shows the composition of ViewPoint Bank's loan portfolio by fixed- and adjustable-rate at the dates indicated.

	At March 31,		December 31,
	2006		2005		2004		2003		2002		2001
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Fixed-Rate Loans
Real Estate:
One- to four-family	$ 238,977	22.80%	$ 230,003	21.40%	$ 176,562	16.25%	$ 158,036	15.35%	$146,207	16.79%	$131,948	16.66%
Commercial	118,421	11.29	99,334	9.24	45,667	4.20	27,037	2.63	14,490	1.66	8,887	1.12
Home equity	70,404	6.72	68,050	6.33	65,208	6.00	62,851	6.10	53,689	6.17	53,980	6.82
Total real estate loans	427,802	40.81	397,387	36.97	287,437	26.45	247,924	24.08	214,386	24.62	194,815	24.60
Consumer:
Automobile indirect	329,232	31.40	364,046	33.86	450,971	41.50	435,598	42.31	336,568	38.66	269,661	34.04
Automobile direct	184,715	17.62	196,254	18.25	224,020	20.61	242,715	23.57	245,819	28.23	253,767	32.03
Other secured	7,234	0.73	8,999	0.84	12,512	1.15	10,003	0.97	12,612	1.45	16,734	2.11
Lines of credit/unsecured	7,260	0.73	11,158	1.04	13,026	1.20	13,556	1.32	13,031	1.50	15,531	1.96
Total consumer	528,801	50.44	580,457	53.99	700,529	64.46	701,872	68.17	608,030	69.84	555,693	70.14
Commercial business	4,710	0.45	5,004	0.47	3,720	0.34	3,610	0.35	1,269	0.15	309	0.04
Total fixed-rate loans	961,313	91.70	982,848	91.43	991,686	91.25	953,406	92.60	823,685	94.61	750,817	94.78

Adjustable-Rate Loans:
Real Estate:
One-to four-family	40,525	3.87	44,227	4.11	48,608	4.47	43,027	4.18	14,273	1.64	5,660	0.71
Commercial	---	---	---	---	---	---	---	---	---	---	---	---
Home equity	16,816	1.60	17,315	1.61	14,340	1.32	2,151	0.21	---	---	---	---
Total real estate loans	57,341	5.47	61,542	5.72	62,948	5.79	45,178	4.39	14,273	1.64	5,660	0.71
Consumer:
Automobile indirect	---	---	---	---	---	---	---	---	---	---	---	---
Automobile direct	---	---	---	---	1	---	3	---	16	---	61	0.01
Other secured	9,664	0.92	9,264	0.86	8,730	0.80	7,617	0.74	6,529	0.75	6,611	0.84
Lines of credit/unsecured	15,798	1.51	17,646	1.64	21,696	2.00	23,193	2.25	26,150	3.00	29,007	3.66
Total consumer	25,462	2.43	26,910	2.50	30,427	2.80	30,813	2.99	32,695	3.75	35,679	4.51
Commercial business	4,231	0.40	3,809	0.35	1,726	0.16	152	0.02	---	---	---	---
Total adjustable-rate loans	87,034	8.30	92,261	8.57	95,101	8.75	76,143	7.40	46,968	5.39	41,339	5.22
Total loans	1,048,347	100.00%	1,075,109	100.00%	1,086,787	100.00%	1,029,549	100.00%	870,653	100.00%	792,156	100.00%

Less:
Deferred fees and discounts	7,105		8,061		11,323		11,835		10,738		8,600
Loans held for sale	(5,853)		(2,306)		(3,238)		(8,477)		---		---
Allowance for losses	(7,286)		(7,697)		(8,424)		(8,655)		(8,858)		(4,774)
Total loans receivable, net	$1,042,313		$1,073,167		$1,086,448		$1,024,252		$872,533		$795,982

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             The following schedule illustrates the contractual maturity of ViewPoint Bank's loan portfolio at December 31, 2005. Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

	Real Estate
	Mortgage			Consumer		Commercial Business		Total
	Amount	Weighted Average Rate		Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Due During Years Ending December 31,

2006(1)	$ 2,286	6.53%	%	$ 39,805	9.34%	$3,933	9.06%	$ 46,024	9.23%
2007	2,087	6.37		67,037	6.44	361	5.51	69,485	6.45
2008	10,365	5.07		143,125	5.51	1,108	4.82	154,598	5.49
2009 to 2010	52,879	5.66		313,862	5.58	2,936	5.27	369,677	5.62
2011 to 2015	89,211	5.97		43,031	6.97	475	5.66	132,717	6.36
2016 to 2020	96,057	5.58		345	8.43	---	---	96,402	5.61
2021 and following	206,044	5.68		162	6.21	---	---	206,206	5.69
Total	$458,929			$607,367		$8,813		$1,075,109
_____________
(1) Includes demand loans, loans having no stated maturity, overdraft loans and loans held for sale.

             The total amount of loans due after December 31, 2006 which have predetermined interest rates is $964,127, while the total amount of loans due after such dates which have floating or adjustable interest rates is $64,957.

             Lending Authority. Residential real estate loans up to $1.5 million may be approved by our Chief Lending Officer. Commercial real estate loans up to $500,000 may be approved by senior loan officers. Our chief executive officer may approve loans up to $2.0 million. The management loan committee may approve loans up to $5.0 million. Loans over these amounts must be approved by the loan committee of the board of directors. Loans outside our general underwriting guidelines must be approved by the board of directors.

             At March 31, 2006, the maximum amount under federal law that we could lend to any one borrower and the borrower's related entities was approximately $16.1 million. Our five largest lending relationships are with commercial borrowers and totaled $34.6 million in the aggregate, or 3.3% of our $1.04 billion loan portfolio, at March 31, 2006. The largest relationship consists of $9.7 million in loans on office buildings. The next four largest lending relationships at March 31, 2006, were $7.9 million secured by retail strip centers, $7.8 million secured by a multifamily property, $4.9 million secured by an office building and warehouse, and $4.3 million secured by an office building. At March 31, 2006, we had ten other lending relationships that exceeded $2.0 million. All of these loans were current as of March 31, 2006.

             One- to Four-Family Real Estate Lending. We originate loans secured by first mortgages on owner-occupied, one- to four-family residences primarily in our market area. We originate one- to four-family residential mortgage loans primarily through referrals from real estate agents, builders and from existing customers. Walk-in customers are also important sources of loan originations. As a result of our conversion from a credit union to a federal mutual savings bank, we are now able to expand our target market to include individuals who were not members of the credit union, with an emphasis on increasing the number and amount of residential and commercial real estate loan originations.

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             Some of the one- to four-family loans we originate are funded by us and retained in our portfolio and others are originated and sold into the secondary market. From 2001 to 2003, this type of lending increased because of increased demand for refinancings and our decision, in 2003, to originate more fixed-rate residential loans for our portfolio and for resale in the secondary market. In 2004 and 2005, this loan demand decreased primarily due to a decrease in refinancing activity. We also reduced the amount of mortgage loans originated for our portfolio due to our limitations as a credit union, though we have continued to originate loans for resale in order to generate fees and to maintain our contacts in the market. We are currently selling a portion of our residential mortgage loan originations, including most non-conforming loans, on a servicing released basis in order to help fund our residential mortgage expansion efforts. See "- Loan Originations, Purchases, Sales, Repayments and Servicing." At March 31, 2006, one- to four-family residential mortgage loans (including loans held for sale), which also include a limited amount of home improvement and residential construction loans, totaled $279.5 million, or 26.7% of our gross loan portfolio, of which $239.0 million were fixed-rate loans and $40.5 million were adjustable rate loans.

              As part of our efforts to expand residential mortgage lending, in May 2006 we opened a new loan production office in the Oak Cliff section of Dallas, Texas and in June 2006 we expect to open another loan production office in Grapevine, Texas. We also expect to increase our loan origination staff throughout our branch network.

             We generally underwrite our one- to four-family owner occupied loans based on the applicant's employment and credit history and the appraised value of the subject property. Presently, we lend up to 100% of the lesser of the appraised value or purchase price for one- to four-family residential loans, and up to 80% for non-owner occupied residential loans. For loans with a loan-to-value ratio in excess of 80%, we generally require private mortgage insurance in order to reduce our exposure below 80%. Properties securing our one- to four-family loans are appraised by independent fee appraisers who are selected in accordance with criteria approved by the board of directors. We require our borrowers to obtain title and hazard insurance, and flood insurance, if necessary.

             We currently originate one- to four-family mortgage loans on a fixed-rate basis and, to a lesser extent, an adjustable-rate basis, as consumer demand dictates. Our pricing strategy for mortgage loans includes setting interest rates that are competitive with other local financial institutions and consistent with our asset/liability management objectives. Fixed-rate loans secured by one- to four-family residences have contractual maturities of up to 30 years and are generally fully amortizing, with payments due monthly.

             During the quarter ended March 31, 2006, we originated $17.2 million of one- to four-family fixed rate mortgage loans and $1.5 million of one- to four-family adjustable rate mortgage loans, or ARM loans. During the year ended December 31, 2005, we originated $123.7 million of one- to four-family fixed-rate mortgage loans and $10.7 million of one- to four-family ARM loans. All ARM loans are offered with annual adjustments and life time rate caps that vary based on the product, generally with a maximum annual rate change of 2.0% and a maximum overall rate change of 6.0%. We use a variety of indices to reprice our ARM loans. As a consequence of using caps, the interest rates on these loans may not be as rate sensitive as is our cost of funds.

             ARM loans generally pose different credit risks than fixed-rate loans, primarily because as interest rates rise, the borrower's payment rises, increasing the potential for default. We have not experienced significant delinquencies in our one- to four-family loan portfolio, including our ARM loans. However, the majority of these loans have been originated within the past several years, when rates were historically low. See "- Asset Quality -- Non-performing Assets" and "-- Classified Assets."

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             Our one- to- four-family loans may be assumable, subject to our approval, and may contain prepayment penalties. Most of our loans are written using generally accepted underwriting guidelines, and are readily saleable to Freddie Mac, Fannie Mae, or other private investors. Our real estate loans generally contain a "due on sale" clause allowing us to declare the unpaid principal balance due and payable upon the sale of the security property. The average size of our one- to four-family residential loans was approximately $118,000 at March 31, 2006.

             We also offer home improvement loans with a fixed rate of interest. We generally lend up to 90% of the appraised value of the subject property for home improvement loans, and require private mortgage insurance for the excess over 90%. These loans may have terms for up to 20 years and are fully amortizing. At March 31, 2006., our fixed-rate home improvement loans totaled $17.7 million, or 1.7% of our gross loan portfolio.

             We originate a limited amount of construction loans, primarily to individuals and contractors for the construction and acquisition of personal residences. At March 31, 2006, residential construction loans amounted to $1.2 million, or 0.12%, of our gross loan portfolio. At March 31, 2006, the unadvanced portion of these construction loans totaled $1.7 million.

             Our construction mortgage loans generally provide for the payment of interest only during the construction phase, which is typically up to 12 months. At the end of the construction phase, the construction loan generally either converts to a longer term mortgage loan or is paid off through a permanent loan from another lender. Construction loans can be made with a maximum loan-to-value ratio of 95%. At March 31, 2006, our largest residential construction mortgage loan commitment was for $441,000, $338,000 of which had been disbursed. This loan was performing according to its terms. The average outstanding construction loan balance was approximately $103,000 at March 31, 2006.

             Before making a commitment to fund a residential construction loan, we require an appraisal of the property by an independent licensed appraiser. We also review and inspect each property before disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after inspection based on the percentage of completion method.

             Construction financing is generally considered to involve a higher degree of credit risk than longer-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction costs is inaccurate, we may be required to advance funds beyond the amount originally committed in order to protect the value of the property. Additionally, if the estimate of value is inaccurate, we may be confronted with a project that, when completed, has a value that is insufficient to generate full payment.

             Commercial Real Estate Lending. We offer a variety of commercial real estate loans. Most of these loans are secured by commercial income producing properties, including retail centers, warehouses, multifamily properties and office buildings located in our market areas. At March 31, 2006, commercial real estate loans totaled $118.4 million or 11.3% of our gross loan portfolio, including loans held for sale.

             Our loans secured by commercial real estate are generally originated with a fixed interest rate for terms between five and 10 years, a balloon payment and a 25-30 year amortization period. Loan-to-value ratios on our commercial real estate loans typically do not exceed 80% of the appraised value of the property securing the loan. These loans are generally originated without recourse to the borrower, except in cases of breach of representation, warranty or covenant.

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             Loans secured by commercial real estate are generally underwritten based on the net operating income of the property and the financial strength of the borrower. The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt plus an additional coverage requirement. We generally require an assignment of rents or leases in order to be assured that the cash flow from the project will be used to repay the debt. Appraisals on properties securing commercial real estate loans are performed by independent state certified or licensed fee appraisers. See "- Loan Originations, Purchases, Sales and Repayments."

             We do not generally maintain an insurance or a tax escrow for loans secured by commercial real estate; however, we do require them in some instances. In order to monitor the adequacy of cash flows on income-producing properties, the borrower is generally required to provide periodic financial information.

             Loans secured by commercial real estate properties generally involve a greater degree of credit risk than one- to four-family residential mortgage loans. These loans typically involve large balances to single borrowers or groups of related borrowers. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of these loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower's ability to repay the loan may be impaired. See "- Asset Quality -- Non-performing Loans." Our largest commercial real estate lending relationship at March 31, 2006, totaled $9.7 million and is secured by office buildings. At March 31, 2006, this relationship was performing in accordance with the terms of the notes.

             Home Equity Lending. Our home equity loans totaled $87.2 million and comprised 8.3% of our gross loan portfolio, including $16.8 million of home equity lines of credit and $5.9 million of loans held for sale, at March 31, 2006. These loans may be originated in amounts, together with the amount of the existing first mortgage, of up to 80% of the value of the property securing the loan. The amount of the line of credit may also not exceed 50% of the value of the property securing the loan. Home equity lines of credit are originated with an adjustable rate of interest, based on the prime rate of interest plus a margin or with a fixed rate of interest. Home equity lines of credit have up to a 10 year draw period and amounts may be reborrowed after payment at any time during the draw period. Once the draw period has lapsed, the payment is amortized over a ten year period based on the loan balance at that time. At March 31, 2006, unfunded commitments on these lines of credit totaled $14.5 million.

             Consumer Lending. We offer a variety of secured consumer loans, including new and used automobile loans, recreational vehicle loans, student loans and loans secured by savings deposits. We also offer unsecured loans. We originate our consumer loans primarily in our market areas. Historically, most of our loans were secured by automobiles. Currently, we are reducing our emphasis on indirect automobile lending. At March 31, 2006, our consumer loan portfolio totaled $554.3 million, or 52.9% of our gross loan portfolio, including loans held for sale.

             We originate automobile loans on a direct and indirect basis. Automobile loans totaled $513.9 million at March 31, 2006, or 49.0% of our gross loan portfolio, with $184.7 million in direct loans and $329.2 million in indirect loans. The bulk of our indirect lending comes from relationships with approximately 50 car dealerships under an arrangement providing a premium for the amount over our interest rate to the referring dealer, with approximately half of these loans originated through five dealerships located in our market area. This indirect lending is highly competitive, however, our ability to provide same day funding makes our product competitive. Automobile loans may be written for a term of up to six years and have fixed rates of interest. Loan-to-value ratios are up to 110% of the manufacturer's suggested retail price for new direct auto loans and 125% of the manufacturer's invoice for new indirect auto loans. For used car loans we use the same loan-to-value ratios based on National Automobile Dealers Association ("NADA") retail value for direct loans and NADA trade-in value for indirect loans.

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             We follow our internal underwriting guidelines in evaluating direct automobile loans, including credit scoring. Indirect automobile loans are underwritten by a third party on our behalf, using substantially similar guidelines to our internal guidelines.

             We also originate unsecured consumer loans. At March 31, 2006, our unsecured consumer loans totaled $23.4 million, or 2.2% of our gross loan portfolio. These loans have either a fixed rate of interest for a maximum term of 48 months, or are revolving lines of credit with an adjustable rate of interest tied to the prime rate of interest. At March 31, 2006, unfunded commitments on our unsecured lines of credit totaled $49.4 million, and the average outstanding balance on our lines was approximately $1,700.

             Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates. In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.

             Consumer and other loans generally entail greater risk than do one- to four-family residential mortgage loans, particularly in the case of consumer loans that are secured by rapidly depreciable assets, such as automobiles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower's continuing financial stability and, thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

             Commercial Business Lending. At March 31, 2006, commercial business loans totaled $8.9 million, or 0.9% of our gross loan portfolio. Our commercial business lending activities encompass loans with a variety of purposes and security, including loans to finance commercial vehicles and equipment. Approximately $4.2 million of our commercial business loans are unsecured. Our commercial business lending policy includes credit file documentation and analysis of the borrower's background, capacity to repay the loan, the adequacy of the borrower's capital and collateral, as well as an evaluation of other conditions affecting the borrower. Analysis of the borrower's past, present and future cash flows is also an important aspect of our credit analysis. We generally obtain personal guarantees on bothour secured and unsecured commercial business loans. Nonetheless, commercial business loans are believed to carry higher credit risk than more traditional residential mortgage loans.

             Unlike residential mortgage loans, commercial business loans are typically made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business and, therefore, are of higher risk. Commercial business loans are generally secured by business assets, such as equipment and commercial vehicles. This collateral depreciates over time, may be difficult to appraise and may fluctuate in value based on the specific type of business and equipment used. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself (which, in turn, is often dependent in part upon general economic conditions).

             The majority of our commercial business loans have been to borrowers in our market area. We intend to continue our commercial business lending in this geographic area.

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Loan Originations, Purchases, Sales, Repayments and Servicing

             We originate both fixed-rate and adjustable-rate loans. Our ability to originate loans, however, is dependent upon customer demand for loans in our market areas. Over the past few years, we have begun to reduce our origination of automobile loans, primarily indirect automobile loans, and to increase our emphasis on residential and commercial real estate and commercial business lending. This shift in emphasis, along with regulatory lending limits previously imposed upon us as a credit union, resulted in decreased loan originations in 2004 and 2005. Demand is affected by competition and the interest rate environment. Loans purchased must conform to our underwriting guidelines or guidelines acceptable to the management loan committee. During the past few years, we, like many other financial institutions, have experienced significant prepayments on loans due to the low interest rate environment prevailing in the United States. In periods of economic uncertainty, the ability of financial institutions, including us, to originate or purchase large dollar volumes of real estate loans may be substantially reduced or restricted, with a resultant decrease in interest income.

             In addition to interest earned on loans and loan origination fees, we receive fees for loan commitments, late payments and other miscellaneous services. The fees vary from time to time, generally depending on the supply of funds and other competitive conditions in the market. Fees for late payments and other miscellaneous services totaled $382,000 for the three months ended March 31, 2006 and $1.7 million, $1.7 million and $1.5 million for the years ended December 31, 2005, 2004 and 2003, respectively.

             We also may purchase whole loans and loan participations (generally without recourse, except in cases of breach of representation, warranty or covenant) from other banks and thrifts, credit unions and life insurance companies (originators). The purchase transaction is governed by a participation agreement entered into by the originator and participant (ViewPoint Bank) containing guidelines as to ownership, control and servicing rights, among others. The originator may retain all rights with respect to enforcement, collection and administration of the loan. This may limit our ability to control our credit risk when we purchase participations in these loans. For instance, we may not have direct access to the borrower, and the institution administering the loan may have some discretion in the administration of performing loans and the collection of non-performing loans. To date, we have only purchased commercial real estate loans and loan participations. At March 31, 2006, approximately $27.2 million, or 2.6% of our total loan portfolio, consisted of purchased loans or loan participations.

             From time to time we sell non-residential loan participations to private investors such as other banks, thrifts and credit unions (participants). The sales transaction is governed by a participation agreement entered into by the originator (ViewPoint Bank) and participant containing guidelines as to ownership, control and servicing rights, among others. We retain servicing rights for these participations sold. These participations are generally sold without recourse, except in cases of breach of representation, warranty or covenant.

             We also sell whole residential real estate loans without recourse to Freddie Mac and Fannie Mae, as well as private investors, such as other banks and thrifts, mortgage companies and credit unions subject to a provision for repurchase upon breach of representation, warranty or covenant. These loans are generally sold for cash in amounts equal to the unpaid principal amount of the loans determined using present value yields to the buyer. The sale amounts generally produce gains to us and allow for a servicing fee on loans when the servicing is retained by us. However, residential real estate loans are currently being sold with ViewPoint Bank releasing control of the servicing of the loans.

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             We sold one- to four-family whole real estate loans and commercial real estate loan participations in aggregate amounts of $7.5 million and $14.1 million during the three month periods ended March 31, 2006 and 2005, respectively, and $39.7 million, $45.0 million and $159.0 million during^ 2005, 2004 and 2003, respectively. Sales of whole real estate loans and participations in real estate loans can be beneficial to us since these sales generally generate income at the time of sale, produce future servicing income on loans where servicing is retained, provide funds for additional lending and other investments, and increase liquidity. The volume of loans sold in the first quarter of 2006 and during 2005 and 2004 decreased as interest rates began to increase in 2004, reducing the volume of refinancing activity.

             Gains, losses and transfer fees on sales of loans and loan participations are recognized at the time of the sale. Net gains and transfer fees on sales of loans for the quarter ended March 31, 2006 and for 2005, 2004 and 2003 were $51,000, $351,000, $631,000 and $2.1 million, respectively.

             Beginning in 2006, a majority of the loans we sell are expected to be sold with servicing released. We have historically sold most of our loans with servicing retained. We had the servicing rights for approximately $2.0 million at March 31, 2006 and $2.1 million and $2.3 million at December 31, 2005 and 2004, respectively, of loans owned by others. The servicing of these loans generated net servicing fees to us for the quarter ended March 31, 2006 of $44,000 and for the years ended December 31, 2005 and 2004 of $370,000 and $191,000, respectively.

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             The following table shows the loan origination, purchase, sale and repayment activities of ViewPoint Bank for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003
	(In Thousands)
Originations by type:
Adjustable rate:
Real estate
One- to four-family	$ 1,505	$ 3,986	$10,705	$19,319	$ 28,544
Commercial	---	---	11,494	8,753	5,878
Home equity	1,692	2,182	10,994	22,167	4,582
Consumer
Automobile indirect	---	---	---	---	---
Automobile direct	---	---	---	---	---
Other secured	2,852	3,696	8,571	7,384	7,477
Lines of credit/unsecured	226	981	2,475	4,843	8,351
Commercial business	1,789	1,764	6,473	2,041	1,479
Total adjustable-rate	8,064	12,609	50,712	64,507	56,311
Fixed rate:
Real estate
One- to four-family	17,175	21,221	123,687	120,330	270,037
Commercial	19,965	24,800	70,342	19,993	15,370
Home equity	7,518	3,894	24,280	25,477	38,917
Consumer
Automobile indirect	9,911	35,617	111,782	224,206	277,847
Automobile direct	15,184	29,277	98,038	121,771	156,755
Other secured	591	986	3,856	8,582	12,973
Lines of credit/unsecured	1,082	1,885	6,698	6,795	5,403
Commercial business	289	875	3,832	3,149	3,307
Total fixed-rate	71,715	118,555	442,515	530,303	780,609
Total loans originated	79,779	131,164	493,227	594,810	836,920
Purchases:
Real estate - commercial	7,594	825	8,825	7,075	6,300
Total loans purchased	7,594	825	8,825	7,075	6,300
Sales and Repayments:
Real estate
One-to four-family	3,119	6,212	21,244	43,950	159,024
Commercial	4,406	7,850	18,430	1,000	---
Total loans sold	7,525	14,062	39,674	44,950	159,024
Principal repayments	110,157	112,360	473,124	494,458	533,777
Total reductions	117,682	126,422	512,798	539,408	692,801
Increase (decrease) in other items, net	(545)	176	2,535	(281)	1,300
Net increase (decrease)	$ (30,854)	$ 5,743	$(13,281)	$ 62,196	$151,719

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Asset Quality

             When a borrower fails to make a required payment on a residential real estate loan, we attempt to cause the delinquency to be cured by contacting the borrower. In the case of loans secured by residential real estate, a late notice is sent ten and 20 days after the due date, and the borrower is contacted by phone beginning 16 days after the due date. When the loan is 31 days past due, a delinquency letter is mailed to the borrower. All delinquent accounts are reviewed by a collector who attempts to cure the delinquency by contacting the borrower once the loan is 30 days past due. If the account becomes 60 days delinquent and an acceptable repayment plan has not been agreed upon, a collection officer will generally refer the account to legal counsel with instructions to prepare a notice of intent to foreclose. The notice of intent to foreclose allows the borrower up to 30 days to bring the account current. If foreclosed, generally we take title to the property and sell it directly through a real estate broker.

             Delinquent consumer loans are handled in a similar manner, except that appropriate action may be taken to collect any loan payment that is delinquent for more than 15 days. Follow-up contacts are generally on an accelerated basis compared to the mortgage loan procedure. Our procedures for repossession and sale of consumer collateral are subject to various requirements under the applicable consumer protection laws as well as other applicable laws and the determination by us that it would be beneficial from a cost basis.

             Delinquent commercial business loans and loans secured by commercial real estate are initially handled by the loan officer in charge of the loan, who is responsible for contacting the borrower. The collection department also works with the commercial loan officers to see that the necessary steps are taken to collect delinquent loans. In addition, we have a management loan committee that meets as needed and reviews past due and classified loans, as well as other loans that management feels may present possible collection problems. If an acceptable workout of a delinquent commercial loan cannot be agreed upon, we generally initiate foreclosure or repossession proceedings on any collateral securing the loan.

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             Delinquent Loans. The following table sets forth our loan delinquencies by type, by amount and by percentage of type at March 31, 2006.

	Loans Delinquent For:
	60-89 Days			90 Days and Over			Total Loans Delinquent 60 Days or More
	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category
	(Dollars in Thousands)

Real Estate Loans:
One- to four-family	2	$ 32	10.2%	2	$ 372	31.18%	4	$ 404	26.83%
Commercial	---	---	---	---	---	---	---	---	---
Home equity	---	---	---	---	---	---	---	---	---
Total real estate loans	2	32	10.22	2	372	31.18	4	404	26.83
Other Loans:
Consumer Loans:
Automobile indirect	19	123	39.30	41	402	33.70	60	525	34.86
Automobile direct	17	56	17.89	50	315	26.49	67	372	27.40
Other secured	4	4	1.28	2	1	0.08	6	5	0.33
Lines of credit/unsecured	21	98	31.31	23	102	8.55	44	200	13.28
Total consumer loans	61	281	89.78	116	821	68.82	177	1,102	73.17
Commercial business loans	---	---	---	---	---	---	---	---	---

Total loans	63	$ 313	100.00%	118	$1,193	100.00%	181	$1,506	100.00%

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             Non-performing Assets. The table below sets forth the amounts and categories of non-performing assets in our loan portfolio. Loans are placed on non-accrual status when the collection of principal and/or interest become doubtful. Troubled debt restructurings involve forgiving a portion of interest or principal on a loan or making a loan at a rate materially less than that of market rates. Foreclosed assets include assets acquired in settlement of loans.

	March 31, 2006	December 31,
		2005	2004	2003	2002	2001

(Dollars in Thousands)
Non-accruing loans:
One-to four-family	$ 372	$ 139	$ 16	$ ---	$ 17	$ ---
Commercial	---	---	---	---	---	---	---
Home equity	---	77	5	2	71	---
Automobile indirect	501	1,084	2,827	3,681	358	242
Automobile direct	378	223	1,464	1,951	613	684
Other secured	2	903	20	48	2,681	1,919
Lines of credit/unsecured	96	136	105	109	399	538
Commercial business	---	30	---	---	---	28
Total	1,349	2,592	4,437	5,791	4,139	3,411

Accruing loans delinquent more than 90 days:
One- to four-family	---	---	301	470	---	---
Commercial	---	---	68	---	---	---
Home equity	---	---	25	---	---	---
Automobile indirect	---	---	---	---	---	---
Automobile direct	---	---	---	---	---	---
Other secured	---	---	---	---	---	---
Lines of credit/unsecured	---	---	---	---	---	---
Commercial business	---	---	50	---	---	---
Total	---	---	444	470	---	---

Troubled debt restructurings:
One- to four-family	---	---	---	---	---	---
Commercial	---	---	---	---	---	---
Home equity	---	---	---	---	---	---
Automobile indirect	51	---	413	309	28	---
Automobile direct	1,537	1,659	1,651	748	88	---
Other secured	20	86	294	36	---	---
Lines of credit/unsecured	21	248	246	138	---	---
Commercial business	52	---	---	---	---	---
Total	1,681	2,003	2,604	1,231	116	---

Foreclosed assets:
One- to four-family	75	50	113	633	---	---
Automobile indirect	457	309	662	525	2,208	1,452
Automobile direct	236	159	341	270	1,138	748
Total	768	519	1,116	1,428	3,346	2,200

Total non-performing assets	$3,798	$5,114	$8,601	$8,920	$7,601	$5,611
Total as a percentage of total assets	0.25%	0.36%	0.61%	0.68%	0.66%	0.53%

             For the quarter ended March 31, 2006 and the year ended December 31, 2005, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $42,000 and $217,000, respectively. The amounts that were included in interest income on such loans were $94 for the quarter ended March 31, 2006 and zero for the year ended December 31, 2005.

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             Other Loans of Concern. In addition to the non-performing assets set forth in the table above, as of March 31, 2006, there was an aggregate of $1.0 million of loans with respect to which known information about the possible credit problems of the borrowers have caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories. These loans have been considered in management's determination of our allowance for loan losses.

             Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the Office of Thrift Supervision to be of lesser quality, as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

             When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management and approved by the board of directors. General allowances represent loss allowances which have been established to recognize the risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision and the FDIC, which may order the establishment of additional general or specific loss allowances.

             We regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management's review of our assets, at March 31, 2006, we had classified $1.3 million of our loans as substandard, all of which was included in non-performing assets, none as doubtful and none as loss. The total amount classified represented 1.3% of our equity capital and .09% of our assets at March 31, 2006.

             Allowance for Loan Losses. We maintain an allowance for loan losses to absorb probable incurred credit losses in the loan portfolio. The allowance is based on ongoing, monthly assessments of the estimated probable incurred losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers the types of loans and the amount of loans in the loan portfolio, peer group information, historical loss experience, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. Large groups of smaller balance homogeneous loans, such as residential real estate, small commercial real estate, home equity and consumer loans, are evaluated in the aggregate using historical loss factors and peer group data adjusted for current economic conditions. Geographic peer group data is obtained by general loan type and adjusted to reflect known differences between peers and ViewPoint Bank, such as loan seasoning, underwriting experience, local economic conditions and customer characteristics. More complex loans, such as commercial real estate loans and commercial business loans, are evaluated individually for impairment, primarily through the evaluation of net operating income and available cash flow and their possible impact on collateral values.

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             At March 31, 2006, our allowance for loan losses was $7.3 million or 0.69% of the total loan portfolio. Assessing the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. In the opinion of management, the allowance, when taken as a whole, reflects estimated probable loan losses in our loan portfolio. See Notes 1 and 4 of the Notes to Consolidated Financial Statements.

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             The following table sets forth an analysis of our allowance for loan losses.

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in Thousands)

Balance at beginning of period	$7,697	$8,424	$8,424	$8,655	$8,858	$4,774	$2,729
Charge-offs:
One- to four-family	---	---	127	205	---	---	---
Commercial	---	---	---	---	---	---	---
Home equity	---	---	43	52	---	---	---
Total real estate loans	---	76	170	257	---	---	---
Consumer:
Automobile indirect	623	1,296	4,575	4,617	5,493	3,009	469
Automobile direct	158	385	678	374	1,299	1,273	42
Other secured	1	30	869	795	663	2,034	845
Lines of credit/unsecured	179	190	754	791	1,026	2,230	998
Total consumer	961	1,901	6,876	6,525	8,481	8,546	2,354
Commercial business	---	---	204	52	---	---	---
Total charge-offs	961	1,977	7,250	6,886	8,481	8,546	2,354

Recoveries:
One- to four-family	1	---	---	---	---	---	---
Commercial	---	---	---	---	---	---	---
Home equity	---	---	---	---	---	---	---
Total real estate loans	1	---	---	---	---	---	---

Consumer:
Automobile indirect	118	32	102	161	95	33	37
Automobile direct	34	7	72	91	43	36	7
Other secured	---	---	102	113	56	51	61
Lines of credit/unsecured	27	46	127	91	38	45	52
Total consumer	179	85	403	456	232	165	157
Commercial business	---	---	---	---	---	---	---
Total recoveries	180	85	403	456	232	165	157

Net charge-offs	781	1,892	6,847	6,430	8,249	8,381	2,197
Additions charged to operations	370	1,191	6,120	6,199	8,046	12,465	4,242
Balance at end of period	$7,286	$7,723	$7,697	$8,424	$8,655	$8,858	$4,774

Ratio of net charge-offs during the period to
average loans outstanding during the period	0.30%	0.69%	0.62%	0.61%	0.86%	0.99%	0.30%
Ratio of net charge-offs during the period to
average non-performing assets	70.10%	53.71%	99.84%	73.40%	99.86%	126.87%	N/A(1)
Allowance as a percentage on non-
performing loans	240.46%	112.37%	167.51%	112.55%	115.52%	208.18%	139.96%
Allowance as a percentage of gross loans
(end of period)	0.69%	0.70%	0.71%	0.77%	0.84%	1.01%	0.60%
_____________

(1) Information for 2001 not available.

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             The distribution of our allowance for losses on loans at the dates indicated is summarized as follows:

			December 31,
	March 31, 2006		2005		2004		2003		2002		2001
	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans
	(In Thousands)
Real Estate:
One- to four-family	$ 308	26.66%	$ 311	25.51%	$ 349	20.72%	$ 479	19.53%	$ 151	18.43%	$ 229	17.37%
Commercial real estate	674	11.30	659	9.24	98	4.20	22	2.63	12	1.66	34	1.12
Home equity	87	8.32	86	7.94	80	7.32	63	6.31	191	6.17	157	6.81
Consumer:
Automobile indirect	3,256	31.32	3,608	33.86	4,610	41.50	4,092	42.31	4,055	38.66	2,930	34.04
Automobile direct	2,160	17.71	1,848	18.25	2,086	20.61	2,387	23.58	2,639	28.24	892	32.04
Other secured	47	1.61	364	1.70	119	1.95	100	1.71	381	2.20	102	2.95
Lines of credit/unsecured	516	2.23	592	2.68	1,049	3.19	1,466	3.57	1,421	4.50	430	5.62
Commercial Business	238	0.85	229	0.82	33	0.50	46	0.37	8	0.15	---	0.04

Total	$7,286	100.00%	$7,697	100.00%	$8,424	100.00%	$8,655	100.00%	$8,858	100.00%	$4,774	100.00%

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Investment Activities

             Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, including callable agency securities, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in investment grade commercial paper and corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly. See "How We Are Regulated - ViewPoint Bank" and "- Qualified Thrift Lender Test" for a discussion of additional restrictions on our investment activities.

             The executive vice president/chief financial officer has the basic responsibility for the management of our investment portfolio, subject to the direction and guidance of the asset/liability management committee. The executive vice president/chief financial officer considers various factors when making decisions, including the marketability, maturity and tax consequences of the proposed investment. The maturity structure of investments will be affected by various market conditions, including the current and anticipated slope of the yield curve, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.

             The general objectives of our investment portfolio are to provide liquidity when loan demand is high, to assist in maintaining earnings when loan demand is low and to maximize earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management and Market Risk."

             Our investment securities have historically consisted of primarily collateralized mortgage obligations, mortgage-backed securities, U.S. agency notes and bonds from government sponsored enterprises, such as Freddie Mac, Fannie Mae and Ginnie Mae. These securities are high quality securities that possess little, if any, credit risk. To a lesser degree we have invested in corporate bonds that are rated no lower than either AA by Standard and Poors or Aa2 by Moody's, and have remaining maturities at the time of purchase that do not exceed four years. See Note 3 of the Notes to Consolidated Financial Statements.

             As a member of the Federal Home Loan Bank of Dallas, we had $3.7 million in stock of the Federal Home Loan Bank of Dallas at March 31, 2006. For the quarter ended March 31, 2006 and the year ended December 31, 2005, we received $41,000 and $159,000, respectively, in dividends from the Federal Home Loan Bank of Dallas.

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             The following table sets forth the composition of our securities portfolio and other investments at the dates indicated. At March 31, 2006, our securities portfolio did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity capital, excluding those issued by the United States Government or its agencies.

	March 31,		December 31,
	2006		2005		2004		2003
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)

Available for Sale:
Investment securities:
US Government and agency	$ 25,095	$ 24,204	$ 22,605	$ 21,892	$ 25,176	$ 24,917	$ ---	$ ---
Collateralized mortgage obligations	78,496	77,595	60,617	60,059	1,304	1,305	2,132	2,135
Mortgage-backed securities	34,035	33,835	19,870	19,909	---	---	---	---
Total available for sale	137,626	135,634	103,092	101,860	26,480	26,222	2,132	2,135

Held to maturity:
Investment securities:
US Government and agency	18,003	17,811	18,007	17,736	23,040	22,717	47,110	47,050
Corporate bonds	---	---	3,009	3,010	5,094	5,165	5,183	5,443
Collateralized mortgage obligations	18,453	18,295	20,946	20,750	35,295	35,107	64,748	64,470
Total held to maturity	36,456	36,106	41,962	41,496	63,429	62,989	117,041	116,963

Total investment securities	174,082	171,740	145,054	143,356	89,909	89,211	119,173	119,095

Federal Home Loan Bank stock	3,727	3,727	3,958	3,958	4,481	4,481	4,159	4,159

Total	$177,809	$175,467	$149,012	$147,314	$94,390	$93,692	$123,332	$123,257

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             The composition and maturities of the investment securities portfolio as of March 31, 2006, excluding Federal Home Loan Bank stock, are indicated in the following table.

	1 year or less		Over 1 to 5 years		Over 5 to 10 years		Over 10 years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Fair Value
	(Dollars in Thousands)

Securities available for sale:
US Government and agency	$ ---	---%	$25,095	3.61%	$ ---	---%	$ ---	---%	$25,095	3.61%	$24,204
Mortgage-backed and collateralized mortgage obligations	---	---	---	---	10,565	5.43	101,966	4.97	112,351	5.01	111,430
Total securities available for sale	---	---	25,095	3.61	10,565	5.43	101,966	4.97	137,626	4.76	135,634

Held to maturity:
US Government and agency	18,003	2.16	---	---	---	---	---	---	18,003	2.16%	17,811
Mortgage-backed and collateralized mortgage obligations	---	---	---	---	---	---	18,453	4.19	18,453	4.19	18,295
Corporate bonds	---	---	---	---	---	---	---	---	---	---	---
Total securities held to maturity	18,003	2.16	---	---	---	---	18,453	4.19	36,456	3.19	36,106
Total investment securities	$18,003	2.16%	$25,095	3.61%	$10,565	5.43%	$120,419	4.85%	$174,082	4.43%	$171,549

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Sources of Funds

             General. Our sources of funds are deposits, borrowings, payment of principal and interest on loans, interest earned on or maturation of other investment securities and funds provided from operations.

             Deposits. We offer a variety of deposit accounts to both consumers and businesses having a wide range of interest rates and terms. Our deposits consist of savings accounts, money market deposit accounts and demand accounts and certificates of deposit. We solicit deposits primarily in our market areas. Of our 34 full service branches as of March 31, 2006, 19 are in-store locations with total deposits of $163.2 million, or 12.3% of our total deposit base. At March 31, 2006, we had no brokered deposits. We primarily rely on competitive pricing policies, marketing and customer service to attract and retain these deposits.

             The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition. The variety of deposit accounts we offer has allowed us to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. We have become more susceptible to short-term fluctuations in deposit flows as customers have become more interest rate conscious. We try to manage the pricing of our deposits in keeping with our asset/liability management, liquidity and profitability objectives, subject to competitive factors. Based on our experience, we believe that our deposits are relatively stable sources of funds. Despite this stability, our ability to attract and maintain these deposits and the rates paid on them has been and will continue to be significantly affected by market conditions.

             The following table sets forth our deposit flows during the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003
	(Dollars in Thousands)

Opening balance	$1,261,614	$1,228,999	$1,228,999	$1,168,305	$1,032,628
Net of deposits and withdrawals	53,531	17,740	11,653	44,623	117,781
Interest credited	6,285	4,598	20,962	16,071	17,896

Ending balance	$1,321,430	$1,251,337	$1,261,614	$1,228,999	$1,168,305

Net increase	$ 59,816	$ 22,338	$ 32,615	$ 60,694	$ 135,677

Percent increase	4.74%	1.82%	2.65%	5.20%	13.14%

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             The following table sets forth the dollar amount of savings deposits in the various types of deposit programs by ViewPoint Bank at the dates indicated.

	March 31,		December 31,
	2006		2005		2004		2003
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total

Transactions and Savings Deposits:

Non interest-bearing demand	$220,571	16.69%	$199,264	15.79%	$174,183	14.17%	$152,479	13.05%
Interest bearing demand	102,752	7.78	106,604	8.45	115,332	9.38	117,230	10.03
Savings	302,367	22.88	277,006	21.96	279,230	22.72	275,491	23.58
Money market	465,405	35.22	469,399	37.21	452,704	36.84	443,380	37.95
IRA	13,266	1.00	14,037	1.11	16,639	1.35	16,886	1.45
Total non-certificates	1,104,361	83.57	1,066,310	84.52	1,038,088	84.47	1,005,466	86.06

Certificates:

0.00 - 1.99%	691	0.05	2,476	0.20	40,681	3.31	51,375	4.40
2.00 - 3.99%	112,050	8.48	123,818	9.81	117,123	9.53	97,568	8.35
4.00 - 5.99%	104,328	7.90	68,830	5.46	31,562	2.57	11,998	1.03
6.00% and over	---	---	182	0.01	1,545	0.13	1,898	0.16

Total certificates	217,069	16.43	195,304	15.48	190,911	15.53	162,839	13.94

Total deposits	$1,321,430	100.00%	$1,261,614	100.00%	$1,228,999	100.00%	$1,168,305	100.00%

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             The following table shows rate and maturity information for the ViewPoint Bank's certificates of deposit at March 31, 2006.

	0.00- 1.99%	2.00- 3.99%	4.00- 5.99%	6.00- 7.99%	Total	Percent of Total
	(Dollars in Thousands)
Certificate accounts maturing
in quarter ending:

June 30, 2006	$670	$26,291	$23,662	---	$50,623	23.32%
September 30, 2006	16	18,327	5,744	---	24,087	11.10
December 31, 2006	---	33,467	1,403	---	34,870	16.06
March 31, 2007	---	8,763	13,696	---	22,459	10.35
June 30, 2007	---	5,268	1,225	---	6,493	2.99
September 30, 2007	---	1,854	1,570	---	3,424	1.58
December 31, 2007	---	1,467	10,273	---	11,740	5.41
March 31, 2008	5	3,210	5,251	---	8,466	3.90
June 30, 2008	---	4,629	3,190	---	7,819	3.60
September 30, 2008	---	3,457	576	---	4,033	1.86
December 31, 2008	---	2,759	6,000	---	8,759	4.03
March 31, 2009	---	1,389	853	---	2,242	1.03
Thereafter	---	1,169	30,885	---	32,054	14.77

Total	$691	$112,050	$104,328	$---	$217,069	100.00%

Percent of Total	0.32%	51.62%	48.06%	---%

             The following table indicates the amount of our certificates of deposit and other deposits by time remaining until maturity as of March 31, 2006.

	Maturity
	3 Months or Less	Over 3 to 6 Months	Over 6 to 12 Months	Over 12 Months	Total
	(In Thousands)

Certificates of deposit less than $100,000	$20,009	$20,120	$31,069	$41,489	$112,687
Certificates of deposit of $100,000 or more	3,406	3,967	5,287	28,131	40,791
Public funds[1]	27,208	---	20,973	15,410	63,591
Total certificates of deposit	$50,623	$24,087	$57,329	$85,030	$217,069
____________

1Deposits from governmental and other public entities.

             Borrowings. Although deposits are our primary source of funds, we may utilize borrowings as a cost-effective source of funds when they can be invested at a positive interest rate spread, for additional capacity to fund loan demand or to meet our asset/liability management goals. Our borrowings consist of advances from the Federal Home Loan Bank of Dallas. See Note 9 of the Notes to Consolidated Financial Statements.

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             We may obtain advances from the Federal Home Loan Bank of Dallas upon the security of certain of our mortgage loans and mortgage-backed and other securities. These advances may be made pursuant to several different credit programs, each of which has its own interest rate, range of maturities and call features, and all long-term advances are required to provide funds for residential home financing. At December 31, 2005, we had $47.6 million in Federal Home Loan Bank advances outstanding and the ability to borrow an additional $220.7 million.

             ViewPoint Bank is authorized to borrow from the Federal Reserve Bank of Dallas' "discount window" after it has exhausted other reasonable alternative sources of funds, including Federal Home Loan Bank borrowings. We have never borrowed from the Federal Reserve Bank.

             The following table sets forth the maximum month-end balance and average balance of borrowings, which consists solely of Federal Home Loan Bank advances, for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003
	(In Thousands)
Maximum Balance:
FHLB advances	$268,400	$241,531	$227,790	$216,032	$191,650

Average Balance:
FHLB advances	$ 46,949	$ 55,888	$ 52,149	$ 45,289	$ 35,215

             The following table sets forth certain information as to ViewPoint Bank's borrowings at the dates indicated.

	At March 31,	December 31,
	2006	2005	2004	2003
	(Dollars in Thousands)

FHLB advances	$47,583	$47,680	$57,545	$39,889

Weighted average interest rate of FHLB advances during the period	4.52%	4.56%	4.89%	4.72%

Weighted average interest rate of FHLB advances at end of period	4.46%	4.58%	4.52%	4.70%

Subsidiary and Other Activities

             As a federally chartered savings bank, we are permitted by Office of Thrift Supervision regulations to invest up to 2% of our assets, or $28.6 million at December 31, 2005, in the stock of, or unsecured loans to, service corporation subsidiaries. We may invest an additional 1% of our assets in service corporations where such additional funds are used for inner-city or community development purposes.

             ViewPoint Bank has two active subsidiaries, Community Financial Services, Inc. and Community Title, L.L.C. Community Financial Services is a wholly owned subsidiary of ViewPoint Bank that began operations in 1999, and currently services mortgage loans for other financial institutions and Dallas Habitat for Humanity. Community Financial Services also administers certain of ViewPoint Bank's insurance programs. During the quarter ended March 31, 2006 and the year ended December 31, 2005, Community Financial Services had net income of $81,000 and $157,000, respectively. Our capital investment in Community Financial Services as of March 31, 2006 was $500,000.

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             Community Title also began operations in 1999 and is 75% owned by Community Financial Services and 25% owned by Chicago Title Insurance Company. Community Title provides commercial and residential title policies and closing services. All policies are underwritten by Chicago Title. Community Title incurred a net loss of $35,000 during the quarter ended March 31, 2006, and during 2005 had net income of $13,000. Our capital investment in Community Title as of March 31, 2006 was $45,000.

Competition

             We face strong competition in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, credit unions, life insurance companies and mortgage bankers. Other savings institutions, commercial banks, credit unions and finance companies provide vigorous competition in consumer lending. Commercial business competition is primarily from local commercial banks.

             We attract our deposits through our branch office system. Competition for those deposits is principally from other savings institutions, commercial banks and credit unions located in the same community, as well as mutual funds and other alternative investments. We compete for these deposits by offering superior service and a variety of deposit accounts at competitive rates. Based on the most recent branch deposit data provided by the FDIC, ViewPoint Bank's share of deposits was approximately 14.7% in Collin County and less than 1.0% in all other market area counties.

Employees

             At March 31, 2006, we had a total of 617 full-time employees and 73 part-time employees. Our employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

Properties

             At March 31, 2006, we had 34 full service offices, 19 of which are in-store locations, and one loan production office. An additional loan production office was opened in Dallas during May 2006 with another one scheduled to open in Grapevine, Texas during June 2006. We own the space in which our administrative offices are located. At March 31, 2006, we owned 14 of our branch offices, and leased the remaining facilities. The net book value of our investment in premises, equipment and leaseholds, excluding computer equipment, was approximately $38.9 million at March 31, 2006. We intend to open several new branches within our existing market area over the next few years, although no specific locations have been identified.

             Of our 19 in-store locations, 15 are located in Albertsons grocery stores. Albertsons recently sold its stores in Texas. We are currently aware that two Albertsons stores in which we have in-store locations are expected to e closed in early August 2006. The impact of this sale, if any, on our remaining 13 Albertsons in-store locations is not yet known but in any event is not expected to have a material effect on our operations.

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             The following table provides information about ViewPoint Bank's main and branch offices and indicates whether the properties are owned or leased.

Location	Square Foot	Owned or Leased	Lease Expiration Date	Net Book Value at 03/31/06

ADMINISTRATIVE OFFICES:
Pitman West (Main Office) 1309 W. 15th Street Plano, TX 75075	53,022	Owned	N/A	2,289,000

Pitman East 1201 W 15th St. Plano, TX 75075	54,409	Owned	N/A	4,739,000

Richardson Annex 700 E. Arapaho Richardson, TX 75081	3,800	Owned	N/A	87,000

Call Center 2101 Custer Rd. Plano, TX 75075	31,762	Owned	N/A	3,128,000

BRANCH OFFICES:

Addison 4560 Beltline Suite 100 Addison, TX 75001	6,730	Leased	05/01/08	N/A

Allen 321 East McDermott Allen, TX 75002	4,500	Owned	N/A	430,000

Carrollton 1801 Keller Springs Carrollton, TX 75006	5,693	Owned	N/A	1,268,000

Carrollton Kroger* 1801 Keller Springs Carrollton, TX 75006	922	Leased	01/24/11	N/A

Coppell 687 Denton Tap Rd Coppell, TX 75019	5,674	Owned	N/A	1,773,000

East Plano 2501 East Plano Pkwy Plano, TX 75074	5,900	Owned	N/A	1,598,000

Flower Mound Albertsons* 2101 Justin Road Flower Mound, TX 75028	459	Leased	09/10/13	N/A

Forest Lane Albertsons* 3630 Forest Lane Dallas, TX 75229	471	Leased	06/24/13	N/A

Frisco 3833 Preston Frisco, TX 75034	4,800	Owned	N/A	1,121,000

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Location	Square Foot	Owned or Leased	Lease Expiration Date	Net Book Value at 03/31/06

Garland 2218 N. Jupiter Garland, TX 75044	4,800	Owned	N/A	868,000

Garland Tom Thumb* 2645 Arapaho Rd Garland, TX 75044	550	Leased	06/30/07	N/A

Grand Prairie Albertsons* 215 N. Carrier Pkwy Grand Prairie, TX 75050	452	Leased	08/08/12	N/A

Grapevine Albertsons* 2100 W. Northwest Hwy Ste. 223 Grapevine, TX 76051	553	Leased	03/19/12	N/A

Lake Highlands Albertsons* 10203 East Northwest Hwy Dallas, TX 75238	391	Leased	11/14/11	N/A

Lewisville Albertsons* 2150 S. Hwy 121 Lewisville, TX 75067	483	Leased	06/28/10	N/A

Los Rios Kroger* 4017 14th Street Plano, Tx 75074	473	Leased	04/20/09	N/A

McKinney 2500 W. Virginia Pkwy McKinney, TX 75070	4,500	Owned	N/A	722,000

McKinney Albertsons* 6800 W. Virginia Pkwy McKinney, Tx 75070	425	Leased	08/29/12	N/A

McKinney Mini 231 N. Chesnut McKinney, TX 75069	1,800	Owned	N/A	75,000

Midway Albertsons* 4349 W. Northwest Hwy Dallas, TX 75220	325	Leased	12/29/14	N/A

North Dallas Tom Thumb* 18212 Preston Road Dallas, TX 75252	550	Leased	04/30/07	N/A

NW Frisco Albertsons* 309 Main Street Frisco, TX 75034	470	Leased	07/14/13	N/A

Plano Albertsons* 1301 Custer Road Ste 200 Plano, TX 75075	331	Leased	06/19/11	N/A

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Location	Square Foot	Owned or Leased	Lease Expiration Date	Net Book Value at 03/31/06

Richardson 720 E. Arapaho Richardson, TX 75081	22,000	Owned	N/A	1,102,000

Richardson Mini 1775 North Plano Rd Richardson, TX 75081	2,500	Owned	N/A	199,000

Roanoke Albertsons* 1108 N. Hwy 377 Roanoke, TX 76262	442	Leased	09/18/13	N/A

Spring Valley Albertsons* 14211 Coit Rd Dallas, TX 75254	452	Leased	08/29/12	N/A

Stonebriar Albertsons* 4268 Legacy Drive Frisco, TX 75034	470	Leased	05/19/13	N/A

Tollroad Express 5900 West Park Blvd. Plano, TX 75093	2,000	Owned	N/A	550,000

West Allen 225 S. Custer Rd. Allen, TX 75013	4,800	Owned	N/A	922,000

West Plano 5400 Independence Pkwy Plano, TX 75023	22,800	Owned	N/A	2,173,000

West Richardson 1280 West Campbell Rd. Richardson, TX 75080	4,500	Owned	N/A	604,000

Westcliff Albertsons* 2225 W. Ledbetter Rd. Dallas, TX 75224	715	Leased	06/19/11	N/A

Wylie Albertsons* 921 Westgate Way Wylie, TX 75098	425	Leased	08/29/12	N/A

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Location	Square Foot	Owned or Leased	Lease Expiration Date	Net Book Value at 03/31/06

LOAN PRODUCTION OFFICES:
Houston LPO 7500 San Felipe Suite 600 Houston, TX 77063	150	Leased	03/31/07	N/A

Dallas LPO** 2231 W. Ledbetter Suite 280 Dallas, TX 75224	2,678	Leased	06/01/09	N/A

Grapevine LPO** 304 South Park Blvd. Suite 100 Grapevine, TX 76051	2,180	Leased	**	N/A

_________________
*	Represents in-store location. The Lewisville and Spring Valley Albertsons in-store locations are expected to be closed in August 2006 as a result of the closing of these Albertsons stores.
**	The Dallas loan production office opened for business in May 2006. The Grapevine loan production office is under construction and is expected to open in June 2006.

             We believe that our current facilities are adequate to meet the present and immediately foreseeable needs of ViewPoint Bank and View Point Financial Group. We intend to expand our banking network, however, through the addition of loan production offices and new branches, as discussed above.

             We currently utilize IBM and FiServ CBS, in-house data processing systems. The net book value of all of our data processing and computer equipment at March 31, 2006 was $5.6 million.

Legal Proceedings

             From time to time we are involved as plaintiff or defendant in various legal actions arising in the normal course of business. We do not anticipate incurring any material legal fees or other liability as a result of such litigation.

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MANAGEMENT

Management of ViewPoint Financial Group

             The board of directors of ViewPoint Financial Group consists of the same individuals who serve as directors of ViewPoint Bank. The board of directors of ViewPoint Financial Group is divided into three classes, each of which contains approximately one-third of the board. The directors will be elected by the stockholders of ViewPoint Financial Group for three year terms, or until their successors are elected. One class of directors, consisting of Gary D. Basham, Rosie G. Vela and Kenneth R. Yarbrough, has a term of office expiring at the first annual meeting of stockholders. A second class of directors, consisting of Jack D. Ersman, James B. McCarley and Karen H. O'Shea, has a term of office expiring at the second annual meeting of stockholders. The third class of directors, consisting of Garold R. Base and V. Keith Sockwell, has a term of office expiring at the third annual meeting of stockholders. The board of directors is actively seeking an additional board member at each corporate level who would qualify as an audit committee financial expert to serve on the board of directors and on the audit committee.

             The following individuals are executive officers of ViewPoint Financial Group and hold the offices set forth below opposite their names.

Executive	Position Held with ViewPoint Financial Group

Garold R. Base	Director, President and Chief Executive Officer
Mark E. Hord	Executive Vice President, General Counsel and Corporate Secretary
Patti E. McKee	Executive Vice President, Chief Financial Officer and Treasurer

             The executive officers of ViewPoint Financial Group are elected annually and hold office until their respective successors have been elected or until death, resignation or removal by the board of directors.

             Information concerning the principal occupations, employment and compensation of the directors and executive officers of ViewPoint Financial Group is set forth under "- Management of ViewPoint Bank" and "- Executive Officers Who Are Not Directors." Directors of ViewPoint Financial Group initially will not be compensated by ViewPoint Financial Group but will serve and be compensated by ViewPoint Bank. It is not anticipated that separate compensation will be paid to directors of ViewPoint Financial Group until such time as these persons devote significant time to the separate management of ViewPoint Financial Group's affairs, which is not expected to occur until ViewPoint Financial Group becomes actively engaged in additional businesses other than holding the stock of ViewPoint Bank. ViewPoint Financial Group may determine that such compensation is appropriate in the future.

Management of ViewPoint Bank

             Upon completion of the reorganization, the directors of ViewPoint Bank immediately prior to the reorganization will continue to serve as directors of ViewPoint Bank in stock form. The board of directors of ViewPoint Bank in stock form will consist of nine directors divided into three classes, with approximately one-third of the directors elected at each annual meeting of stockholders. Because ViewPoint Financial Group will own all the issued and outstanding capital stock of ViewPoint Bank following the reorganization, the board of directors of ViewPoint Financial Group will elect the directors of ViewPoint Bank.

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             The following table sets forth certain information regarding the board of directors of ViewPoint Bank.

Name	Age(1)	Positions Held With ViewPoint Bank	Director Since	Term of Office Expires

James B. McCarley	62	Chairman of the Board	1992	2008
Gary D. Basham	62	Vice Chairman of the Board	1988	2007
Kenneth R. Yarbrough	62	Director	1976	2007
V. Keith Sockwell	63	Director	1987	2009
Jack D. Ersman	63	Director	1989	2008
Karen H. O'Shea	55	Director	1998	2008
Rosario (Rosie) G. Vela	58	Director	2003	2007
Garold R. Base	58	Director, President and Chief Executive Officer	2006	2009
_________________________
(1) As of December 31, 2005.

             The business experience of each director for at least the past five years is set forth below.

             James B. McCarley. Mr. McCarley joined the board of directors of Community Credit Union in 1992 and was named Chairman of the Board in 1999, a position he continues to hold with ViewPoint Bank, the credit union's successor entity. Since January 1996, Mr. McCarley has served as President of James McCarley Consultants, a governmental affairs consulting company, and as Executive Director of the Dallas Regional Mobility Coalition, a voluntary coalition of five counties and 27 cities in the Texas Department of Transportation Dallas District that promotes mobility issues, projects and programs for transportation improvements. From February 1987 through January 1996, Mr. McCarley served as the Assistant City Manager-Director of Public Safety for the City of Plano, Texas. Prior to 1987, Mr. McCarley spent 23 years in law enforcement, including serving nearly 11 years as the Chief of Police for the City of Plano, Texas.

             Gary D. Basham. Mr. Basham joined the board of directors of Community Credit Union in 1988 and was named Vice Chairman of the Board in May, 2005, a position he continues to hold with ViewPoint Bank, the credit union's successor entity. Mr. Basham, prior to his retirement in April 2005, served as the Director of Sales for the Western United States and Mexico for OSRAM Opto Semiconductor, a division of OSRAM Sylvania and a wholly-owned subsidiary of Siemens AG, one of the world's three largest lamp manufacturers. From November 1990 until November 2002, Mr. Basham served as the Director of Sales for the Southeastern/South Central regions of the United States for Infineon Technologies AG (formerly Siemens Semiconductors). He has served as President of the Plano Rotary Club and on the board of directors of the Plano YMCA.

             Kenneth R. Yarbrough. Mr. Yarbrough is currently retired. Prior to retiring in June, 2002, Mr. Yarbrough served as Chief of Police for the City of Richardson, Texas for more than 27 years. He has been a member of the Board of Directors of Community Credit Union since 1976 and served as Chairman of the Board from 1987 to 1999. Mr. Yarbrough has served on the Texas Municipal League Board of Directors, the Board of Managers of Community Title, as past President of Texas Police Chiefs Association and the Texas Police Association, the Board of Southwestern Law Enforcement Institute of the Southwestern Legal Foundation and as a consultant for PSA of Chicago, Illinois.

             V. Keith Sockwell. Mr. Sockwell is the Vice President of Educational Services/Governmental Relations with the SHW Group, LLP. He retired after 40 years in public education where he served as Deputy Superintendent of the Plano Independent School District and Superintendent of the Northwest Independent School District. He is past president of the Plano Rotary Club and a member of the Texas Association of School Administrators' Legislative Committee. He served on the Executive Committees for the Texas School Coalition and the Fast Growth Coalition of Texas Public Schools.

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             Jack D. Ersman. Mr. Ersman has been an automobile dealer doing business as Village Motors, located in Sachse, Texas, since 1983. Mr. Ersman also served as a Senior Vice President and Loan Manager of Community Credit Union from 1970 to 1989.

             Karen H. O'Shea. Ms. O'Shea is the Vice President of Communications and Public Relations for Lennox International Inc., where she has worked for more than 22 years. She began her career with Lennox in 1983 and served as the Director for the Marketing Education Group and Director of Human Resource Development. Prior to her career at Lennox, she was a teacher, an owner and manager of a retail business, and an editor for a major Texas metropolitan newspaper. Currently, she serves as board vice chairman of Richardson Regional Medical Center and as a board member of the Richardson Symphony.

             San Juanita Rosario (Rosie) G. Vela. Since 1996, Ms. Vela has served as the Director of Finance for the City of Richardson, Texas. She served as Director of Finance and in various other financial positions for the City of Corpus Christi, Texas from 1985 to 1996. Ms. Vela is a past President of the Government Finance Officers Association of Texas. Ms. Vela is a certified public accountant and certified government finance officer. She is a former member of the board of directors for Network of Community Ministries and currently is a member of Altrusa International of Richardson and various committees of the Texas Municipal League, as well as numerous civic associations.

             Garold (Gary) R. Base. Mr. Base has served as the President and Chief Executive Officer of Community Credit Union, now ViewPoint Bank, for the past 18 years.

Executive Officers Who Are Not Directors

             Each of the executive officers of ViewPoint Bank will retain his or her office following the reorganization. Executive officers are elected annually by the board of directors of ViewPoint Bank. The business experience for at least the past five years for each of the executive officers of ViewPoint Bank who do not serve as directors is set forth below.

             Mark E. Hord. Mr. Hord, age 43, serves as Executive Vice President, General Counsel and Secretary of ViewPoint Bank. He served as Executive Vice President and General Counsel of Community Credit Union from March 1999 until its charter conversion on January 1, 2006, when it became ViewPoint Bank. Mr. Hord's responsibilities include, among others, legal and compliance, business and commercial lending, facilities/real estate and retail investments matters. He also serves as the Chairman and President of Community Financial Services, Inc., a wholly owned subsidiary of ViewPoint Bank that provides mortgage sub-servicing to other financial institutions and administers insurance product sales to our customers.

             Pathie (Patti) E. McKee. Ms. McKee, age 41, serves as Executive Vice President, Chief Financial Officer and Treasurer of ViewPoint Bank. She held the same positions with Community Credit Union from September 1997 until its charter conversion on January 1, 2006, when it became ViewPoint Bank. Ms. McKee oversees our finance, investment and marketing operations. Since 1983, prior to being appointed Chief Financial Officer, Ms. McKee has held various other positions with Community Credit Union, including Director of Internal Audit, Controller and accountant. Ms. McKee is a certified public accountant.

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             Donna K. Neal. Ms. Neal, age 46, serves as Senior Vice President/Chief Lending Officer of ViewPoint Bank. She held the same position with Community Credit Union from March 2002 until its charter conversion on January 1, 2006, when it became ViewPoint Bank. In March 2006, Ms. Neal was appointed President and Chair of Community Title. Ms. Neal joined Community Credit Union as a Mortgage Servicing Manager in March 1996. Ms. Neal has over 25 years experience in the lending and mortgage banking industry and over 15 years of management experience.

             James C. Parks. Mr. Parks, age 53, joined ViewPoint Bank on May 1, 2006 as the Chief Operations Officer. Prior to joining ViewPoint Bank, Mr. Parks served as Executive Vice President of Bank Operations for TexasBank, an independent regional bank in Fort Worth, Texas. Mr. Parks' responsibilities at ViewPoint Bank include information systems, technologies and back room operations. Mr. Parks has 29 years of experience in information systems and bank operations. Mr. Parks previously served as President of Frost Financial Processors, a division of Frost National Bank û San Antonio, managing data processing and servicing for 25 independent community banks.

             Patrick J. Ramsier. Mr. Ramsier, age 48, serves as Managing Director/Commercial Lending of ViewPoint Bank. He served in the same capacity at Community Credit Union from October 2003 until its charter conversion on January 1, 2006. Mr. Ramsier's responsibilities include all commercial lending and business lending production functions including origination and underwriting. Responsibilities also include all commercial lending and business lending administrative functions including loan closings, loan reviews and loan servicing. Prior to October 2003, Mr. Ramsier was a senior executive responsible for acquisitions and finance at two small development companies. From 1985 through 1992, he was with GE Capital Commercial Real Estate Finance in Dallas, Texas and Chicago, Illinois.

             Rick M. Robertson. Mr. Robertson, age 53, joined ViewPoint Bank in February 2006 as Executive Vice President – Retail Banking. Prior to joining ViewPoint Bank, Mr. Robertson worked for KeyBank where he served as the Michigan District President from February 2002 until February 2006 and as a Senior Vice President – District Retail Leader in Cleveland, Ohio from October 1999 to February 2002.

Meetings and Committees of the Board of Directors

             Our board of directors meets monthly. During the year ended December 31, 2005, prior to our conversion to a mutual savings bank, the board of directors held 19 meetings. No director attended fewer than 75% of the total meetings of the board of directors and committees on which such board member served during this period.

             We have standing Audit, Compensation and Elections (Nominating) Committees. During 2005, the Audit Committee was comprised of Directors Ersman (chair), Vela and a director who recently retired from the board; the Elections Committee was comprised of Directors Basham, Ersman and a director (chair) who recently retired from the board; and the Compensation Committee was comprised of Directors Sockwell, Ersman and O'Shea.

             The Audit Committee's primary responsibilities were to meet with both the internal and external auditors on behalf of the board of directors to review and discuss their findings, and to make recommendations to the board regarding the selection of the external auditors. This committee met five times in 2005.

             The Elections Committee is responsible for receiving applications from potential candidates, interviewing and recommending nominees to fill board vacancies, preparing for, directing and holding the election of directors at the Annual Meeting, and ensuring all election rules are followed according to the board's policies. This committee met twice in 2005.

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             The Compensation Committee was responsible for the recommendation to the board of directors of the chief executive officer's annual compensation package. This committee met three times in 2005.

             Upon completion of the reorganization, the board of directors of ViewPoint Financial Group intends to adopt written charters governing the composition and responsibilities of the board's audit, nominating and compensation committees. These charters will also address other matters that may be required under The NASDAQ National Market listing standards or as the board of directors may determine from time to time to be good corporate governance practices. We expect that all of the directors serving on these committees will be independent, as defined in NASD Rule 4200, and are actively seeking a new director to serve on the Audit Committee as the audit committee financial expert. The board of directors of ViewPoint Financial Group also intends to comply with the qualitative listing requirements necessary to maintain its listing on The NASDAQ National Market.

Directors' Compensation

             Directors who are also full time employees of ours receive no additional compensation for their services as directors. Non-employee members of our board of directors currently receive a fee of $400 for each board meeting attended and $100 for each committee meeting attended. These directors may elect to defer receipt of all or any part of their directors' fees pursuant to a non-qualified deferred compensation plan. Pursuant to this plan, deferred fees are invested in third party mutual funds. We also paid premiums totaling $792, in the aggregate, during 2005 for a life insurance policy and accidental death and dismemberment policy for the benefit of each non-employee director. If the director leaves the service of ViewPoint Bank for any reason other than death, all rights to any benefit cease.

             Directors are provided or reimbursed for travel and lodging, and are reimbursed for other customary out-of-pocket expenses, incurred in attending out-of-town board and committee meetings, as well as industry conferences and continuing education seminars. We also pay the premiums on directors' and officers' liability insurance.

Executive Compensation

             The following table sets forth a summary of certain information concerning the compensation paid by ViewPoint Bank for services rendered in all capacities during the year ended December 31, 2005 to the President and Chief Executive Officer of ViewPoint Bank and the four other highest compensated executive officers of ViewPoint Bank whose salary and bonus exceeded $100,000 for the fiscal year ended December 31, 2005.

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Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation ($)(1)	Restricted Stock Award ($)(2)	Options (#)(2)	All Other Compensation (3)

Garold R. Base Director, President and Chief Executive Officer	2005	$424,038	$139,408	---	---	---	$60,539

Mark E. Hord Executive Vice President, General Counsel and Corporate Secretary	2005	$185,200	$19,970(4)	---	---	---	$20,036

Patti E. McKee Executive Vice President, Chief Financial Officer and Treasurer	2005	$165,000	$4,000	---	---	---	$38,860

Patrick J. Ramsier Managing Director -- Commercial Lending	2005	$209,251(5)	$ ---	---	---	---	$15,705

Donna K. Neal Senior Vice President -- Chief Lending Officer	2005	$147,877	$4,000	---	---	---	$14,787
________________________________

(1)	This amount does not include personal benefits or perquisites which did not exceed the lesser of $50,000 or 10% of the named executive's salary and bonus.
(2)	As a mutual institution, ViewPoint Bank does not have any stock option or restricted stock plans. ViewPoint Bank does, however, intend to adopt such plans following the reorganization. See "- Benefits -- Other Stock Benefit Plans."
(3)	All Other Compensation generally includes ViewPoint Bank contributions to the 401(k) savings plan, the supplemental executive retirement plan and life insurance premiums. In addition, the amount reported above for Ms. McKee includes a $20,000 accrued benefit paid to her during 2005 under a split dollar life insurance agreement maintained for her benefit. Messrs. Base, Hord and Bock had similar split dollar arrangements with ViewPoint Bank, however, no payments were made to them under these arrangements during 2005. All of these arrangements were terminated in January 2006.

Named Executive Officer	401(k) Matching	401(k) Profit Sharing	Supplemental Executive Retirement Plan	Life Insurance Premiums

Garold R. Base	$14,000	$6,300	$32,071	$8,168
Mark E. Hord	14,000	6,036	---	---
Patti E. McKee	13,202	5,658	---	---
Patrick J. Ramsier	10,994	4,711	---	---
Donna K. Neal	10,351	4,436	---	---
___________________________
(1)	Includes a bonus of $15,970 paid to Mr. Hord by Community Financial Services, a wholly owned subsidiary of ViewPoint Bank.
(2)	Includes commissions of $52,201 earned during the year.

Benefits

             General. ViewPoint Bank currently provides health and welfare benefits to its employees, including hospitalization, comprehensive medical insurance, life and long-term disability insurance, subject to certain deductibles and copayments by employees. ViewPoint Bank also provides certain retirement benefits. See Note 12 of the Notes to Consolidated Financial Statements.

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             Supplemental Executive Retirement Plan. Effective January 1, 2001, we adopted a supplemental executive retirement plan for the purpose of retaining the services of Mr. Base as Chief Executive Officer. The supplemental executive retirement plan is intended to pay supplemental pension benefits to Mr. Base upon retirement. The supplemental executive retirement plan allows Mr. Base to defer all or part of his compensation until his separation from service from ViewPoint Bank. In addition, ViewPoint Bank makes a contribution to the supplemental executive retirement plan equal to seven percent of Mr. Base's annual compensation, payable in quarterly installments. All funds deferred by Mr. Base or contributed by ViewPoint Bank under the supplemental executive retirement plan are deposited into a brokerage account over which Mr. Base controls investment decisions. Mr. Base is always 100% vested in his deferrals and the earnings thereon. The extent to which he is vested in that portion of his supplemental executive retirement plan attributable to ViewPoint Bank contributions depends on the year in which he terminates service, with full vesting occurring on or after January 1, 2011. Mr. Base, however, will fully vest in that portion of the supplemental executive retirement plan attributable to ViewPoint Bank's contributions if he is actively employed by ViewPoint Bank and there occurs: a change in control involving ViewPoint Bank, his death or disability, his involuntary termination of employment, his attainment of age 63, or termination of the supplemental executive retirement plan. Payment of supplemental executive retirement plan benefits will be made in three installments over 18 months, except in the case of a change in control or Mr. Base's death, in which case payment will be made in a lump sum. Payments may also be made on account of hardship. As of December 31, 2005, Mr. Base was 50 percent vested in the contributions and earnings accrued under the supplemental executive retirement plan. ViewPoint Bank's contribution to the supplemental executive retirement plan for fiscal 2005 was approximately $32,000.

             401(k) Plan. We offer a qualified, tax-exempt savings plan to our employees with a cash or deferred feature qualifying under Section 401(k) of the Code (the "401(k) Plan"). All employees who have attained age 18 are eligible to make 401(k) contributions. Eligible employees are also eligible to be allocated matching and profit sharing contributions, if any, after they have attained age 18 and completed 12 months of continuous employment, during which they worked at least 1,000 hours.

             During 2005, participants were permitted to make salary reduction contributions to the 401(k) Plan of up to 100% of their annual salary, up to a maximum of $14,000. In addition, participants who have attained age 50 may defer an additional $5,000 annually as a 401(k) "catch-up" contribution. We currently match each 401(k) contribution (other than catch-up contributions) in an amount equal to 100% of the participant's 401(k) deferrals for the year up to 7% of their salary. It is currently proposed that this percentage will be reduced to 5% once the employee stock ownership plan has been implemented. We may also make a discretionary profit sharing contribution. This profit sharing contribution has historically been equal to 3% of salary, and is currently proposed to be eliminated upon implementation of the employee stock ownership plan. All contributions made by participants are before-tax contributions. All participant contributions and earnings are fully and immediately vested. All matching and profit sharing contributions and earnings vest at a rate of 20% per year, beginning with the second year of service and continuing through the sixth year of service. However, in the event of retirement at age 65 or older, permanent disability or death, a participant will automatically become 100% vested in the value of all matching and profit sharing contributions and earnings thereon, regardless of the number of years of service with ViewPoint Bank.

             Participants may invest amounts contributed by them, as well as employer contributions (to the extent they are fully vested), to their 401(k) Plan accounts in one or more investment options available under the 401(k) Plan. Changes in investment directions among the funds are permitted on a periodic basis pursuant to procedures established by the Plan Administrator. Each participant receives a quarterly statement which provides information regarding, among other things, the market value of his investments and contributions made to the 401(k) Plan on his behalf. Participants are permitted to borrow against their account balance in the 401(k) Plan. For the year ended December 31, 2005, ViewPoint Bank's matching and profit sharing contributions to the 401(k) Plan on behalf of the following named executive officers were as follows: Mr. Base - $20,300; Mr. Hord - $20,036; Ms. McKee - $18,860; Mr. Ramsier - $15,705; and Ms. Neal - $14,787.

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             Upon the effective date of the reorganization, we intend to amend and restate the 401(k) Plan to include an Employee Stock Ownership Plan, described below.

             Employee Stock Ownership Plan. We intend to adopt an employee stock ownership plan for employees of ViewPoint Financial Group and ViewPoint Bank, as part of the 401(k) Plan, to become effective upon the reorganization. (The following description pertains only to the employee stock ownership portion of the combined plan.) Employees of ViewPoint Financial Group and ViewPoint Bank who have been credited with at least 1,000 hours of service during a twelve month period are eligible to participate in the employee stock ownership plan.

             As part of the reorganization, it is anticipated that the employee stock ownership plan will borrow funds from ViewPoint Financial Group. The employee stock ownership plan will use these funds to purchase a number of shares of common stock equal to 8.0% of the amount of common stock sold in this offering. It is anticipated that this loan will equal 100% of the aggregate purchase price of the common stock acquired by the employee stock ownership plan. The loan to the employee stock ownership plan will be repaid primarily from ViewPoint Bank's contributions to the employee stock ownership plan over a period of ten years, and from dividends on common stock held by the employee stock ownership plan. Collateral for the loan will be the common stock purchased by the employee stock ownership plan. The interest rate for the loan is expected to be the minimum rate prescribed by the Internal Revenue Code that is considered reasonable. ViewPoint Financial Group may, in any plan year, make additional discretionary contributions for the benefit of plan participants. These contributions may be made either in cash or in shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by ViewPoint Financial Group or upon the sale of treasury shares by ViewPoint Financial Group. The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including the terms of the employee stock ownership loan, prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

             Shares purchased by the employee stock ownership plan with the proceeds of the loan will be held in a suspense account and released to participants' accounts as debt service payments are made. Shares released from the employee stock ownership plan will be allocated to each eligible participant's employee stock ownership plan account based on the ratio of each such participant's eligible compensation to the total eligible compensation of all eligible employee stock ownership plan participants. An employee is eligible for an employee stock ownership allocation if he is credited with 1,000 or more hours of service during the plan year, and either is actually employed on the last day of the plan year or has attained age 65. Forfeitures will be reallocated among remaining participating employees in the same manner as an employee contribution. The account balances of participants within the employee stock ownership plan will become 100% vested after five years of service. Credit for eligibility and vesting is given for years of service with ViewPoint Bank and its predecessor, Community Credit Union, prior to adoption of the employee stock ownership plan. In the case of a "change in control," as defined in the employee stock ownership plan, which triggers a termination of the employee stock ownership plan, participants immediately will become fully vested in their account balances. Benefits are payable upon retirement or other separation from service, or upon termination of the plan. ViewPoint Financial Group's contributions to the employee stock ownership plan are not fixed and the value of the common stock cannot be determined in advance, so benefits payable under the employee stock ownership plan cannot be estimated.

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             First Bankers Trust, Quincy, Illinois, is expected to serve as trustee of the employee stock ownership plan. Under the employee stock ownership plan, the trustee must vote all allocated shares held in the employee stock ownership plan in accordance with the instructions of the participating employees, and unallocated shares will be voted in the same ratio on any matter as those allocated shares for which instructions are given.

             Generally accepted accounting principles require that any third party borrowing by the employee stock ownership plan be reflected as a liability on ViewPoint Financial Group's statement of financial condition. Since the employee stock ownership plan is borrowing from ViewPoint Financial Group, such obligation is not treated as a liability, but will be excluded from stockholders' equity. If the employee stock ownership plan purchases newly issued shares from ViewPoint Financial Group, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease as the newly issued shares are allocated to the employee stock ownership plan participants.

             The employee stock ownership plan will be subject to the requirements of ERISA, and the regulations of the IRS and the Department of Labor thereunder.

             Other Stock Benefit Plans. In the future, we intend to adopt a stock option plan and a restricted stock plan for the benefit of selected directors, officers and employees. We anticipate that the stock option plan and restricted stock plan will have reserved a number of shares equal to 4.5% and 1.8%, respectively, of the common stock to be outstanding after this offering. Grants of common stock pursuant to the restricted stock plan will be issued without cost to the recipient. If a determination is made to implement a stock option plan or restricted stock plan, any such plans will be submitted to stockholders for their consideration at which time stockholders would be provided with detailed information regarding such plan. If such plans are approved, and effected, they will have a dilutive effect on ViewPoint Financial Group's stockholders as well as affect ViewPoint Financial Group's net income and stockholders' equity, although the actual results cannot be determined until such plans are implemented. Any such stock option plan or restricted stock plan will not be implemented less than six months after the date of the completion of the reorganization, subject to continuing Office of Thrift Supervision jurisdiction.

             Employment and Severance Agreements for Certain Executive Officers. Upon completion of the reorganization, Mr. Base's existing employment agreement with ViewPoint Bank will be terminated, and ViewPoint Bank and ViewPoint Financial Group will enter into new employment agreements with Mr. Base. These agreements will have a three-year term, with annual one-year extensions subject to approval by the board of directors. There will be no duplication of salary or benefits by ViewPoint Bank and ViewPoint Financial Group. The initial annual base salary will be $460,000, Mr. Base's current annual salary. The amount of annual base salary is to be reviewed by the board of directors each year. Mr. Base will also be entitled under the employment agreements to: an annual incentive opportunity subject to performance goals approved by the board of directors, up to a maximum of 45% of his base salary; participation in any stock-based compensation plans; a term life insurance policy in an amount of $750,000; an executive benefits allowance of $20,000 per year; club membership dues and related fees and expenses for clubs approved by the board; a security system for his home and monthly service for the system; an annual medical examination; supplemental executive retirement plan approved by the board of directors; and participation in any other retirement plans, group insurance and other benefits provided to full time ViewPoint Bank employees generally and in which executive officers participate. Mr. Base also is entitled to expense reimbursement, professional and educational dues, expenses for programs related to ViewPoint Bank operations, including travel costs for himself and for his spouse if she accompanies him and, at the time his employment terminates for any reason, payment at the current rate of base salary for 90 days' accrued vacation. At December 31, 2005, Mr. Base's accrued vacation pay totaled approximately $106,000.

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             Under the employment agreements, if Mr. Base's employment is terminated for any reason other than cause, death, retirement, or disability, or if he resigns following certain events such as relocation or demotion, he will be entitled to liquidated damages during the term of the agreement then remaining. The liquidated damages consist of continued payments of base salary, continued insurance coverage, continued eligibility under benefit programs for former officers and employees, and payments equal to amounts that the employer would have contributed under qualified and non-qualified retirement plans if he had been employed for during the remainder of the term of the agreement. The liquidated damages would be subject to mitigation.

             The employment agreements include an agreement not to compete with ViewPoint Bank and ViewPoint Financial Group in the delivery of financial services for a period of 18 months following termination of employment. The value of compensation and benefits payable under the agreements is capped so as to prevent imposition of the golden parachute tax under Section 280G of the Internal Revenue Code.

             Upon completion of the reorganization, ViewPoint Bank will enter into severance agreements with Mark E. Hord, Patti E. McKee and Donna K. Neal, and three other officers. The severance agreements for Mr. Hord and Ms. McKee and Neal provide that ViewPoint Bank will pay to the employee an amount equal to 18 months of the employee's current salary (the agreements with the other four officers provide for between 12 and 18 months) if the employee suffers involuntary termination of employment in connection with or within 12 months after a change in control. For purposes of the severance agreement, "involuntary termination" means termination of employment without cause, a reduction in the amount of the employee's base salary, a material adverse change to the employee's benefits other than as part of a program applicable to all ViewPoint Bank senior executive officers, relocation of the employee's principal place of employment to a location more than 50 miles from Plano, Texas, or a material demotion of the employee; and the term "change in control" means any of the following events: (i) any third person becomes the owner of shares of ViewPoint Bank or ViewPoint Financial Group with respect to which 25% or more of the total number of votes for election of the Board may be cast; (ii) persons who were a majority of the directors of ViewPoint Financial Group or ViewPoint Bank cease to constitute a majority as the result of or in connection with a tender offer, merger or sale, or similar event; and (iii) the stockholders of ViewPoint Financial Group approve an agreement providing for a transaction in which ViewPoint Financial Group will cease to be an independent public company or for the sale of all or substantially all of ViewPoint Financial Group assets. The term of the severance agreement is 12 months. Assuming that these agreements were effective and that a change of control had occurred at December 31, 2005, entitling the executive to payment thereunder, Mr. Hord would receive $277,800, Ms. McKee would receive $247,500 and Ms. Neal would receive $221,800.

Loans and Other Transactions with Officers and Directors

             ViewPoint Bank has followed a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with non-insider employees prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.

             All loans we make to our directors and executive officers are subject to Office of Thrift Supervision regulations restricting loans and other transactions with affiliated persons of ViewPoint Bank. Loans to all directors and executive officers and their associates totaled approximately $2.0 million at December 31, 2005. All loans to directors and executive officers were performing in accordance with their terms at December 31, 2005.

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             Upon completion of the mutual holding company reorganization, ViewPoint Financial Group and ViewPoint Bank will enter into a tax allocation agreement. Since ViewPoint Financial Group will own 100% of the issued and outstanding capital stock of ViewPoint Bank, ViewPoint Financial Group and ViewPoint Bank will be members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group ViewPoint Financial Group will be the common parent corporation. As a result of this affiliation, ViewPoint Bank may be included in the filing of a consolidated federal income tax return with ViewPoint Financial Group and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return. In addition, ViewPoint Financial Group is willing to undertake the responsibilities regarding the preparation of, filing of and accounting with respect to such consolidated federal income tax return.

             ViewPoint MHC, ViewPoint Financial Group and ViewPoint Bank also intend to enter into an expense allocation agreement. Pursuant to this agreement, ViewPoint Financial Group will reimburse ViewPoint Bank and ViewPoint MHC will reimburse ViewPoint Financial Group for expenses incurred by it that are attributable to the activities of ViewPoint Financial Group and/or ViewPoint MHC. ViewPoint Financial Group and ViewPoint MHC shall pay all fees and other expenses that are attributable solely to their respective operations and shall pay for the use of equipment and employees in such amounts as are mutually determined by them, but in any event, such amounts shall be no less than the fair market value of the goods and services received.

HOW WE ARE REGULATED

             Set forth below is a brief description of certain laws and regulations that are applicable to ViewPoint MHC, ViewPoint Financial Group and ViewPoint Bank. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

             Legislation is introduced from time to time in the United States Congress that may affect our operations. In addition, the regulations governing ViewPoint MHC, ViewPoint Financial Group and ViewPoint Bank may be amended from time to time by the FDIC, the Office of Thrift Supervision or the SEC, as appropriate. Any such legislative or regulatory changes in the future could adversely affect our operations and financial condition. No assurance can be given as to whether or in what form any such changes may occur.

             The Office of Thrift Supervision has extensive enforcement authority over all savings associations and their holding companies, including ViewPoint MHC, ViewPoint Bank and ViewPoint Financial Group. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision. Except under certain circumstances, public disclosure of final enforcement actions by the Office of Thrift Supervision is required by law.

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ViewPoint Bank

             ViewPoint Bank, as a federally chartered savings bank, is subject to regulation and oversight by the Office of Thrift Supervision extending to all aspects of its operations. This regulation of ViewPoint Bank is intended for the protection of depositors and the insurance of accounts fund and not for the purpose of protecting shareholders. ViewPoint Bank is required to maintain minimum levels of regulatory capital and is subject to some limitations on the payment of dividends to ViewPoint Financial Group. See "- Regulatory Capital Requirements" and "- Limitations on Dividends and Other Capital Distributions." ViewPoint Bank also is subject to regulation and examination by the FDIC, which insures the deposits of ViewPoint Bank to the maximum extent permitted by law.

             Office of Thrift Supervision. The investment and lending authority of ViewPoint Bank is prescribed by federal laws and regulations and it is prohibited from engaging in any activities not permitted by such laws and regulations. This includes a 35% of total assets limit on consumer loans, commercial paper and corporate debt securities. The Office of Thrift Supervision granted ViewPoint Bank a waiver of that 35% limit for up to three years, with a possible one-year extension, because it exceeded this limit at the time it became a federal savings bank. We are required to comply with that investment limit at the earliest possible date in that time period without material loss to ViewPoint Bank. At March 31, 2006, ViewPoint Bank had 37.15% of its assets in consumer loans, commercial paper and corporate debt securities. We expect to comply with this limit within the stated time period through our de-emphasis on indirect automobile lending and our increased emphasis on commercial real estate and commercial business lending.

             As a federal savings bank, ViewPoint Bank is required to meet a qualified thrift lender test. This test requires ViewPoint Bank to have at least 65% of its portfolio assets, as defined by regulation, in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, we may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code. Under either test, we are required to maintain a significant portion of our assets in residential-housing-related loans and investments. Any institution that fails to meet the qualified thrift lender test becomes subject to certain restrictions on its operations and must convert to a national bank charter, unless it re-qualifies as, and thereafter remains, a qualified thrift lender. If such an institution has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. We were not subject to a similar requirement when we were a credit union and were not in compliance with this requirement at the time we became a federal savings bank. The Office of Thrift Supervision granted ViewPoint Bank a waiver of the qualified thrift lender test for no more than three years. As of March 31, 2006, ViewPoint Bank met this requirement with a qualified thrift lender percentage of 67.6%.

             The Office of Thrift Supervision lending limits are consistent with management's strategy to diversify our loan portfolio and become less reliant on automobile loans. The expansion of our lending ability is one of the reasons that management sought, in 2005, to change our charter from a credit union to a savings bank. Credit unions are limited in the amount of real estate and business loans that they can retain in their portfolio. As a credit union, without an increased amount of risk-based capital, we were limited to 12.25% of assets in business loans and 25% of assets in real estate loans. The savings bank charter allows us to grow and offer products and services consistent with our customers' demands.

             Our relationship with our depositors and borrowers is regulated to a great extent by federal laws and regulations, especially in such matters as the ownership of savings accounts and the form and content of our mortgage requirements. In addition, the branching authority of ViewPoint Bank is regulated by the Office of Thrift Supervision. ViewPoint Bank is generally authorized to branch nationwide.

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             ViewPoint Bank is subject to a statutory lending limit for aggregate loans to one person or a group of persons combined because of certain common interests. That limit is equal to 15% of our unimpaired capital and surplus, except for loans fully secured by readily marketable collateral or ample security, which includes real estate with an independent appraisal, in which case that limit is increased to 25%. At March 31, 2006, ViewPoint Bank's lending limit under this restriction was $16.1 million. We have no loans in excess of our lending limit.

             The Office of Thrift Supervision's oversight of ViewPoint Bank includes reviewing its compliance with the customer privacy requirements imposed by the Gramm-Leach-Bliley Act of 1999 and the anti-money laundering provisions of the USA Patriot Act. The Gramm-Leach-Bliley privacy requirements place limitations on the sharing of consumer financial information with unaffiliated third parties. They also require each financial institution offering financial products or services to retail customers to provide such customers with its privacy policy and with the opportunity to "opt out" of the sharing of their personal information with unaffiliated third parties. The USA Patriot Act significantly expands the responsibilities of financial institutions in preventing the use of the United States financial system to fund terrorist activities. Its anti-money laundering provisions require financial institutions operating in the United States to develop anti-money laundering compliance programs and due diligence policies and controls to ensure the detection and reporting of money laundering. These compliance programs are intended to supplement existing compliance requirements under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations.

             We are subject to periodic examinations by the Office of Thrift Supervision. During these examinations, the examiners may require ViewPoint Bank to provide for higher general or specific loan loss reserves, which can impact our capital and earnings. As a federal savings bank, ViewPoint Bank is subject to a semi-annual assessment, based upon its total assets, to fund the operations of the Office of Thrift Supervision.

             The Office of Thrift Supervision has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution regulated by the Office of Thrift Supervision that fails to comply with these standards must submit a compliance plan.

             Insurance of Accounts and Regulation by the FDIC. ViewPoint Bank's deposits are insured up to the applicable limits by the FDIC, and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the deposit insurance fund. The FDIC also has the authority to initiate enforcement actions against ViewPoint Bank and may terminate our deposit insurance if it determines that we have engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

             Transactions with Affiliates. Transactions between ViewPoint Bank and its affiliates generally are required to be on terms as favorable to the institution as transactions with non-affiliates, and certain of these transactions, such as loans to an affiliate, are restricted to a percentage of ViewPoint Bank's capital. In addition, ViewPoint Bank may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. ViewPoint Financial Group and ViewPoint MHC will be affiliates of ViewPoint Bank.

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ViewPoint Financial Group and ViewPoint MHC

             As savings association holding companies, ViewPoint Financial Group and ViewPoint MHC are subject to regulation, supervision and examination by the Office of Thrift Supervision. Under regulations of the Office of Thrift Supervision, ViewPoint MHC must own a majority of outstanding shares of ViewPoint Financial Group in order to qualify as a mutual holding company. Applicable federal law and regulations limit the activities of ViewPoint Financial Group and ViewPoint MHC and require the approval of the Office of Thrift Supervision for any acquisition or divestiture of a subsidiary, including another financial institution or holding company thereof.

             If ViewPoint Bank fails the qualified thrift lender test after the end of its three-year waiver, as discussed above, ViewPoint Financial Group must obtain the approval of the Office of Thrift Supervision prior to continuing after such failure, directly or through other subsidiaries, any business activity other than those approved for bank holding companies or their subsidiaries. In addition, within one year of such failure, ViewPoint Financial Group must register as, and will become subject to, the restrictions applicable to bank holding companies.

             Under regulations of the Office of Thrift Supervision, ViewPoint MHC may convert to the stock form of ownership, though it has no current intention to do so. In that stock conversion, the members of ViewPoint MHC would have a right to subscribe for shares of stock in a new company that would own ViewPoint MHC's shares in ViewPoint Financial Group. In addition, each share of stock in ViewPoint Financial Group not owned by ViewPoint MHC, would be converted into shares in that new company in an amount that preserves the holders percentage ownership.

Regulatory Capital Requirements

             Capital Requirements for ViewPoint Bank. ViewPoint Bank is required to maintain minimum levels of regulatory capital under regulations of the Office of Thrift Supervision. It became subject to these capital requirements on January 1, 2006, when it became a federal savings bank. These regulations established three capital standards, a tangible capital requirement, a leverage or core capital requirement and a risk-based capital requirement. The Office of Thrift Supervision is also authorized to impose capital requirements in excess of these standards on a case-by-case basis.

             The capital regulations require tangible capital of at least 1.5% of adjusted total assets, as defined by regulation. Tangible capital generally includes common stockholders' equity and retained earnings, and certain noncumulative perpetual preferred stock and related earnings and excludes most intangible assets, which also are deducted from assets for purposes calculating this capital ratio.

             The capital standards require core or Tier 1 capital equal to at least 3.0% of adjusted total assets for the strongest institutions with the highest examination rating and 4.0% of adjusted total assets for all other institutions, unless the Office of Thrift Supervision requires a higher level based on the particular circumstances or risk profile of the institution. Core capital generally consists of tangible capital, plus certain intangibles. At March 31, 2006, other than a limited amount of mortgage servicing rights, ViewPoint Bank had no intangibles included in core capital.

             The Office of Thrift Supervision also requires ViewPoint Bank to have total capital of at least 8.0% of risk-weighted assets. Total capital consists of core or Tier 1 capital, as defined above, and Tier 2 capital, which consists of certain permanent and maturing capital instruments that do not qualify as Tier 1 capital and of the allowance for possible loan and lease losses up to a maximum of 1.25% of risk-weighted assets. Tier 2 capital may be used to satisfy this risk-based requirement only to the extent of Tier 1 capital. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. The Office of Thrift Supervision is authorized to require ViewPoint Bank to maintain an additional amount of total capital to account for concentration of credit risk, level of interest rate risk, equity investments in non-financial companies and the risk of non-traditional activities.

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             The Office of Thrift Supervision is authorized and, under certain circumstances, required to take certain actions against savings banks that fail to meet these capital requirements, or that fail to maintain an additional capital ratio of Tier 1 capital of at least 4.0% of risk weighted-assets. The Office of Thrift Supervision is generally required to take action to restrict the activities of an "undercapitalized institution," which is an institution with less than either a 4.0% core capital ratio, a 4.0% Tier 1 risked-based capital ratio or an 8.0% total risk-based capital ratio. Any such institution must submit a capital restoration plan and until such plan is approved by the Office of Thrift Supervision may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The Office of Thrift Supervision is authorized to impose the additional restrictions on undercapitalized institutions.

             Any institution that fails to comply with its capital plan or has Tier 1 risk-based or core capital ratios of less than 3.0% or a total risk-based capital ratio of less than 6.0% is considered "significantly undercapitalized" and must be made subject to one or more additional specified actions and operating restrictions that may cover all aspects of its operations and may include a forced merger or acquisition of the institution. An institution with tangible equity to total assets of less than 2.0% is "critically undercapitalized" and becomes subject to further mandatory restrictions on its. The Office of Thrift Supervision generally is authorized to reclassify an institution into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition. The imposition by the Office of Thrift Supervision of any of these measures on ViewPoint Bank may have a substantial adverse effect on its operations and profitability.

             Institutions with at least a 4.0% core capital ratio, a 4.0% Tier 1 risked-based capital ratio and an 8.0% total risk-based capital ratio are considered "adequately-capitalized." An institution is deemed "well-capitalized" institution if it has at least a 5% leverage capital ratio, a 6.0% Tier 1 risked-based capital ratio and an 10.0% total risk-based capital ratio. At March 31, 2006, ViewPoint Bank was considered a "well-capitalized" institution.

             The Office of Thrift Supervision is also generally authorized to reclassify an institution into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition. The imposition by the Office of Thrift Supervision of any of these measures on ViewPoint Bank may have a substantial adverse effect on its operations and profitability.

             Regulatory capital is discussed further in Note 14 of the Notes to Consolidated Financial Statements contained herein.

             Capital Requirements for ViewPoint Financial Group and ViewPoint MHC. ViewPoint Financial Group and ViewPoint MHC are not subject to any specific capital requirements. The Office of Thrift Supervision, however, expects ViewPoint Financial Group to support ViewPoint Bank, including providing additional capital to the bank when it does not meet its capital requirements. As a result of this expectation, the Office of Thrift Supervision regulates the ability of ViewPoint Bank to pay dividends to ViewPoint Financial Group.

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Limitations on Dividends and Other Capital Distributions

             Office of Thrift Supervision regulations impose various restrictions on savings institutions with respect to the ability of ViewPoint Bank to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. ViewPoint Bank must file a notice or application with the Office of Thrift Supervision before making any capital distribution. ViewPoint Bank generally may make capital distributions during any calendar year in an amount up to 100% of net income for the year-to-date plus retained net income for the two preceding years, so long as it is well-capitalized after the distribution. If ViewPoint Bank, however, proposes to make a capital distribution when it does not meet its current minimum capital requirements (or will not following the proposed capital distribution) or that will exceed these net income limitations, it must obtain Office of Thrift Supervision approval prior to making such distribution. The Office of Thrift Supervision may always object to any distribution based on safety and soundness concerns.

             ViewPoint Financial Group will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. Dividends from ViewPoint Financial Group, however, may depend, in part, upon its receipt of dividends from ViewPoint Bank. In addition, ViewPoint Bank may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with this mutual holding company reorganization and stock issuance. No insured depositary institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See "Our Policy Regarding Dividends."

             ViewPoint MHC may elect to waive its pro rata portion of a dividend declared and paid by ViewPoint Financial Group after filing a notice with and receiving no objection from the Office of Thrift Supervision. We anticipate that ViewPoint MHC, subject to its own need for capital and funds, will waive dividends paid by ViewPoint Financial Group. The interests of other stockholders of ViewPoint Financial Group who receive dividends are not diluted by any waiver of dividends by ViewPoint MHC in the event of a full stock conversion.

Federal Securities Law

             The stock of ViewPoint Financial Group is registered with the SEC under the Securities Exchange Act of 1934, as amended. ViewPoint Financial Group will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Securities Exchange Act of 1934.

             ViewPoint Financial Group stock held by persons who are affiliates of ViewPoint Financial Group may not be resold without registration unless sold in accordance with certain resale restrictions. Affiliates are generally considered to be officers, directors and principal stockholders. If ViewPoint Financial Group meets specified current public information requirements, each affiliate of ViewPoint Financial Group will be able to sell in the public market, without registration, a limited number of shares in any three-month period.

             The SEC and the NASDAQ have adopted regulations and policies under the Sarbanes-Oxley Act of 2002 that will apply to ViewPoint Financial Group as a registered company under the Securities Exchange Act of 1934 and a NASDAQ traded company. The stated goals of these Sarbanes-Oxley requirements are to increase corporate responsibility, provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The SEC and NASDAQ Sarbanes-Oxley-related regulations and policies include very specific additional disclosure requirements and new corporate governance rules. The Sarbanes-Oxley Act represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

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TAXATION

Federal Taxation

             General. ViewPoint Financial Group and ViewPoint Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to ViewPoint Financial Group or ViewPoint Bank. Prior to January 2006, ViewPoint Bank was a Texas-chartered credit union and was not generally subject to corporate income tax and therefore has not filed any corporate income tax returns for periods before 2006.

             Method of Accounting. For federal income tax purposes, ViewPoint Bank currently reports its income and expenses on the accrual method of accounting and uses a fiscal year ending on December 31, for filing its federal income tax return.

             Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, called alternative minimum taxable income. The alternative minimum tax is payable to the extent such alternative minimum taxable income is in excess of the regular tax. Net operating losses can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. ViewPoint Bank has not been subject to the alternative minimum tax, nor do we have any such amounts available as credits for carryover.

             Net Operating Loss Carryovers. A financial institution may carryback net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after August 6, 1997. At December 31, 2005, ViewPoint Bank had no net operating loss carryforwards for federal income tax purposes.

             Corporate Dividends-Received Deduction. If ViewPoint Financial Group elects to file a consolidated return with ViewPoint Bank, dividends it receives from ViewPoint Bank will not be included as income to ViewPoint Financial Group. The corporate dividends-received deduction is 100% or 80%, in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, depending on the level of stock ownership of the payer of the dividend.

State Taxation

             The State of Texas does not have a corporate income tax, but it does have a corporate franchise tax which is assessed at the rate of 4.5% of "net taxable earned surplus" or 0.25% of "net taxable capital" (whichever is higher). "Net taxable earned surplus" is net income for federal income tax purposes increased by the compensation of directors and executive officers and decreased by interest on obligations guaranteed by the U.S. government.

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RESTRICTIONS ON ACQUISITION OF
VIEWPOINT FINANCIAL GROUP AND VIEWPOINT BANK

             The principal federal regulatory restrictions that affect the ability of any person, firm or entity to acquire ViewPoint Financial Group, ViewPoint Bank or a controlling interest in their respective capital stock are described below. Certain provisions in ViewPoint Financial Group's charter and bylaws that may be deemed to affect the ability of a person, firm or entity to acquire ViewPoint Financial Group also are described below. These descriptions are qualified by reference to the laws and regulations referred to and the provisions of the charter and bylaws of ViewPoint Financial Group.

Federal Law

             Viewpoint Bank is a federal savings bank. Acquisitions of control of Viewpoint Bank by an individual is governed by the Change in Bank Control Act and by another company are governed by Section 10 of the Home Owners' Loan Act. The Office of Thrift Supervision has promulgated regulations under these laws.

             The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other individuals, may acquire control of a federal savings bank, unless the Office of Thrift Supervision has been given 60 days prior written notice. Similar notice is required to be provided to the Office of Thrift Supervision by an individual acquiring a similar ownership interest in savings association holding company. The Home Owners' Loan Act provides that no company may acquire "control" of a savings association without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. In addition, acquisitions of control of a savings association holding company by another company are subject to the approval of the Office of Thrift Supervision.

             Pursuant to the acquisition of control regulations of the Office of Thrift Supervision, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated "control factors" are also present in the acquisition. The Office of Thrift Supervision may prohibit an acquisition of control if:

  it would result in a monopoly or substantially lessen competition;

  the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

  the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

These restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

             For a period of three years following completion of the reorganization, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of ViewPoint Financial Group or ViewPoint Bank without Office of Thrift Supervision approval.

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Charter and Bylaws of ViewPoint Financial Group

             The following discussion is a summary of certain provisions of the charter and bylaws of ViewPoint Financial Group that relate to corporate governance.

             Board of Directors. Certain provisions of ViewPoint Financial Group's charter and bylaws will impede changes in majority control of the board of directors. ViewPoint Financial Group's charter provides that the board of directors will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, assuming a board of three directors or more, it would take two annual elections to replace a majority of ViewPoint Financial Group's board. The bylaws of ViewPoint Financial Group provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled by a majority vote of the remaining directors until the next election of directors by shareholders.

             Authorized But Unissued Shares of Capital Stock. Following the stock offering, ViewPoint Financial Group will have authorized but unissued shares of preferred stock and common stock. See "Description of Capital Stock of ViewPoint Financial Group." Although these shares could be used by the board of directors of ViewPoint Financial Group to make it more difficult or to discourage an attempt to obtain control of ViewPoint Financial Group through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes since ViewPoint MHC owns a majority of the common stock.

             How Shares Are Voted. ViewPoint Financial Group's charter provides that there will not be cumulative voting by stockholders for the election of ViewPoint Financial Group's directors. No cumulative voting rights means that ViewPoint MHC, as the holder of a majority of the shares eligible to be voted at a meeting of shareholders, may elect all directors of ViewPoint Financial Group to be elected at that meeting. This could prevent minority stockholder representation on ViewPoint Financial Group's board of directors.

             Restrictions on Acquisitions of Shares. ViewPoint Bank's charter provides that for a period of five years from the closing of the stock issuance, no person other than ViewPoint Financial Group and ViewPoint MHC, may offer directly or indirectly to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of ViewPoint Financial Group. This provision does not apply to any tax-qualified employee benefit plan of ViewPoint Bank or ViewPoint Financial Group or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of ViewPoint Financial Group or any of its subsidiaries so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner of more than 10% of any class of equity securities of ViewPoint Financial Group. In addition, during this five-year period, all shares owned over the 10% limit may not be voted in any matter submitted to stockholders for a vote. The inclusion of this provision in ViewPoint Bank's charter is deemed to restrict the acquisition and voting of shares of ViewPoint Financial Group.

             Procedures for Stockholder Nominations. ViewPoint Financial Group's bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of ViewPoint Financial Group at least five days before the date of the annual meeting. The bylaws further provide that if a stockholder wanting to make a nomination or a proposal for new business does not follow the prescribed procedures, the proposal will not be considered until an adjourned, special, or annual meeting of the stockholders taking place 30 days or more thereafter. Management believes that it is in the best interests of ViewPoint Financial Group and its stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. It is unlikely that any stockholder nomination or proposal that is not supported by management would be approved since ViewPoint MHC owns a majority of the common stock.

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Benefit Plans

             In addition to the provisions of ViewPoint Financial Group's charter and bylaws described above, benefit plans of ViewPoint Financial Group and ViewPoint Bank intended to be adopted after completion of this offering contain provisions that also may discourage hostile takeover attempts that the board of directors might conclude are not in the best interests of ViewPoint Financial Group, ViewPoint Bank or ViewPoint Financial Group's stockholders. For a description of the benefit plans and the provisions of these plans relating to changes in control of ViewPoint Financial Group or ViewPoint Bank, see "Management - Benefits."

DESCRIPTION OF CAPITAL STOCK OF
VIEWPOINT FINANCIAL GROUP

General

             ViewPoint Financial Group is authorized to issue 75 million shares of common stock having a par value of $0.01 per share and 25 million shares of preferred stock having a par value of $0.01 per share. ViewPoint Financial Group currently expects to issue up to a maximum of 22,425,000 shares of common stock, or 25,788,750 shares in the event that the maximum of the estimated offering range is increased by 15%, and no shares of preferred stock in the reorganization. Each share of ViewPoint Financial Group's common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the plan of reorganization, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of all aspects of ViewPoint Financial Group's capital stock that are deemed material to an investment decision with respect to the reorganization.

             The common stock of ViewPoint Financial Group will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Common Stock

             Distributions. ViewPoint Financial Group can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. The holders of common stock of ViewPoint Financial Group will be entitled to receive and share equally in these dividends as they may be declared by the board of directors of ViewPoint Financial Group out of funds legally available for such purpose. If ViewPoint Financial Group issues preferred stock, the holders of such preferred stock may have a priority over the holders of the common stock with respect to dividends. See "Our Policy Regarding Dividends."

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             Voting Rights. Upon the effective date of the reorganization, the holders of common stock of ViewPoint Financial Group will possess exclusive voting rights in ViewPoint Financial Group. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors, therefore, directors will be elected by a plurality of the shares actually voting on the matter. Under certain circumstances, shares in excess of 10% of the issued and outstanding shares of common stock may be considered "excess shares" and, accordingly, not be entitled to vote. See "Restrictions on Acquisition of ViewPoint Financial Group and ViewPoint Bank." If ViewPoint Financial Group issues preferred stock, holders of the preferred stock may also possess voting rights.

             Liquidation. In the event of any liquidation, dissolution or winding up of ViewPoint Bank, ViewPoint Financial Group, as holder of ViewPoint Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of ViewPoint Bank, including all deposit accounts and accrued interest thereon and the liquidation account established as part of this offering, all assets of ViewPoint Bank available for distribution. In the event of liquidation, dissolution or winding up of ViewPoint Financial Group, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of ViewPoint Financial Group available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

             Rights to Buy Additional Shares. Holders of the common stock of ViewPoint Financial Group will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if ViewPoint Financial Group issues more shares in the future. Therefore, if additional shares are issued by ViewPoint Financial Group without the opportunity for existing stockholders to purchase more shares, a stockholder's ownership interest in the Company may be subject to dilution. The common stock is not subject to redemption.

Preferred Stock

             None of the shares of ViewPoint Financial Group's authorized preferred stock will be issued in this offering. This stock may be issued with preferences and designations as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and reorganization rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. ViewPoint Financial Group has no present plans to issue preferred stock. If preferred stock is issued in the future, ViewPoint Financial Group will not offer preferred stock to promoters except on the same terms as it is offered to all other existing stockholders or to new stockholders; or the issuance will be approved by a majority of ViewPoint Financial Group's independent directors who do not have an interest in the transaction and who have access, at ViewPoint Financial Group's expense, to its or independent legal counsel.

TRANSFER AGENT AND REGISTRAR

             The transfer agent and registrar for ViewPoint Financial Group common stock will be Registrar and Transfer Company, Roselle, New Jersey

EXPERTS

             Our consolidated balance sheets as of December 31, 2005 and 2004 and the related consolidated statements of income, changes in members' equity, and cash flows for each of the three years in the period ended December 31, 2005 included in this prospectus have been audited by Crowe Chizek and Company LLC, an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein and in the registration statement, and is included in reliance upon the report of this firm given upon the authority as experts in accounting and auditing

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             Feldman Financial Advisors has consented to the publication herein of the summary of its report to ViewPoint Bank setting forth its opinion as to the estimated pro forma market value of the ViewPoint Financial Group common stock upon conversion and its letter with respect to subscription rights.

LEGAL AND TAX OPINIONS

             The legality of the common stock issued in the offering and the federal income tax consequences of the reorganization have been passed upon for ViewPoint Bank by Silver, Freedman & Taff, L.L.P., Washington, D.C., special counsel to ViewPoint Bank and ViewPoint Financial Group. The Texas income tax consequences of the reorganization have been passed upon for ViewPoint Bank by Crowe Chizek and Company LLC. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Patton Boggs LLP.

ADDITIONAL INFORMATION

             ViewPoint Financial Group has filed with the SEC a registration statement under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. This information, including the plan of reorganization and stock issuance and the appraisal report which are exhibits to the registration statement, may be examined without charge at the Public Reference Room of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of this material may be obtained from the SEC at prescribed rates. The public may obtain information on the operation of the Public Reference Room by call the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including ViewPoint Financial Group. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each statement is qualified by reference to the contract or document. ViewPoint Bank also maintains a website (http://www.viewpointbank.com), which contains certain information about ViewPoint Bank.

             ViewPoint Bank has filed a Mutual Holding Company Application on Form MHC-1 and a Holding Company Application on Form H-(e)1s with the Office of Thrift Supervision with respect to the reorganization. This prospectus omits certain information contained in those applications. The applications may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Midwest Regional Office of the Office of Thrift Supervision located at 122 W. John Carpenter Freeway, Suite 600, Irving, Texas 75039.

             In connection with the offering, ViewPoint Financial Group has registered its common stock with the SEC under Section 12 of the Securities Exchange Act of 1934, and, upon such registration, ViewPoint Financial Group and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of reorganization and stock issuance, ViewPoint Financial Group has undertaken that it will not terminate this registration for a period of at least three years following the offering.

             A copy of the plan of reorganization and stock issuance, the charter and bylaws of ViewPoint Financial Group and ViewPoint Bank are available without charge from ViewPoint Bank. Requests for such information should be directed to: Mark E. Hord, ViewPoint Bank, 1309 W. 15th Street, Suite 400, Plano, Texas 75075.

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VIEWPOINT BANK AND SUBSIDIARIES

All schedules are omitted because the required information is not applicable or is included in the consolidated financial statements and related notes.

The financial statements of ViewPoint Financial Group have been omitted because ViewPoint Financial Group has not yet issued any stock, has no assets or liabilities, and has not conducted any business other than that of an organizational nature.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
ViewPoint Bank and Subsidiaries
Plano, Texas

We have audited the accompanying consolidated balance sheets of ViewPoint Bank and Subsidiaries ("the Company," formerly known as Community Credit Union) as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in members' equity, and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ViewPoint Bank and Subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

Crowe Chizek and Company LLC

Oak Brook, Illinois
March 31, 2006

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VIEWPOINT BANK AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004
(Dollar amounts in thousands)

	2005	2004
ASSETS
Cash and due from financial institutions	$ 42,590	$ 35,135
Short-term interest-bearing deposits in other financial institutions	82,923	94,464
Total cash and cash equivalents	125,513	129,599
Certificates of deposit with other financial institutions	11,000	16,000
Securities available for sale	101,860	26,222
Securities held to maturity (fair value 2005 - $41,496, 2004 - $62,989)	41,962	63,429
Loans held for sale	2,306	3,238
Loans, net of allowance of $7,697 - 2005 and $8,424 - 2004	1,073,167	1,086,448
Federal Home Loan Bank stock	3,958	4,481
Mortgage servicing rights	2,068	2,254
Foreclosed assets, net	519	1,116
Premises and equipment, net	44,687	46,822
National Credit Union Share Insurance Fund ("NCUSIF") deposit	10,424	9,783
Membership capital account at corporate credit union	1,000	1,000
Accrued interest receivable	5,010	4,033
Other assets	4,588	5,596
	$ 1,428,062	$ 1,400,021

LIABILITIES AND MEMBERS' EQUITY
Deposits
Non-interest-bearing demand	$ 199,264	$ 174,183
Interest-bearing demand	106,604	115,332
Savings and money market	760,442	748,573
Time	195,304	190,911
Total deposits	1,261,614	1,228,999
Federal Home Loan Bank advances	47,680	57,545
Other liabilities	17,587	14,046
Total liabilities	1,326,881	1,300,590

Commitments and contingent liabilities	-	-

Members' equity
Regular reserve	35,786	35,786
Retained earnings	66,627	63,903
Accumulated other comprehensive income (loss)	(1,232)	(258)
Total members' equity	101,181	99,431
Total liabilities and members' equity	$1,428,062	$1,400,021

See accompanying notes to consolidated financial statements.

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VIEWPOINT BANK AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2005, 2004, and 2003
(Dollar amounts in thousands)

	2005	2004	2003
Interest and dividend income
Loans, including fees	$ 57,573	$ 56,077	$ 57,441
Securities	4,184	2,063	2,854
Interest-bearing deposits in other financial institutions	2,393	1,200	1,098
Other	271	88	73
Total interest income	64,421	59,428	61,466

Interest expense
Deposits	20,962	16,071	17,896
Federal Home Loan Bank advances	2,380	2,214	1,662
Total interest expense	23,342	18,285	19,558
Net interest income	41,079	41,143	41,908

Provision for loan losses	6,120	6,199	8,046
Net interest income after provision for loan losses	34,959	34,944	33,862

Noninterest income
Service charges and fees	20,359	21,693	16,939
Brokerage fees	548	583	510
Gain on sale of membership interests	855	-	-
Net gains on sales of loans	351	631	2,122
Title fee income	524	466	1,120
Other	1,848	1,349	1,473
Total noninterest income	24,485	24,722	22,164

Noninterest expense
Salaries and employee benefits	31,654	28,870	25,845
Advertising and marketing	2,517	2,844	2,217
Occupancy and equipment	5,402	5,194	4,700
Outside professional services	322	255	354
Data processing	4,453	3,845	3,384
Office operations	6,540	6,251	6,342
Charter conversion costs	1,137	149	-
Deposit processing charges	1,207	904	625
Other	3,488	2,338	2,616
Total noninterest expense	56,720	50,650	46,083
Net income	$ 2,724	$ 9,016	$ 9,943
Unaudited pro forma income statement data (see Note 13):
Pro forma income tax expense	1,008	3,336	3,679
Pro forma net income	$1,716	$5,680	$6,264

See accompanying notes to consolidated financial statements.

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VIEWPOINT BANK AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY
Years ended December 31, 2005, 2004, and 2003
(Dollar amounts in thousands)

			Accumulated
			Other
			Compre-
			hensive	Total
	Regular	Retained	Income	Members'
	Reserve	Earnings	(Loss)	Equity
Balance at January 1, 2003	$ 35,786	$ 44,944	$ (11)	$ 80,719
Comprehensive income:
Net income	-	9,943	-	9,943
Change in net unrealized gains
on securities available for sale	-	-	14	14
Total comprehensive income				9,957

Balance at December 31, 2003	35,786	54,887	3	90,676
Comprehensive income:
Net income	-	9,016	-	9,016
Change in net unrealized losses
on securities available for sale	-	-	(261)	(261)
Total comprehensive income				8,755

Balance at December 31, 2004	35,786	63,903	(258)	99,431
Comprehensive income:
Net income	-	2,724	-	2,724
Change in net unrealized losses
on securities available for sale	-	-	(974)	(974)
Total comprehensive income				1,750

Balance at December 31, 2005	$ 35,786	$ 66,627	$ (1,232)	$ 101,181

See accompanying notes to consolidated financial statements.

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VIEWPOINT BANK AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2005, 2004, and 2003
(Dollar amounts in thousands)

	2005	2004	2003
Cash flows from operating activities
Net income	$ 2,724	$ 9,016	$ 9,943
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	5,043	4,800	4,473
Provision for loan losses	6,120	6,199	8,046
Net premium amortization of securities	662	611	1,289
Amortization of mortgage servicing rights	467	533	421
Federal Home Loan Bank stock dividends	(159)	(322)	(73)
Net gain on sale of loans held for sale	(351)	(631)	(2,122)
Loans originated for sale	(20,902)	(38,813)	(167,726)
Proceeds from sale of loans held for sale	22,185	44,683	161,371
Net (gain) loss on disposition of property
and equipment	(3)	54	15
Net gain on sales of other real estate owned	(6)	(64)	-
Net change in deferred loan costs	3,262	512	(1,097)
Net change in accrued interest receivable	(977)	317	(182)
Net change in other assets	1,273	(111)	984
Net change in other liabilities	3,541	10	(4,828)
Net cash from operating activities	22,879	26,794	10,514

Cash flows from investing activities
Net change in certificates of deposit with other
financial institutions	5,000	(5,000)	(4,990)
Securities available for sale:
Maturities, prepayments, and calls	18,805	829	1,476
Purchases	(95,851)	(25,189)	(1,009)
Securities held to maturity:
Maturities, prepayments, and calls	21,239	53,013	57,105
Purchases	-	-	(74,141)
Loans purchased	(8,825)	(7,075)	(7,300)
Participation loans sold	44,999	1,769	3,517
Net change in loans	(32,375)	(67,240)	(155,211)
Net change in the NCUSIF deposit	(641)	344	(1,179)
Redemption (purchase) of Federal Home
Loan Bank stock	682	-	(1,516)
Purchase of premises and equipment	(2,905)	(5,365)	(7,405)
Proceeds on sale of other real estate owned	157	569	-
Net cash from investing activities	(49,715)	(53,345)	(190,653)

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2005, 2004, and 2003
(Dollar amounts in thousands)

	2005	2004	2003
Cash flows from financing activities
Net change in deposits	$ 32,615	$ 60,694	$ 135,677
Proceeds from Federal Home Loan Bank advances	-	25,400	22,000
Repayments on Federal Home Loan Bank advances	(9,865)	(7,744)	(5,535)
Net cash from financing activities	22,750	78,350	152,142
Net change in cash and cash equivalents	(4,086)	51,799	(27,997)
Beginning cash and cash equivalents	129,599	77,800	105,797
Ending cash and cash equivalents	$ 125,513	$ 129,599	$ 77,800
Supplemental cash flow information:
Interest paid	$ 23,372	$ 18,062	$ 19,587
Supplemental noncash disclosures:
Transfers from loans to other real estate owned	$ 100	$ 113	$ 633

See accompanying notes to consolidated financial statements.

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VIEWPOINT BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollar amounts in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization: On January 1, 2006, Community Credit Union ("the Credit Union") converted its regulatory charter from a state chartered credit union to a federally chartered thrift. On that date, the name was changed from Community Credit Union to ViewPoint Bank. The conversion changed the regulatory oversight body from the state of Texas Credit Union Division and the National Credit Union Administration to the Office of Thrift Supervision. There were no significant changes in personal or business operations at the time of the conversion; however, the new charter allows the Company enhanced ability to operate in its markets. Another significant impact on the date of the charter change was becoming a taxable organization, which resulted in the recording of a beginning net deferred tax asset of $6,679 because of temporary differences between the financial statement basis of assets and liabilities compared to their tax basis.

Prior to January 1, 2006, Community Credit Union was a state chartered credit union organized under the provisions of the Texas Credit Union Act. Participation in the Credit Union was limited to those individuals who qualify for membership. A large percentage of the members worked or resided in the Richardson, Plano, and surrounding areas in Texas.

Nature of Operations and Principles of Consolidation: The accompanying consolidated financial statements include the accounts of ViewPoint Bank and its wholly owned subsidiary, Community Financial Services, Inc. ("CFS") and its majority owned (75%) subsidiary, Community Title, L.L.C. ("CT"), together referred to as "the Company." All significant intercompany transactions and balances are eliminated in consolidation.

The Company provides financial services through 34 full-service office locations. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and consumer loans. Substantially all loans are secured by specific items of collateral, including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers' ability to repay their loans is dependent on the real estate and general economic conditions in the Company's geographic market.

CFS provides mortgage servicing operations for other financial institutions, primarily credit unions. In addition, CFS provides accidental death and dismemberment insurance and guaranteed auto protection insurance. CT provides title services for residential and commercial real estate.

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollar amounts in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates: To prepare financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, mortgage servicing rights, realization of deferred tax assets, and fair values of financial instruments are particularly subject to change.

Cash Flows: Cash and cash equivalents includes cash, demand deposits with other financial institutions, and short-term interest-bearing deposits with other financial institutions. Net cash flows are reported for loan and deposit transactions, certificates of deposit with other financial institutions, corporate credit union membership capital account, and the NCUSIF deposit.

Certificates of Deposits With Other Financial Institutions: At December 31, 2005, certificates of deposits with other financial institutions mature in one year or less.

Securities: Securities that the Company has both the positive intent and ability to hold to maturity are classified as held to maturity and are carried at amortized cost. Securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity, are classified as available for sale and are carried at fair value. Unrealized gains and losses on securities classified as available for sale have been accounted for as accumulated other comprehensive income (loss).

Gains and losses on the sale of securities available for sale are recorded on trade date determined using the specific-identification method. Amortization of premiums and discounts are recognized in interest income over the period to maturity. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayment, except for mortgage-backed securities where prepayments are anticipated.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the Company's ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Federal Home Loan Bank ("FHLB") Stock: The Company is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment. Because this stock is viewed as long-term investment, impairment is based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollar amounts in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors. Sales in the secondary market are recognized when full acceptance and funding has been received. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. All sales are made without recourse.

Mortgage loans held for sale are generally sold with servicing rights retained. The carrying value of mortgage loans sold is reduced by the cost allocated to the servicing right. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs, and an allowance for loan losses. Interest income accrued on the unpaid principal balance is calculated using the simple-interest method. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments over the contractual life of the loan.

Accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless well secured and in the process of collection. The Company's policy is to stop accruing interest when the loan becomes 90 days delinquent. All interest accrued but not collected for loans that are placed on nonaccrual status or subsequently charged off is reversed against interest income. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. Income is subsequently recognized on the cash basis until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal and future payments are reasonably assured, in which case the loan is returned to accrual status.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience; the nature and volume of the portfolio; information about specific borrower situations; and estimated collateral values, economic conditions, peer data, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollar amounts in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when it is probable, based on current information and events, the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured on an individual basis for individually significant loans based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Large groups of smaller-balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Servicing Rights: The Company generally retains the right to service mortgage loans sold to others. The cost allocated to the mortgage servicing rights retained has been recognized as a separate asset and is being amortized in proportion to and over the period of estimated net servicing income. The carrying value of mortgage loans sold is reduced by the cost allocated to the servicing right.

Mortgage servicing rights are periodically evaluated for impairment based on the fair value of those rights. Fair values are estimated using discounted cash flows based on current market rates of interest and current expected future prepayment rates. For purposes of measuring impairment; the rights must be stratified by one or more predominant risk characteristics of the underlying loans. The Company stratifies its capitalized mortgage servicing rights based on the type of loan, interest rate, term, and balances of the underlying loans. The amount of impairment recognized is the amount, if any, by which the amortized cost of the rights for each stratum exceed their fair value.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollar amounts in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Foreclosed Assets: Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in operating expenses. Costs after acquisition are expensed.

Premises and Equipment: Land is carried at cost. Buildings, leasehold improvements, and furniture and equipment are stated at cost less accumulated depreciation and amortization. Buildings are depreciated using the straight-line method with useful lives ranging from 10 to 30 years. Furniture and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 5 years. The cost of leasehold improvements is amortized over the shorter of the lease term or useful life using the straight-line method.

Long-Term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Membership Capital Account at Corporate Credit Union: The Company has a membership capital account at a corporate credit union which is an uninsured deposit that may be redeemed with a three-year notice. The Company provided a notice of withdrawal to the holder of the membership capital account on May 23, 2005 due to the Company's conversion to a federally-chartered thrift as of January 1, 2006.

National Credit Union Share Insurance Fund Deposit: The deposit in the National Credit Union Share Insurance Fund ("NCUSIF") is in accordance with National Credit Union Administration ("NCUA") regulations, which require the maintenance of a deposit by each federally insured credit union in an amount equal to 1% of its insured deposits. The deposit would be refunded to the Company if its insurance coverage is terminated, if it converts its insurance coverage to another source, or if management of the fund is transferred from the NCUA Board. Upon conversion to a federally chartered thrift, the Company received its NCUSIF deposit in January 2006.

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollar amounts in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Members' Equity: As a credit union, the Company was required by regulation to maintain a statutory reserve (regular reserve). This reserve, which represents a regulatory restriction of members' equity, is not available for the payment of interests to members. Effective January 1, 2006, upon completion of the charter conversion, the regular reserve will be transferred to retained earnings.

Income Taxes: Prior to January 1, 2006, the Company was exempt, by statute, from federal and state taxes on income related to the exempt purpose of the Credit Union. The Company was subject to taxes on certain "unrelated business income"; however, no amounts were due for all periods presented. The subsidiaries are not exempt from income taxes and file federal income tax returns.

The Internal Revenue Service ("IRS") and certain state taxing authorities are currently revisiting what, if any, products and services provided by state chartered credit unions are subject to unrelated business income tax ("UBIT"). There is currently very little guidance in the IRS code on what activities should be subject to UBIT. The IRS has indicated that they are studying the issue and may issue additional guidance. As a result, at this time there is uncertainty regarding whether state chartered credit unions should pay income tax on certain types of net taxable income from activities that may be considered by taxing authorities as unrelated to the purpose for which the Company was granted non-taxable status. The Company has determined certain activities to be unrelated to the exempt purpose of its charter and has filed federal tax returns in the past for those potential taxable activities. The taxing authorities have the ability to assess taxes, penalties, and interest for any years for which no tax return was filed. In the opinion of management, any liability resulting from taxing authorities imposing income taxes on the net taxable income from activities deemed unrelated to the Company's non-taxable status is not expected to have a material effect on the Company's financial position or results of operations. As of January 1, 2006, the Company is no longer subject to UBIT due to its charter conversion.

Effective January 1, 2006, income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Benefit Plans: The 401(k) plan expense is the amount contributed as determined by formula. Deferred compensation plan expense is allocated over years of service.

Brokerage Fee Income: Acting as an agent, the Company earns brokerage income by buying and selling securities on behalf of its customers through an independent third party and earning fees on the transactions. These fees are recorded on the settlement date, which is not materially different than the trade date.

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollar amounts in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Title Fee Income: Acting as an agent, the Company earns title fee income upon the closing of mortgage loans on behalf of its customers through an independent third party and by earning fees on the transactions. These fees are recorded upon closing of the mortgage loan.

Mortgage Servicing Revenue: The Company performs mortgage servicing operations for other financial institutions. These servicing activities include payment processing and recordkeeping for mortgage loans funded by these other financial institutions. The Company records servicing fee income based upon a stated percentage of the unpaid principal balance outstanding. These fees are recorded as the services are performed.

Charter Conversion Costs: Charter conversion costs are expensed as incurred. During 2005 and 2004, the Company incurred costs associated with its regulatory charter conversion totaling $1,137 and $149. Such costs include printing, postage, and legal fees.

Advertising Expense: The Company expenses all advertising costs as they are incurred.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as a separate component of equity. For all periods presented, other comprehensive income includes no reclassification adjustments.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe that there now are such matters that will have a material effect on the consolidated financial statements.

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollar amounts in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Operating Segments: While the chief decision makers monitor the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $8,931 was required to meet regulatory reserve and clearing requirements at year-end 2005. These balances do not earn interest.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

Effect of Newly Issued But Not Yet Effective Accounting Standards: Statement of Financial Accounting Standard ("FAS") No. 123, Revised, requires companies to record compensation cost for stock options provided to employees in return for employment service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employment service period, which is normally the vesting period of the options. This will apply to awards granted or modified in fiscal years beginning in 2006. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. Any income tax benefit for the exercise of stock options in excess of income tax expense for financial reporting purposes will be classified as a cash inflow for financing activities and a cash outflow for operating activities in the statement of cash flows. Presently, the Company does not have stock-based compensation programs. However, such programs may be adopted in the future.

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollar amounts in thousands)

NOTE 2 - CONCENTRATION OF FUNDS

At December 31, 2005 and 2004, the Company had the following balances on deposits at other financial institutions:

	2005	2004
Federal Reserve Bank of Dallas	$ 8,344	$ 6,185
Federal Home Loan Bank of Dallas	72,999	9
Southwest Corporate Federal Credit Union	11,039	101,145
Texas Capital Bank	10,885	10,309

Of these balances, only $100 at each institution is insured by the Federal Deposit Insurance Corporation ("FDIC") or NCUSIF.

At December 31, 2005 and 2004, the Company maintains a compensating balance for official check processing of $1,511 and $1,841. These balances are included in the other assets on the consolidated balance sheets.

NOTE 3 - SECURITIES

The amortized cost and fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) at year end were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2005
U.S. government and federal agency	$ 22,605	$ -	$ (713)	$ 21,892
Mortgage-backed and collateralized mortgage obligations	80,487	97	(616)	79,968
Total debt securities	$ 103,092	$ 97	$ (1,329)	$ 101,860
2004
U.S. government and federal agency	$ 25,176	$ -	$ (259)	$ 24,917
Mortgage-backed and collateralized mortgage obligations	1,304	1	-	1,305
Total debt securities	$ 26,480	$ 1	$ (259)	$ 26,222

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollar amounts in thousands)

NOTE 3 - SECURITIES (Continued)

The amortized cost, unrecognized gains and losses, and fair value of securities held to maturity at year end were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2005
U.S. government and federal agency	$ 18,007	$ -	$ (271)	$ 17,736
Corporate bonds	3,009	1	-	3,010
Mortgage-backed and collateralized mortgage obligations	20,946	28	(224)	20,750
Total	$ 41,962	$ 29	$ (495)	$ 41,496
2004
U.S. government and federal agency	$ 23,040	$ -	$ (323)	$ 22,717
Corporate bonds	5,094	71	-	5,165
Mortgage-backed and collateralized mortgage obligations	35,295	29	(217)	35,107
Total	$ 63,429	$ 100	$ (540)	$ 62,989

Mortgage-backed securities and collateralized mortgage obligations consist of Federal National Mortgage Association ("Fannie Mae" or "FNMA"), Federal Home Loan Mortgage Corporation ("Freddie Mac"), and Government National Mortgage Association ("Ginnie Mae").

At December 31, 2005 and 2004, there were no holdings of securities of any one issuer, other than U.S. agency and U. S. government-sponsored entities, in an amount greater than 10% of equity.

There were no sales of securities for the years ended December 31, 2005, 2004 and 2003.

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollar amounts in thousands)

NOTE 3 - SECURITIES (Continued)

The fair value of debt securities and amortized cost, if different, at year-end 2005 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Held to Maturity		Available for Sale
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Due in one year or less	$ 21,016	$ 20,746	$ -	$ -
Due after one through five years	-	-	22,605	21,892
Due after five through ten years	-	-	-	-
Due after ten years	-	-	-	-
Mortgage-backed	20,946	20,750	80,487	79,968
Total	$ 41,962	$ 41,496	$ 103,092	$ 101,860

Securities with unrealized losses at year-end 2005 and 2004, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
2005
U.S. government and federal agency	$ 2,438	$ (39)	$ 37,190	$ (945)	$ 39,628	$ (984)
Mortgage-backed and collateralized mortgage obligations	56,270	(618)	9,250	(222)	65,520	(840)
Total temporarily impaired	$ 58,708	$ (657)	$ 46,440	$ (1,167)	$ 105,148	$ (1,824)
2004
U.S. government and federal agency	$ 39,780	$ (426)	$ 7,854	$ (156)	$ 47,634	$ (582)
Mortgage-backed and collateralized mortgage obligations	7,596	(79)	11,379	(138)	18,975	(217)
Total temporarily impaired	$ 47,376	$ (505)	$ 19,233	$ (294)	$ 66,609	$ (799)

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollar amounts in thousands)

NOTE 3 - SECURITIES (Continued)

The Company evaluates securities for other-than-temporary impairment at least on a quarterly basis and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer's financial condition, the Company may consider whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer's financial condition. The unrealized losses on our securities were caused by interest rate increases. Because the decline in fair value is attributable to changes in interest rates and not credit quality and because we have the ability to hold these securities until a recovery of fair value, which may be maturity, we do not consider these securities to be other-than-temporarily impaired at December 31, 2005 and 2004.

Securities totaling approximately $0 and $15,499 have been pledged as collateral to secure the Southwest Corporate Federal Credit Union line of credit as of December 31, 2005 and 2004. At December 31, 2005 and 2004, obligations of U. S. government agencies and mortgage-backed securities having an estimated carrying value of $52,980 and $59,776 were pledged to secure public deposits and treasury tax and loan deposits.

NOTE 4 - LOANS

Loans consist of the following:

	2005	2004
Mortgage loans:
One-to-four family	$ 271,924	$ 221,932
Commercial	99,334	45,667
Home equity	85,365	79,548
	456,623	347,147

Automobile indirect loans	364,046	450,971
Automobile direct loans	196,254	224,021
Government-guaranteed student loans	5,751	5,193
Commercial - non-mortgage	8,813	5,446
Other consumer loans, unsecured	28,804	34,722
Other consumer loans, secured	12,512	16,049
Total gross loans	1,072,803	1,083,549
Deferred net loan origination costs	8,061	11,323
Allowance for loan losses	(7,697)	(8,424)
	$ 1,073,167	$ 1,086,448

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollar amounts in thousands)

NOTE 4 - LOANS (Continued)

Activity in the allowance for loan losses was as follows.

	2005	2004	2003
Beginning balance	$ 8,424	$ 8,655	$ 8,858
Provision for loan losses	6,120	6,199	8,046
Loans charged-off	(7,250)	(6,886)	(8,481)
Recoveries	403	456	232
Ending balance	$ 7,697	$ 8,424	$ 8,655

Impaired loans related to Statement of Financial Accounting Standards No. 114 were as follows.

	2005	2004
Year-end loans with no allocated allowance for loan losses	$ 234	$ 389
Year-end loans with allocated allowance for loan losses	3,920	2,896
Total	$ 4,154	$ 3,285
Amount of the allowance for loan losses allocated to impaired loans at year end	$ 509	$ 568

The impaired loan totals include $2,003 and $2,604 of troubled debt restructuring as of December 31, 2005 and 2004.

	2005	2004	2003
Average of individually impaired loans during the year	$ 3,935	$ 2,446	$ 1,003
Interest income recognized during impairment	284	213	86
Cash-basis interest income recognized	280	213	86

Nonperforming loans were as follows:

	2005	2004
Loans past due over 90 days still on accrual	$ -	$ 444
Nonaccrual loans	$ 2,592	$ 4,437

Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

If interest income had been accrued on nonaccrual loans during the periods presented, such income would have approximated $217, $427, and $493 for 2005, 2004, and 2003.

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollar amounts in thousands)

NOTE 5 - LOANS SERVICING

Mortgage loans serviced for others are not reported as assets. The principal balances of these loans at year end are as follows:

	2005	2004	2003
Mortgage loan portfolios serviced for:
FNMA	$ 240,370	$ 259,243	$ 259,956
Other investors	134,842	89,811	75,155

The Company has recorded a mortgage servicing asset related to the loans sold to FNMA. The Company also has a subsidiary, CFS, which provides mortgage servicing operations. The portfolio of loans serviced for other investors represents loans serviced by CFS for third parties. There is no mortgage servicing asset recorded related to those loans as CFS does not own such rights.

Custodial escrow balances maintained in connection with serviced loans and included in deposits were $1,973 and $1,407 at year end 2005 and 2004.

Activity for capitalized mortgage servicing rights and the related valuation allowance follows:

	2005	2004	2003
Servicing rights:
Beginning of year	$ 2,254	$ 2,375	$ 1,241
Additions	281	412	1,555
Amortized to expense	(467)	(533)	(421)
Provision for loss in fair value	-	-	-
End of year	$ 2,068	$ 2,254	$ 2,375

At December 31, 2005 and 2004, there was no valuation allowance for capitalized mortgage servicing rights.

Management periodically evaluates servicing assets for impairment. At December 31, 2005, the fair value of servicing assets was determined using a weighted-average discount rate of 9.6% and an average prepayment speed of 12.8%. At December 31, 2004, the fair value of servicing assets was determined using a weighted-average discount rate of 8.6% and an average prepayment speed of 13.4%. For purposes of measuring impairment, servicing assets are stratified by loan type. An impairment is recognized if the carrying value of servicing assets exceeds the fair value of the stratum. The fair values of servicing assets were approximately $2,939 and $2,581 at December 31, 2005 and 2004, respectively, on serviced loans totaling $240,370 and $259,243 at December 31, 2005 and 2004.

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollar amounts in thousands)

NOTE 5 - LOANS SERVICING (Continued)

The weighted average amortization period is approximately six years. Estimated amortization expense for each of the next five years:

2006	$ 346
2007	292
2008	247
2009	208
2010	172

NOTE 6 - ACCRUED INTEREST RECEIVABLE

Accrued interest consists of the following at year end:

	2005	2004
Loans	$ 4,297	$ 3,575
Securities	690	415
Certificates of deposit with other financial institutions	23	43
	$ 5,010	$ 4,033

NOTE 7 - PREMISES AND EQUIPMENT, NET

Year-end premises and equipment, net, were as follows.

	2005	2004
Land	$ 9,740	$ 9,740
Buildings	35,129	35,311
Furniture and equipment	30,916	29,662
Leasehold improvements	3,184	3,308
	78,969	78,021
Less: accumulated depreciation	34,282	31,199
Premises and equipment, net	$ 44,687	$ 46,822

Depreciation expense was $5,043, $4,800, and $4,473 for 2005, 2004, and 2003.

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollar amounts in thousands)

NOTE 7 - PREMISES AND EQUIPMENT, NET (Continued)

The Company leases 19 branch offices. The operating leases contain renewal options and provisions requiring the Company to pay property taxes and operating expenses over base period amounts. All rental payments are dependent only upon the lapse of time. Minimum rental payments under operating leases with initial or remaining terms of one year or more at December 31, 2005 are as follows:

2006	$ 827
2007	792
2008	672
2009	535
2010	460
Thereafter	847
Total	$ 4,133

Rental expense for 2005, 2004, and 2003 for all facilities leased under operating leases totaled approximately $801, $769, and $659.

At December 31, 2005, the Company has committed to opening an in-store branch location with an expected cost of $270.

At December 31, 2005, the Company wrote-off the net book value of the Company's signage of $165 due to the name change that occurred on January 1, 2006.

NOTE 8 - DEPOSITS

Time deposits in excess of $100 or more were $89,689 and $90,632 at year-end 2005 and 2004. Deposit balances over $100 are not federally insured.

At December 31, 2005, scheduled maturities of time deposits for the next five years and thereafter were as follows.

2006	$ 120,384
2007	21,391
2008	20,756
2009	26,792
2010	5,981
$ 195,304

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollar amounts in thousands)

NOTE 8 - DEPOSITS (Continued)

At December 31, 2005 and 2004, the Company's deposits included public funds totaling $51,986 and $55,060.

Interest expense on deposits for the years ended December 31 is summarized as follows:

	2005	2004	2003
Interest-bearing demand	$ 239	$ 219	$ 434
Savings and money market	14,792	11,396	13,528
Time	5,931	4,456	3,934
	$ 20,962	$ 16,071	$ 17,896

NOTE 9 - BORROWINGS

At December 31, 2005, advances from the Federal Home Loan Bank ("FHLB") of Dallas totaled $47,680 and had fixed interest rates ranging from 2.94% to 7.35% with a weighted average rate of 4.58%. At December 31, 2004, advances from the FHLB of Dallas totaled $57,545 and had fixed interest rates ranging from 2.29% to 7.35% with a weighted average rate of 4.52%.

Each advance is payable at its maturity date, with a prepayment penalty. The advances were collateralized by $156,273 and $210,939 of first mortgage loans under a blanket lien arrangement at year-end 2005 and 2004. Based on this collateral, the Company is eligible to borrow an additional $180,003 at year-end 2005. In addition, FHLB stock also secures debts to the FHLB. The current agreement provides for a maximum borrowing amount of approximately $227,808.

The advances mature as follows:

2006	$ 8,452
2007	8,616
2008	7,893
2009	7,153
2010	6,056
Thereafter	9,510
$ 47,680

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollar amounts in thousands)

NOTE 9 - BORROWINGS (Continued)

The Company utilizes a demand loan agreement with a corporate credit union. The terms of this agreement call for the pledging of all investments safekept with that institution as security for any and all obligations taken by the Company under this agreement. The agreement provides for a credit limit of $7,600, with interest charged at a rate determined by the lender on a periodic basis. At December 31, 2005 and 2004, there were no borrowings under this agreement. The agreement is reviewed for continuation by the lender and the Company annually. As a result of the charter conversion, the line of credit was cancelled in December 2005.

In addition, the Company may borrow from the Federal Reserve Bank of Dallas. The borrowing limit is $3,542. The Company must secure any borrowings with securities. At December 31, 2005 and 2004, there were no borrowings outstanding. At December 31, 2005, there was $4,558 of securities pledged.

NOTE 10 - SALE OF MEMBERSHIP INTERESTS

The Company was a member of the PULSE EFT Association, Inc. ("PULSE"). On January 12, 2005, PULSE completed its merger with a subsidiary of Discover Financial Services, Inc. to become a wholly owned subsidiary of Discover. As a former member of PULSE, the Company was entitled to a distribution of the consideration in the merger. The allocation formula was determined by the Board of Directors of PULSE. The Company was allocated and received $755. Since the Company did not incur any cost for its membership, the entire proceeds of $755 are recorded as income in 2005.

The Company had a membership interest in a limited liability company that provided commercial real estate management services to credit unions. The Company originally acquired the membership at a cost of $100. The membership interest was recorded on the cost method and was included in other assets on the balance sheets. On December 1, 2005, the Company sold its membership interest in the limited liability company and realized a gain of $100.

NOTE 11 - LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments,

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollar amounts in thousands)

NOTE 11 - LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES (Continued)

although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year end.

	2 0 0 5		2 0 0 4
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate
Commitments to make loans (including undisbursed portions of loans closed)	$ 12,977	$ -	$ 2,278	$ -
Unused lines of credit	-	69,398	-	63,917

In addition to the commitments above, the Company has overdraft protection available in the amounts of $29,573 and $29,348 as of December 31, 2005 and 2004. Commitments to make loans are generally made for periods of 60 days or less. At December 31, 2005, the fixed rate loan commitments have interest rates ranging from 3.50% to 16.99% and maturities ranging from 1 year to 20 years. At December 31, 2004, the fixed rate loan commitments had interest rates ranging from 5.25% to 6.25% and maturities within one year. At December 31, 2005 and 2004, the Company also had standby letters of credit for $428 and $50. These commitments are not reflected in the financial statements.

In May 2005, the Company entered into an agreement with FNMA to deliver $25,000 of residential real estate loans by April 30, 2006. At December 31, 2005, the Company has delivered approximately $13,500 of loans related to this agreement.

NOTE 12 - EMPLOYEE BENEFITS

The Company has a 401(k) plan for the benefit of its employees. Participation is limited to all employees who meet specific length of service and age limitations. The Company provides 3% of eligible salaries for all participants. In addition, the Company matches participant contributions that exceed 3% of eligible salaries up to 7% of eligible salaries. The total 401(k) plan expense for 2005, 2004, and 2003 was $1,312, $1,238, and $1,200.

(Continued)

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NOTE 12 - EMPLOYEE BENEFITS (Continued)

The Company has entered into deferred compensation agreements with members of the executive management team. For certain agreements, a portion of the benefits is subject to forfeiture if the employee willfully leaves employment or employment is terminated for cause as defined in the agreement. The estimated liability under the agreements is being accrued on a straight-line basis over the remaining years specified in the agreements. The accrued liability as of December 31, 2005 and 2004 is approximately $793 and $625. The expense for these deferred compensation agreements was $328, $248, and $329 for 2005, 2004, and 2003.

The Company entered into deferred compensation agreements with members of the executive management team, directors, and employees that provide benefits payable based on specified terms of the agreements. These agreements relate to voluntary deferral of compensation received and does not have an employer contribution. The accrued liability as of December 31, 2005 and 2004 is approximately $707 and $612.

Included in other assets are variable life insurance policies and variable and fixed annuity contracts totaling $1,907 and $1,652 at December 31, 2005 and 2004. The Company is the owner and beneficiary of these policies. These policies provide for investments in various unit investment trusts administered by Equitable Insurance Company and ING. The life insurance is recorded at its cash surrender value, or the amount that can be realized. Annuity contracts are reported at fair value. All gains and losses on the underlying investments are included in the statements of income.

Employees are currently eligible to receive, during retirement, specified company-paid medical benefits. Upon retirement, the Company will provide $175 per month toward the eligible participant's group medical coverage. Eligibility is determined by age and length of service. Employees are eligible for this benefit when they reach the age of 55 with 10 years of service. If the employee's age plus their number of years of service equals 75 or more, then he or she will be eligible for the retiree medical benefit. This benefit would be provided only until the participant becomes eligible for Medicare. The Company's benefit expense under this program was $13, $27, and $26 for 2005, 2004, and 2003. The discount rate used to measure the projected benefit obligation was 5.5%, 6.0%, and 6.5% for 2005, 2004, and 2003. The expected rate of increase in future health insurance premiums is 9.5% (decreasing to 7.5% after five years to an ultimate rate of 5.5% after 10 years). Accrued postretirement benefit obligations for the retiree health plan at December 31, 2005 and 2004 were approximately $132 and $119.

In December 2005, certain directors of the Company accepted the Director's Retirement Plan Agreement. The plan provides a lump-sum distribution shortly after retirement. At December 31, 2005, the accrued liability was $350 and the expense for 2005 was $350. The liability was paid in January 2006 and no further liability will be incurred under the plan.

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollar amounts in thousands)

NOTE 13 - INCOME TAXES

Prior to January 1, 2006, the Company was a credit union and not subject to income taxes. Therefore, the financial statements through December 31, 2005 do not include income tax expense nor any current or deferred income tax liabilities. The Company's subsidiaries were subject to incomes taxes; however, income tax expense and related tax liabilities were not material for presentation purposes.

Effective January 1, 2006, the Company became a taxable entity in conjunction with its charter conversion. The Company's pre-tax income will be subject to federal and state income taxes at a combined rate of 37%. As a result of the change in tax status and in accordance with Financial Accounting Standards No. 109, Accounting for Income Taxes, the Company recorded a net deferred tax asset on January 1, 2006 in the amount of $6,679. The recording of this net deferred tax asset was reflected as an income tax benefit in the statement of income.

At January 1, 2006, deferred tax assets and liabilities were due to the following:

Deferred tax assets:
Allowance for loan losses	$ 2,846
Depreciation	3,512
Deferred compensation arrangements	274
Self-funded health insurance	314
Other	456
7,402

Deferred tax liabilities:
Mortgage servicing assets	(765)
Net deferred tax asset	$ 6,637

No valuation allowance was provided on deferred tax assets as of January 1, 2006.

Pro Forma Financial Information (Unaudited):

As a credit union, the Company was not subject to federal or state income taxes for 2005, 2004, and 2003. Had the Company been subject to federal and state income taxes at the combined rate of 37% for 2005, 2004, and 2003, income tax expense would have been $1,008, $3,336, and $3,679, while net income would have been $1,716, $5,680, and $6,264.

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollar amounts in thousands)

NOTE 14 - REGULATORY MATTERS

The Company, as a credit union, was subject to various regulatory capital requirements administered by the National Credit Union Administration ("NCUA") and the Texas Credit Union Department ("TCUD"). Failure to meet minimum capital requirements could have initiated certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under generally accepted accounting principles. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table) of net worth (as defined) to total assets (as defined). Further, in performing its calculation of total assets, the Company used the average of the quarter-end balances of the four most recent quarters option, as permitted by regulation. The Company was also required to calculate a Risk-Based Net Worth ("RBNW") requirement, which establishes whether or not the Company was considered "complex" under the regulatory framework. The Company's RBNW requirement was below 6% for December 31, 2005 and 2004. The minimum ratio to be considered "complex" under the regulatory framework is 6%, therefore, the RBNW requirement was not applicable for 2005 and 2004. Management believes, as of December 31, 2005 and 2004, that the Company met all capital adequacy requirements to which it was subject.

As of December 31, 2005 and 2004, the NCUA and the TCUD categorized the Company as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Company must maintain a minimum net worth ratio of 7% of assets.

Actual and required capital amounts and ratios are presented below at year-end 2005 and 2004.

			Minimum
			Required To Be
	Actual		Well Capitalized
	Amount	Ratio	Amount	Ratio
2005
Net worth to total assets	$ 102,413	7.17%	$ 99,964	7.00%

2004
Net worth to total assets	$ 99,689	7.12%	$ 98,001	7.00%

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollar amounts in thousands)

NOTE 14 - REGULATORY MATTERS (Continued)

As of January 1, 2006, the Company converted its charter to a federal charter under the Office of Thrift Supervision ("OTS") and, as of the same date, obtained deposit insurance from the FDIC. The approval to convert charters required the Company to have beginning paid-in capital funds of not less than $102,160. At December 31, 2005, the Company's paid-in capital funds were $102,413.

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

Had the Company been subject to OTS and FDIC capital regulations at December 31, 2005 and 2004, the actual and required capital levels and ratios would have been:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2005
Total capital (to risk weighted assets)	$ 110,110	10.29%	$ 85,572	8.00%	$ 106,965	10.00%
Tier 1 (core) capital (to risk weighted assets)	102,413	9.57	42,786	4.00	64,179	6.00
Tier 1 (core) capital (to adjusted total assets)	102,413	7.15	57,298	4.00	71,623	5.00

As of December 31, 2004
Total capital (to risk weighted assets)	$ 108,113	9.86%	$ 87,693	8.00%	$ 109,616	10.00%
Tier 1 (core) capital (to risk weighted assets)	99,689	9.09	43,846	4.00	65,769	6.00
Tier 1 (core) capital (to adjusted total assets)	99,689	7.26	54,926	4.00	68,658	5.00

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollar amounts in thousands)

NOTE 14 - REGULATORY MATTERS (Continued)

The Qualified Thrift Lender ("QTL") test requires that at least 65% of assets be maintained in housing-related finance and other specified areas. The OTS requires the Company to initially meet the QTL test by December 2008. If this test is not met, limits are placed on growth, branching, new investments, and FHLB advances and dividends or the Company must convert to a commercial bank charter. At December 31, 2005, the Company determined the QTL to be 62%.

The following is a reconciliation of the Company's equity under accounting principles generally accepted in the United States of America to regulatory capital (as defined by the OTS and FDIC) as of the dates indicated:

	December 31,
	2005	2004
GAAP equity	$ 101,181	$ 99,431
Unrealized loss (gain) on securities available for sale	1,232	258
Tier I capital	102,413	99,689
General allowance for loan losses	7,697	8,424
Total capital	$ 110,110	$ 108,113

NOTE 15 - RELATED-PARTY TRANSACTIONS

Loans to executive officers, directors, and their affiliates in 2005 were as follows.

Beginning balance, January 1, 2005	$ 2,264
New loans	201
Repayments	(441)

Ending balance, December 31, 2005	$ 2,024

Deposits from executive officers, directors, and their affiliates at year-end 2005 and 2004 were $2,425 and $2,254.

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollar amounts in thousands)

NOTE 16 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year end:

	2 0 0 5		2 0 0 4
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Cash and cash equivalents	$ 125,513	$ 125,513	$ 129,599	$ 129,599
Certificates of deposit with other financial institutions	11,000	11,000	16,000	16,000
Securities available for sale	101,860	101,860	26,222	26,222
Securities held to maturity	41,962	41,496	63,429	62,989
Loans held for sale	2,306	2,306	3,238	3,238
Loans, net	1,073,167	1,075,696	1,086,448	1,099,249
Federal Home Loan Bank stock	3,958	3,958	4,481	4,481
NCUSIF deposit	10,424	10,424	9,783	9,783
Membership capital account at corporate credit union	1,000	1,000	1,000	1,000
Accrued interest receivable	5,010	5,010	4,033	4,033
Financial liabilities
Deposits	(1,261,614)	(1,260,477)	(1,228,999)	(1,229,024)
Federal Home Loan Bank advances	(47,680)	(45,142))	(57,545))	(59,905)
Accrued interest payable	(105)	(105)	(15)	(15)

The methods and assumptions used to estimate fair value are described as follows.

Carrying amount is the estimated fair value for cash and cash equivalents, certificates of deposit with other financial institutions, NCUSIF deposit, membership capital account at corporate credit union, Federal Home Loan Bank stock, accrued interest receivable and payable, demand and savings deposits, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on quoted market prices where available. When quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair value of debt is based on discounting the estimated cash flows using the current rate at which similar borrowings would be made with similar ratings and maturities. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements and are not considered significant to this presentation.

(Continued)

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NOTE 17 - QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest	Net Interest	Net
	Income	Income	Income
2005
First quarter	$ 15,364	$ 10,132	$ 1,946
Second quarter	15,901	10,242	1,702
Third quarter	16,548	10,573	560
Fourth quarter	16,608	10,132	(1,484)*

2004
First quarter	$ 14,705	$ 10,191	$ 2,802
Second quarter	14,491	10,263	2,184
Third quarter	15,033	10,508	2,285
Fourth quarter	15,199	10,181	1,745

* The fourth quarter of 2005 included a provision for loan losses of $3.2 million. This provision was partially related to increased bankruptcy filings due to the change in bankruptcy laws occurring October 18, 2005. The changes in the law made bankruptcy filings more stringent after October 18, 2005.

NOTE 18 - SUBSEQUENT EVENT - ADOPTION OF PLAN OF REORGANIZATION
  AND STOCK ISSUANCE

The Board of Directors of the ViewPoint Bank unanimously adopted a Plan of Reorganization and Stock Issuance ("the Plan of Reorganization"). Pursuant to the Plan of Reorganization, the Bank will (i) convert to a stock savings bank as the successor to the Bank in its current mutual form; (ii) organize a Stock Holding Company as a federally chartered corporation, which will own 100% of the common stock of the Stock Bank; and (iii) organize a Mutual Holding Company as a federally chartered mutual holding company, which will own at least 51% of the common stock of the Stock Holding Company so long as the Mutual Holding Company remains in existence. The Stock Bank will succeed to the business and operations of the Bank in its mutual form and the Stock Holding Company will sell a minority interest in its common stock in a public stock offering. The common stock will be offered on a priority basis to eligible depositors, qualified tax-exempt employee plans, other depositors and other voting members of the Bank, with any remaining shares offered to the public in a community offering or a syndicated community offering or a combination thereof. Upon completion of the stock offering, the Mutual Holding Company will continue to own at least a majority of the common stock.

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollar amounts in thousands)

NOTE 18 - SUBSEQUENT EVENT - ADOPTION OF PLAN OF REORGANIZATION
  AND STOCK ISSUANCE (Continued)

The Plan of Reorganization must be approved by the OTS and by the Bank's members.

Following the completion of the reorganization, all members who had membership or liquidation rights with respect to the Bank as of the effective date of the reorganization will continue to have such rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts and/or loans with the Bank. In addition, all persons who become depositors of the Bank subsequent to the reorganization will have such membership and liquidation rights with respect to the Mutual Holding Company.

The Stock Holding Company plans to offer to the public shares of common stock representing a minority ownership of the estimated pro forma market value of the Stock Bank as determined by an independent appraisal. The Mutual Holding Company will maintain the majority ownership of the Stock Holding Company. The Stock Holding Company will own 100% of the Bank. The Bank may not pay dividends to the Stock Holding Company if the dividends would cause the Bank to fall below the "well capitalized" capital threshold. In connection with the Plan of Reorganization, the Bank will apply to the OTS to have the Stock Holding Company retain up to 50% of the net proceeds of the stock offering.

Reorganization costs have been deferred and will be deducted from the proceeds of the shares sold in the reorganization. If the conversion is not completed, all costs will be charged to expense. At December 31, 2005, approximately $63 of reorganization costs had been incurred and deferred. No reorganization costs had been incurred as of December 31, 2004.

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MARCH 31, 2006 AND 2005

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

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VIEWPOINT BANK AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)

	March 31, 2006 (Unaudited)	December 31, 2005

ASSETS
Cash and due from financial institutions	$ 35,774	$ 42,590
Short-term interest-bearing deposits in other financial institutions	155,125	82,923
Total cash and cash equivalents	190,899	125,513
Certificates of deposit with other financial institutions	10,000	11,000
Securities available for sale	135,634	101,860
Securities held to maturity (fair value March 31, 2006 (unaudited) - $36,106 and December 31, 2005 - $41,496)	36,456	41,962
Loans held for sale	5,853	2,306
Loans, net of allowance of $7,286 - March 31, 2006 (unaudited) and $7,697 - December 31, 2005	1,042,313	1,073,167
Federal Home Loan Bank stock	3,727	3,958
Mortgage servicing rights	1,991	2,068
Foreclosed assets, net	768	519
Premises and equipment, net	44,481	44,687
National Credit Union Share Insurance Fund ("NCUSIF") deposit	-	10,424
Membership capital account at corporate credit union	1,000	1,000
Accrued interest receivable	5,013	5,010
Other assets	16,395	4,588
	$1,494,530	$1,428,062
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Non-interest-bearing demand	$ 220,571	$ 199,264
Interest-bearing demand	102,752	106,604
Savings and money market	781,039	760,442
Time	217,069	195,304
Total deposits	1,321,431	1,261,614
Federal Home Loan Bank advances	47,583	47,680
Other liabilities	17,976	17,587
Total liabilities	1,386,990	1,326,881

Commitments and contingent liabilities	-	-

Stockholders' equity
Regular reserve	-	35,786
Retained earnings	108,796	66,627
Accumulated other comprehensive income (loss)	(1,256)	(1,232)
Total stockholders' equity	107,540	101,181
Total liabilities and stockholders' equity	$1,494,530	$1,428,062

See accompanying notes to unaudited consolidated financial statements.

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VIEWPOINT BANK AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
	2006	2005
Interest and dividend income
Loans, including fees	$14,148	$14,005
Securities	1,545	681
Interest-bearing deposits in other
financial institutions	841	556
Other	43	122
Total interest income	16,577	15,364

Interest expense
Deposits	6,285	4,598
Federal Home Loan Bank advances	530	634
Total interest expense	6,815	5,232

Net interest income	9,762	10,132

Provision for loan losses	370	1,191

Net interest income after provision for loan losses	9,392	8,941

Noninterest income
Service charges and fees	4,836	5,214
Brokerage fees	141	125
Gain on sale of membership interests	-	644
Net gains on sales of loans	51	94
Title fee income	97	202
Other	504	427
Total noninterest income	5,629	6,706

Noninterest expense
Salaries and employee benefits	8,661	7,823
Advertising and marketing	647	554
Occupancy and equipment	1,346	1,325
Outside professional services	69	74
Data processing	1,075	1,111
Office operations	1,671	1,615
Charter conversion costs	101	307
Deposit processing charges	213	281
Other	813	611
Total noninterest expense	14,596	13,701

Income before income tax expense	425	1,946

Income tax expense (benefit)	(5,958)	-

Net income	$ 6,383	$ 1,946

Unaudited pro forma income statement data (see Note 3):
Pro forma income tax expense		720

Pro forma net income		$ 1,226

See accompanying notes to unaudited consolidated financial statements.

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VIEWPOINT BANK AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(Dollar amounts in thousands)
(Unaudited)

	Regular Reserve	Retained Earnings	Accumulated Other Compre- hensive Income (Loss)	Total Members' Equity
Balance at January 1, 2005	$35,786	$63,903	$ (258)	$ 99,431

Comprehensive income:
Net income	-	1,946	-	1,946
Change in net unrealized losses on securities
available for sale	-	-	(576)	(576)
Total comprehensive income				1,370
Balance at March 31, 2005	$35,786	$65,849	$ (834)	$100,801

Balance at January 1, 2006	$35,786	$66,627	$(1,232)	$101,181

Transfer due to conversion	(35,786)	35,786	-	-

Comprehensive income:
Net income	-	6,383	-	6,383
Change in net unrealized losses on securities
available for sale	-	-	(24)	(24)
Total comprehensive income				6,359

Balance at March 31, 2006	$ -	$108,796	$(1,256)	$107,540

See accompanying notes to unaudited consolidated financial statements.

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VIEWPOINT BANK AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
	2006	2005

Cash flows from operating activities
Net income	$6,383	$1,946
Adjustments to reconcile net income to
net cash from operating activities
Depreciation and amortization	1,181	1,211
Provision for loan losses	370	1,191
Net premium amortization of securities	126	70
Amortization of mortgage servicing rights	112	115
Federal Home Loan Bank stock dividends	(42)	(32)
Net gain on sale of loans held for sale	(51)	(94)
Loans originated for sale	(7,395)	(7,443)
Proceeds from sale of loans held for sale	3,899	6,212
Net (gain) loss on disposition of
property and equipment	271	(1)
Write-down of other real estate owned	4	-
Net change in deferred loan costs	956	525
Net change in accrued interest receivable	(3)	(403)
Net change in other assets	(11,331)	2,408
Net change in other liabilities	389	(82)
Net cash from operating activities	(5,131)	5,623
Cash flows from investing activities
Net change in certificates of deposit
with other financial institutions	1,000	-
Securities available for sale:
Maturities, prepayments, and calls	6,185	95
Purchases	(40,788)	(35,742)
Securities held to maturity:
Maturities, prepayments, and calls	5,449	3,578
Purchases	-	-
Loans purchased	(7,594)	(825)
Participation loans sold	4,406	7,842
Net change in loans	32,688	(14,474)
Net change in the NCUSIF deposit	10,424	-
Redemption (purchase) of Federal
Home Loan Bank stock	273	-
Purchase of premises and equipment	(1,246)	(1,190)
Net cash from investing activities	10,797	(40,716)

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
	2006	2005

Cash flows from financing activities
Net change in deposits	$ 59,817	$ 22,338
Proceeds from Federal Home Loan Bank advances	2,000	-
Repayments on Federal Home Loan Bank advances	(2,097)	(2,487)
Net cash from financing activities	59,720	19,851

Net change in cash and cash equivalents	65,386	(15,242)

Beginning cash and cash equivalents	125,513	129,599

Ending cash and cash equivalents	$190,899	$114,357

Supplemental cash flow information:
Interest paid	$ 6,620	$ 5,236

Supplemental noncash disclosures:
Transfers from loans to other real estate owned	$ 28	$ -

See accompanying notes to unaudited consolidated financial statements.

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VIEWPOINT BANK AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands)

NOTE 1 - BASIS OF PRESENTATION

On January 1, 2006, Community Credit Union ("the Credit Union") converted its regulatory charter from a state chartered credit union to a federally chartered thrift. On that date, the name was changed from Community Credit Union to ViewPoint Bank. The conversion changed the regulatory oversight body from the state of Texas Credit Union Division and the National Credit Union Administration to the Office of Thrift Supervision. The new charter allows the Company enhanced ability to operate in its markets. Another significant impact on the date of the charter change was becoming a taxable organization, which resulted in the recording of a beginning net deferred tax asset of $6,637 because of temporary differences between the financial statement basis of assets and liabilities compared to their tax basis.

Prior to January 1, 2006, Community Credit Union was a state chartered credit union organized under the provisions of the Texas Credit Union Act. Participation in the Credit Union was limited to those individuals who qualify for membership. A large percentage of the members worked or resided in the Richardson, Plano and surrounding areas in Texas.

The accompanying unaudited consolidated financial statements include the accounts of ViewPoint Bank and its wholly owned subsidiary, Community Financial Services, Inc. ("CFS") which has a majority ownership (75%)in, Community Title, L.L.C. ("CT"), together referred to as "the Company". All significant intercompany transactions and balances are eliminated in consolidation.

These interim financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Interim statements are subject to possible adjustments in connection with the annual audit of the Company for the year ending December 31, 2006. The unaudited consolidated financial statements included herein reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. In preparing the interim financial statements, management has made estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reported periods. Such estimates are subject to change in the future as additional information becomes available or previously existing circumstances are modified. Actual future results could differ significantly from those estimates. The annualized results of operations for the three months ended March 31, 2006 are not necessarily indicative of the results of operations that may be expected for the entire fiscal year. Certain information and note disclosures normally included in the financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. These unaudited interim Financial Statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2005.

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands)

NOTE 2 - LOANS

Loans consist of the following:

	March 31, 2006 (unaudited)	December 31, 2005

Mortgage loans:
One-to-four family	$273,649	$271,924
Commercial	118,421	99,334
Home equity	87,220	85,365
	479,290	456,623
Automobile indirect loans	329,232	364,046
Automobile direct loans	184,715	196,254
Government-guaranteed student loans	6,184	5,751
Commercial - non-mortgage	8,941	8,813
Lines of credit, unsecured	23,418	28,804
Other consumer loans, secured	10,714	12,512
Total gross loans	1,042,494	1,072,803
Deferred net loan origination costs	7,105	8,061
Allowance for loan losses	(7,286)	(7,697)
	$1,042,313	$1,073,167

Activity in the allowance for loan losses was as follows.

	Three Months Ended March 31
	2006 (unaudited)	2005

Beginning balance	$7,697	$8,424
Provision for loan losses	370	1,191
Loans charged-off	(961)	(1,977)
Recoveries	180	85
Ending balance	$7,286	$7,723

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands)

NOTE 2 - LOANS (Continued)

Impaired loans related to Statement of Financial Accounting Standards No. 114 were as follows.

	March 31,	December 31,
	2006 (unaudited)	2005	2004

Period-end loans with no allocated allowance for loan losses	$ 256	$ 234	$ 389
Period-end loans with allocated allowance for loan losses	3,587	3,920	2,896
Total	$3,843	$4,154	$3,285
Amount of the allowance for loan losses allocated to impaired loans at period end	$ 342	$ 509	$ 568

The impaired loan totals include $1,681, $2,003, and $2,604 of troubled debt restructurings as of March 31, 2006 (unaudited) and December 31, 2005 and 2004.

	Three Months Ended March 31
	2006 (unaudited)	2005

Average of individually impaired loans during the period	$4,012	$4,002
Interest income recognized during impairment	226	81
Cash-basis interest income recognized	225	69

Nonperforming loans were as follows:

	March 31,	December 31,
	2006 (unaudited)	2005	2004

Loans past due over 90 days still on accrual	$ -	$ -	$ 444
Nonaccrual loans	1,349	2,592	4,437

Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

If interest income had been accrued on nonaccrual loans during the periods presented, such income would have approximated $42 for March 31, 2006 (unaudited) and $92 for March 31, 2005 (unaudited).

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands)

NOTE 3 - INCOME TAXES

Prior to January 1, 2006, the Company was a credit union and not subject to income taxes. Therefore, the financial statements through December 31, 2005 do not include income tax expense nor any current or deferred income tax liabilities. The Company's subsidiaries were subject to incomes taxes; however, income tax expense and related tax liabilities were not material for presentation purposes.

Effective January 1, 2006, the Company became a taxable entity in conjunction with its charter conversion. The Company's pre-tax income is subject to federal and state income taxes at a combined rate of 37%. As a result of the change in tax status and in accordance with Financial Accounting Standards No. 109, Accounting for Income Taxes, the Company recorded an income tax benefit in the amount of $6,108 in the statement of income during the quarter ended March 31, 2006.

Effective tax rates differ from federal statutory rate of 34% applied to income before income taxes due to the following:

March 31, 2006
Federal statutory rate times financial statement income	$ 145
Effect of:
State taxes, net of federal benefit	5
Change in tax status	(6,108)
Total income tax expense (benefit)	$(5,958)

Pro forma Financial Information:
As a credit union, the Company was not subject to federal or state income taxes prior to January 1, 2006. Had the Company been subject to federal and state income taxes at the combined rate of 37% for the three months ended March 31, 2005, income tax expense would have been $720 while net income would have been $1,226.

(Continued)

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VIEWPOINT BANK AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands)

NOTE 4 - ADOPTION OF PLAN OF REORGANIZATION AND STOCK ISSUANCE

The Board of Directors of the ViewPoint Bank unanimously adopted a Plan of Reorganization and Stock Issuance ("the Plan of Reorganization"). Pursuant to the Plan of Reorganization, the Bank will (i) convert to a stock savings bank as the successor to the Bank in its current mutual form; (ii) organize a Stock Holding Company as a federally chartered corporation, which will own 100% of the common stock of the Stock Bank; and (iii) organize a Mutual Holding Company as a federally chartered mutual holding company, which will own at least 51% of the common stock of the Stock Holding Company so long as the Mutual Holding Company remains in existence. The Stock Bank will succeed to the business and operations of the Bank in its mutual form and the Stock Holding Company will sell a minority interest in its common stock in a public stock offering. The common stock will be offered on a priority basis to eligible depositors, qualified tax-exempt employee plans, other depositors and other voting members of the Bank, with any remaining shares offered to the public in a community offering or a syndicated community offering or a combination thereof. Upon completion of the stock offering, the Mutual Holding Company will continue to own at least a majority of the common stock.

The Plan of Reorganization must be approved by the OTS and by the Bank's members.

Following the completion of the reorganization, all members who had membership or liquidation rights with respect to the Bank as of the effective date of the reorganization will continue to have such rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts and/or loans with the Bank. In addition, all persons who become depositors of the Bank subsequent to the reorganization will have such membership and liquidation rights with respect to the Mutual Holding Company.

The Stock Holding Company plans to offer to the public shares of common stock representing a minority ownership of the estimated pro forma market value of the Stock Bank as determined by an independent appraisal. The Mutual Holding Company will maintain the majority ownership of the Stock Holding Company. The Stock Holding Company will own 100% of the Bank. The Bank may not pay dividends to the Stock Holding Company if the dividends would cause the Bank to fall below the "well capitalized" capital threshold. In connection with the Plan of Reorganization, the Bank will apply to the OTS to have the Stock Holding Company retain up to 50% of the net proceeds of the stock offering.

Reorganization costs have been deferred and will be deducted from the proceeds of the shares sold in the reorganization. If the conversion is not completed, all costs will be charged to expense. At March 31, 2006 approximately $157 of reorganization costs had been incurred and deferred. At December 31, 2005, approximately $63 of reorganization costs had been incurred and deferred.

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You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of ViewPoint Bank or ViewPoint Financial Group may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

(Proposed Holding Company for ViewPoint Bank)

10,091,250 SHARES OF COMMON STOCK
(Subject to increase, to up to 11,604,938 shares)

_____________

PROSPECTUS
_____________

__________________________________

KEEFE, BRUYETTE & WOODS
 __________________________________

____________ __, 2006

Dealer Prospectus Delivery Obligation

Until ________ __, 2006 (25 days after the date of this prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

              Set forth below is an estimate of the amount of fees and expenses (other than underwriting discounts and commissions) to be incurred in connection with the issuance of the shares.

Counsel fees and expenses	$425,000
Accounting fees and expenses	250,000
Appraisal preparation fees and expenses	78,500
Business plan preparation fees and expenses	35,000
Underwriting fees(1) (including financial advisory fee and expenses)	859,000
Underwriter's counsel fees and expenses	45,000
Printing, postage and mailing	740,000
Registration and Filing Fees	19,400
NASDAQ Listing Fee	100,000
Stock transfer agent and certificates	50,000
Other expenses(1)	7,100
TOTAL	$2,609,000

__________________
(1)   Based on maximum of Estimated Valuation Range.

Item 14. Indemnification of Directors and Officers

             Section 545.121 of the Office of Thrift Supervision (OTS) regulations provides indemnification for directors and officers of ViewPoint Bank. Although there are no indemnification provisions in the charter and bylaws of the Registrant, all the directors and officers of the Registrant hold the same position with ViewPoint Bank and have indemnification under OTS Regulations as described below.

             Generally, federal regulations define areas for indemnity coverage for federal savings associations as follows:

(a)	Any person against whom any action is brought or threatened because that person is or was a director or officer of the savings bank shall be indemnified by the savings bank for:

	(i)	Any amount for which that person becomes liable under a judgment in such action; and

(ii)	Reasonable costs and expenses, including reasonable attorneys' fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgment in such enforcement action.

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(b)	Indemnification shall be made to such person under paragraph (b) of this Section only if:

	(i)	Final judgment on the merits is in his or her favor; or

	(ii)	In case of:

		a.	Settlement,
		b.	Final judgment against him or her, or
		c.	Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the savings bank determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of the savings bank or its members. However, no indemnification shall be made unless the savings bank gives the Office at least 60 days notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the board of directors shall be sent to the Regional Director, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the OTS advises the savings bank in writing, within such notice period, of its objection thereto.

(c)	As used in this paragraph:

	(i)	"Action" means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

	(ii)	"Court" includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

	(iii)	"Final Judgment" means a judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken;

	(iv)	"Settlement" includes the entry of a judgment by consent or confession or a plea of guilty or of nolo contendere.

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Item 15. Recent Sales of Unregistered Securities

              The Registrant is newly incorporated, solely for the purpose of acting as the holding company of ViewPoint Bank, pursuant to the Plan of Reorganization and Stock issuance (filed as Exhibit 2 herein), and no sales of its securities have occurred to date.

Item 16. Exhibits and Financial Statement Schedules

             See the Exhibit Index filed as part of this Registration Statement.

Item 17. Undertakings

   (a)          The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i) Include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	Reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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   (b)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and it will be governed by the final adjudication of such issue.

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SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Plano, State of Texas, on June 13, 2006.

VIEWPOINT FINANCIAL GROUP

By:	/s/ Garold R. Base Garold R. Base, President and Chief Executive Officer (Duly Authorized Representative)

             KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Garold R. Base his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Garold R. Base Garold R. Base, President, Chief Executive Officer and Director (Duly authorized representative and Principal Executive Officer)	Date: June 13, 2006
/s/ James B. McCarley James B. McCarley, Chairman of the Board and Director	Date: June 13, 2006
/s/ Gary D. Basham Gary D. Basham, Vice Chairman of the Board and Director	Date: June 13, 2006
/s/ Jack D. Ersman Jack D. Ersman, Director	Date: June 13, 2006
/s/ Karen H. O'Shea Karen H. O'Shea, Director	Date: June 13, 2006
/s/ V. Keith Sockwell V. Keith Sockwell, Director	Date: June 13, 2006
/s/ Rosario G. Vela Rosario G. Vela, Director	Date: June 13, 2006
/s/ Kenneth R. Yarbrough Kenneth R. Yarbrough, Director	Date: June 13, 2006
/s/ Pathie E. McKee Pathie E. McKee, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	Date: June 13, 2006

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EXHIBIT INDEX

Exhibits:

1.1	Engagement Letter with Keefe, Bruyette & Woods, Inc.*
1.2	Form of Agency Agreement with Keefe, Bruyette & Woods, Inc.*
2.0	Plan of Reorganization and Stock Issuance*
3.1	Charter for ViewPoint Financial Group*
3.2	Bylaws of ViewPoint Financial Group
4.0	Form of Stock Certificate of ViewPoint Financial Group*
5.0	Opinion of Silver, Freedman & Taff L.L.P. re: Legality
8.1	Opinion of Silver, Freedman & Taff L.L.P. re: Federal Tax Matters
8.2	Opinion of Crowe, Chizek and Company re: State Tax Matters*
8.3	Letter of Feldman Financial Advisors, Inc. re: Subscription Rights*
10.1	Form of Severance Agreement*
10.2	Employment Agreement between ViewPoint Bank and Garold R. Base*
10.3	Employment Agreement between ViewPoint Financial Group and Garold R. Base*
10.4	Letter Agreement regarding Appraisal Services*
10.5	Letter Agreement regarding Business Plan*
10.6	Summary of Director Board Fee Arrangements*
10.7	ViewPoint Bank Deferred Compensation Plan*
10.8	Amended and Restated ViewPoint Bank Supplemental Executive Retirement Plan*
21.0	Subsidiaries of the Registrant
23.1	Consent of Silver, Freedman & Taff L.L.P. (included in Exhibit 5.0)
23.2	Consent of Crowe, Chizek and Company
23.3	Consent of Feldman Financial Advisors, Inc.*
24.0	Power of Attorney, included in signature pages*
99.1	Appraisal Report of Feldman Financial Advisors, Inc. (P)
99.2	Subscription Order Form and Instructions*
99.3	Additional Solicitation Material

_____________________________

*   Filed previously.
(P) Portions filed in paper format pursuant to continuing hardhip exemption.

END.